    As filed with the Securities and Exchange Commission on August 1, 2000

               Registration Statement No. 333-___________________

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                                NBT BANCORP INC.
             (Exact Name of Registrant as specified in its Charter)

                                ---------------

   DELAWARE                         6712                        16-1268674

(State or Other         (Primary Standard Industrial         (I.R.S. Employer
Jurisdiction of         Classification Code Number)          Identification No.)
Incorporation or
 Organization)


                             52 South Broad Street
                            Norwich, New York  13815
                                 (607) 337-2265
         (Address, Including Zip Code, and Telephone Number, Including
             Area Code of Registrant's Principal Executive Offices)

                               DARYL R. FORSYTHE
                     President and Chief Executive Officer
                                NBT Bancorp Inc.
                             52 South Broad Street
                            Norwich, New York  13815
                                 (607) 337-2265
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                 ---------------

                                 ---------------
                                   Copies to:

Brian D. Alprin, Esq.            Stuart G. Stein, Esq.
Duane, Morris & Heckscher LLP    Hogan & Hartson, L.L.P.
1667 K Street, NW, Suite 700     555 13th Street, N.W.
Washington, D.C. 20006           Washington, D.C. 20004
(202) 776-7800                   (202) 637-8575

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the registration statement is declared effective and the satisfaction or waiver of all of the conditions to the proposed merger of BSB Bancorp, Inc. with and into NBT Bancorp Inc., as is described in the enclosed joint proxy statement/prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                       CALCULATION OF REGISTRATION FEE

 Title of Each Class    Amount to     Proposed Maximum      Maximum              Amount of
 of Securities to be    be            Offering Price Per    Aggregate Offering   Registration Fee
 Registered             Registered(1) Unit                  Price(4)
 Common Stock, $.01  25,000,000(2)    (3)                   $197,489,466         $52,272
 par value per
 share

(1) This registration statement also relates to such additional number of shares of the Registrant's common stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.

(2) Represents the estimated maximum number of shares of NBT common stock, $.01 par value per share, to be issued to stockholders of BSB Bancorp, Inc. in connection with the merger.

(3)     Not applicable.

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and based upon the market value of the outstanding shares of BSB Bancorp, Inc. common stock, par value $.01 per share, on July 26, 2000 (the latest practicable date prior to filing the registration statement) of $197,489,466, such stock to be canceled upon effectiveness of the merger described in the proxy statement/prospectus included in this registration statement.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

            [NBT AND  BSB TRADEMARKS IN RIGHT AND LEFT TOP CORNERS]


                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of NBT Bancorp Inc. and BSB Bancorp, Inc. have unanimously agreed that BSB and NBT should merge. Following the merger, NBT will be the surviving corporation and will operate under the new name [TBD Bancorp Inc.] The board of directors of each company believes that the merger is in the best interests of its stockholders and unanimously recommends that its stockholders vote to adopt the merger agreement. Each of us will hold a meeting of our stockholders to consider and vote on the merger agreement.

     After the merger, NBT stockholders will continue to own the shares of NBT that they currently own. These shares will be shares of [TBD Bancorp Inc.], the newly named combined company. BSB stockholders will receive two shares of [TBD] common stock for each share of BSB common stock that they own. The merger will be a tax-free transaction for BSB stockholders, except for any cash they may receive instead of fractional shares of [TBD] common stock. After completion of the merger, the stockholders of NBT and the former stockholders of BSB will own, respectively, approximately 53% and 47% of the outstanding stock of the combined company. NBT common stock trades on the Nasdaq National Market under the symbol "NBTB." If the merger agreement is adopted by the stockholders of both companies and the Nasdaq National Market accepts NBT's application to list the shares of [TBD Bancorp Inc.], the common stock of the combined company will trade on the Nasdaq National Market under the new symbol "________."

     We cannot complete the merger unless the holders of a majority of the outstanding shares of both companies vote to adopt the merger agreement.

     This joint proxy statement/prospectus provides you with detailed information about the merger of NBT and BSB. We encourage you to read this entire document carefully. This joint proxy statement/prospectus incorporates important business and financial information about NBT and BSB. See "Where You Can Find More Information" on page ___________________.

     The dates, times and places of the special stockholders' meetings are:

For NBT stockholders:                    For BSB stockholders:

____, 2000 at __ a.m./p.m. local time    _____ 2000 at ___ a.m./p.m. local time
Holiday Inn Arena                        Holiday Inn Arena
2-8 Hawley Street                        2-8 Hawley Street
Binghamton, New York                     Binghamton, New York

     Please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope or vote your proxy by telephone using the number provided on your proxy card.



Daryl R. Forsythe                                 Thomas L. Thorn
President and Chief Executive Officer of          Acting President and
NBT Bancorp Inc.                                  Chief Executive Officer of
                                                  BSB Bancorp, Inc.

     Neither the SEC nor any state securities commission has approved or disapproved of the common stock to be issued under this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

     The shares of common stock offered by this joint proxy statement/prospectus are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of any of the parties. Neither the FDIC nor any other governmental agency insures or guarantees any loss to you of your investment value in the common stock.

     Joint proxy statement/prospectus dated ____________________, 2000, and first mailed to stockholders on or about _________________, 2000.

                                NBT Bancorp Inc.
                             52 South Broad Street
                            Norwich, New York  13815

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


     NBT Bancorp Inc. will hold a special meeting of stockholders at the Holiday Inn Arena, 2-8 Hawley Street, Binghamton, New York on ______________, 2000 at _______ [a.m./p.m.] local time to consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of April 19, 2000, and amended as of May 17, 2000, between NBT and BSB Bancorp, Inc., a Delaware corporation, under which, among other things:

     .    BSB will merge with NBT, with NBT being the surviving corporation;

     . the certificate of incorporation of NBT will be amended to change the name of NBT to [TBD Bancorp Inc.] and to increase the total number of all classes of stock from 35,000,000 to 105,000,000 shares, consisting of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock;

     . [TBD] will issue approximately 20.5 million shares of common stock to the BSB stockholders upon completion of the merger; and

     . the board of directors of the combined company will include seven of the current members of the BSB board and eight of the current members of the NBT board, including one NBT director from among the former members of the board of Lake Ariel Bancorp, Inc. and one NBT director from among the former members of the board of Pioneer American Holding Company Corp.

     We describe the merger agreement more fully in the attached joint proxy statement/prospectus, which includes as Appendix A a copy of the merger agreement, and the amendment. We have fixed the close of business on [_____________ , 2000] as the record date for determining the stockholders of NBT entitled to vote at the NBT special meeting and any adjournments or postponements of the meeting. Only holders of record of NBT common stock at the close of business on that date are entitled to notice of and to vote at the NBT special meeting.

     The board of directors of NBT unanimously recommends that you vote "FOR" adoption of the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of NBT common stock is required to adopt the merger agreement. NBT stockholders do not have the right to dissent to the merger agreement and receive a payment in cash of the fair value of their NBT shares.

     The board of directors of NBT requests that you complete and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope or vote by telephone using the number provided on your proxy card. You may revoke any proxy that you deliver prior to the NBT special meeting by delivering a written notice to NBT stating that you have revoked your proxy by delivering a later-dated proxy, or by a subsequent telephonic vote at any time prior to the meeting. Stockholders of record of NBT common stock who attend the NBT special meeting may vote in person, even if they have previously delivered a signed or telephonic proxy.

                                   By Order of the Board of Directors of
                                   NBT Bancorp Inc.
                                   Daryl R. Forsythe
                                   President and Chief Executive Officer

Norwich, New York
[____________________, 2000]

                               BSB Bancorp, Inc.
                             58-68 Exchange Street
                           Binghamton, New York 13901

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


     BSB Bancorp, Inc. will hold a special meeting of stockholders at __________________________ on [ ____________, 2000] at [___________ a.m./p.m.]
local time to consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of April 19, 2000, and amended as of May 17, 2000, between BSB and NBT Bancorp Inc.

     The merger agreement is described more fully in the attached joint proxy statement/prospectus which includes as Appendix A a copy of the merger agreement, and the amendment. We have fixed the close of business on [_____________, 2000] as the record date for determining the stockholders of BSB entitled to vote at the BSB special meeting and any adjournments or postponements of the meeting. Only holders of record of BSB common stock at the close of business on that date are entitled to notice of and to vote at the BSB special meeting.

     The board of directors of BSB unanimously recommends that you vote "FOR" adoption of the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of BSB common stock is required to adopt the merger agreement. BSB stockholders do not have the right to dissent to the merger agreement and receive a payment in cash of the fair value of their BSB shares.

     The board of directors of BSB requests that you complete and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope or vote by telephone using the number provided on your proxy card. You may revoke any proxy that you deliver prior to the BSB special meeting by delivering a written notice to BSB stating that you have revoked your proxy by delivering a later-dated proxy, or by a subsequent telephonic vote at any time prior to the meeting. Stockholders of record of BSB common stock who attend the BSB special meeting may vote in person, even if they have previously delivered a signed or telephonic proxy.


                              By Order of the Board of Directors of
                              BSB Bancorp, Inc.


                              Thomas L. Thorn
                              Acting President and Chief Executive Officer

Binghamton, New York
[_______________, 2000]

                     QUESTIONS AND ANSWERS ABOUT THE MERGER



Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: The board of directors of NBT and BSB believe that this merger will strengthen the position of both banks in the financial services industry, which is rapidly changing, growing more competitive and consolidating.

Q:  WHAT WILL BE THE NAME OF THE COMBINED COMPANY?

A:  The combined company will be named [TBD Bancorp Inc.]

Q:  WILL THE COMBINED COMPANY HAVE A NEW SYMBOL ON NASDAQ?

A: Yes. The new symbol on the NASDAQ National Market will be "________________."

Q:  WHAT WILL BSB STOCKHOLDERS RECEIVE FOR THEIR BSB SHARES?

A: BSB stockholders will receive two shares of [TBD Bancorp Inc.] common stock for each share of BSB common stock that they own. [TBD Bancorp Inc.] will not issue fractional shares in the merger. As a result, the total number of shares of [TBD Bancorp Inc.] common stock that each BSB stockholder will receive in the merger will be rounded down to the nearest whole number, and each BSB stockholder will receive a cash payment for the value of the remaining fractional share of BSB common stock that he or she would otherwise receive, if any.

Q:  WILL NBT STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. NBT stockholders will continue to hold the NBT shares they currently own.

Q: DO THE SHARES HELD BY NBT STOCKHOLDERS REPRESENT SHARES IN THE COMBINED COMPANY EVEN THOUGH THERE WILL BE A NEW NAME FOR THE COMBINED COMPANY?

A: Yes. The stock certificates currently held by NBT stockholders will represent a stockholding interest in the combined company even though the NBT name will be changed to [TBD Bancorp Inc.]

Q:  WHO WILL MANAGE THE COMBINED COMPANY?

A:   A new board of directors of [TBD Bancorp Inc.] consisting of fifteen directors, including eight current NBT directors and seven current BSB directors, will take office if the merger is completed. A complete list of the directors and officers of the combined company is on page _______.

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this joint proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign, date and mail it in the enclosed postage-paid envelope or vote your proxy by telephone as soon as possible so that your shares may be represented and voted at the NBT special meeting or the BSB special meeting as applicable.

    In addition, you may attend your company's meeting in person and vote, whether or not you have signed and mailed your proxy card or vote your proxy by telephone.

    If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal. If you do not vote or abstain from voting, it will have the effect of a vote against the proposal.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide your broker instructions on how to vote. You should follow the directions provided by your broker. Your failure to instruct your broker to vote your shares will have the same effect as a vote against the proposal.

Q:  CAN I CHANGE MY VOTE?

A: Yes. There are four ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before the meeting of your company. Second, you may attend your company's meeting in person and vote. Third, you may revoke any proxy by written notice to the chief executive officer of NBT or the corporate secretary of BSB, as appropriate, prior to your company's meeting. Fourth, you may submit a subsequent vote by telephone at any time prior to the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. NBT stockholders will not exchange their certificates in the merger. After the merger, the certificates currently representing shares of NBT common stock will then represent an equal number of shares of common stock of [TBD Bancorp Inc.] Following the merger, [TBD Bancorp Inc.] will mail instructions to all former BSB stockholders for exchanging their stock certificates.

Q:  WHEN DO YOU EXPECT TO MERGE?

A: We are working towards completing the merger as quickly as possible after receipt of stockholder and regulatory approvals. We expect to complete the merger in the fourth quarter of 2000.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS JOINT PROXY STATEMENT/PROSPECTUS?

NBT Bancorp Inc.                      BSB Bancorp, Inc.
52 South Broad Street                 58-68 Exchange Street
Norwich, New York  13815              Binghamton, New York 13901
Attention: Michael J. Chewens, CPA    Attention:  Larry G. Denniston
Phone Number: (607) 337-6520          Phone Number: (607) 779-2406

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT .............................    1

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS ..................................    2

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS ..................................    3

SUMMARY ....................................................................    8
            Selected Historical and Pro Forma Combined Financial Data ......   14
            Unaudited Comparative Per Share Data ...........................   18

THE STOCKHOLDERS' MEETINGS .................................................   20
            The NBT Special Meeting ........................................   20
            The BSB Special Meeting ........................................   23

PROPOSAL 1 .................................................................   26

ADOPTION OF THE MERGER AGREEMENT ...........................................   26
            General ........................................................   26
            Background of and Reasons for the Merger .......................   26
            Recommendation of the BSB Board and BSB's Reasons for the Merger   30
            Opinion of NBT's Financial Advisor .............................   32
            Compensation of MB&D ...........................................   45
            Opinion of BSB's Financial Advisor .............................   45
            Compensation of KBW ............................................   53
            Other Interests of Officers and Directors in the Merger ........   53
            Stock Option Agreements ........................................   55
            Accounting Treatment ...........................................   57
            Appraisal Rights ...............................................   58
            Inclusion of NBT's Common Stock on Nasdaq National Market ......   58
            Dividends ......................................................   58
            Exchange of BSB Certificates ...................................   58
            BSB Stock Options ..............................................   59
            Representations and Warranties .................................   59
            Conduct of Business Pending Completion of the Merger ...........   60
            Conditions to Complete the Merger ..............................   63
            Termination and Termination Fees ...............................   64
            Survival of Certain Provisions .................................   66
            Restrictions on Resales by Affiliates ..........................   66
            Stockholder Agreements and Irrevocable Proxies .................   67
            Allocation of Costs and Expenses ...............................   67

MATERIAL FEDERAL INCOME TAX CONSEQUENCES ...................................   68

REGULATORY APPROVALS .......................................................   69

PRICE RANGE OF COMMON STOCK AND DIVIDENDS ..................................   71

COMPARISON OF STOCKHOLDERS' RIGHTS .........................................   72

OTHER MATTERS ..............................................................   74

LEGAL MATTERS ..............................................................   74

EXPERTS ....................................................................   74

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS ..................   74

WHERE YOU CAN FIND MORE INFORMATION ........................................   75

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT .................   78

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS .......   85


Appendix A -- Agreement and Plan of Merger, dated as of April 19, 2000, and
              Amendment to Agreement and Plan of Merger, dated as of May 17, 2000.

Appendix B --Fairness Opinion of McConnell, Budd & Downes, Inc.

Appendix C -- Fairness Opinion of Keefe, Bruyette and Woods, Inc.

                                     SUMMARY

     This summary does not contain all of the information that is important to you. You should carefully read this entire document and the documents that we refer to in "Where You Can Find More Information" on [page ________].


                                  The Companies

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York  13815
(607) 337-2265

     NBT, a registered bank holding company incorporated in the State of Delaware, is the parent holding company of, among other things, NBT Bank, National Association, a national bank. NBT Bank is a full service commercial bank providing a broad range of financial products and services in central and northern New York. On February 17, 2000, NBT completed its acquisition of Lake Ariel Bancorp, Inc., the parent holding company of LA Bank, N.A. Upon completion of the merger, LA Bank became a wholly-owned subsidiary of NBT. LA Bank provides commercial banking products and services in northeastern Pennsylvania. On July 1, 2000, NBT completed its acquisition of Pioneer American Holding Company Corp., the parent holding company of Pioneer American Bank, N.A. Upon completion of the merger, Pioneer American Bank became a wholly-owned subsidiary of NBT. Pioneer American Bank provides commercial banking products and services in Northeastern Pennsylvania. NBT intends to merge LA Bank and Pioneer American Bank in order to create one wholly owned subsidiary with banking operations in Northeastern Pennsylvania. The following financial information reflects the merger of NBT, Lake Ariel and Pioneer American on a pooled basis. In fiscal year 1999, NBT's net income was $26.3 million while in fiscal year 1998, NBT's net income was $26.9 million. As of June 30, 2000, NBT's total assets were approximately $2.5 billion, total deposits were approximately $1.9 billion and stockholders' equity was approximately $200.6 million. On April 28, 2000, NBT became a financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999.

BSB Bancorp, Inc.
58-68 Exchange Street
Binghamton,  New York 13901
(607) 779-2406

     BSB, a registered bank holding company incorporated in the State of Delaware, is the parent holding company of BSB Bank & Trust Company, a New York-chartered commercial bank and trust company. BSB Bank provides commercial banking products and services in the Southern Tier of New York as well as the greater Rochester and Syracuse areas. In fiscal year 1999, BSB's net income was $18.2 million while in calendar year 1998, BSB's net income was $21.5 million. As of June 30, 2000, BSB's total assets were approximately $2.3 billion, total deposits were approximately $1.9 billion and stockholders' equity was approximately $161.7 million.

                                   The Merger

Nature of the Merger (see page ...)

     The merger combines NBT and BSB, two approximately equal-sized entities. Transactions like these are frequently referred to as "mergers of equals." Following the merger, the combined company will operate under the new name [TBD Bancorp Inc.] which was selected by NBT and BSB. We will accomplish the merger through the statutory merger of BSB into NBT and issue shares of the entity formerly known as NBT to the stockholders of BSB. Because NBT's corporate entity will survive the merger as the continuing corporation, and for ease of reference, we sometimes refer to the continuing corporation as "the combined company," although it will have the new name [TBD Bancorp Inc.] beginning at the time of the merger.

     At the time of the merger, we will also merge our banking subsidiaries, NBT Bank, National Association and BSB Bank & Trust Company. We will accomplish the merger of these banks through the statutory merger of BSB Bank & Trust into NBT Bank. Because NBT Bank's corporate entity will survive the merger as the continuing bank, and for ease of reference, we sometimes refer to the continuing bank as "the combined bank," although it will have the new name [TBD Bank, National Association] beginning at the time of the merger.

What BSB Stockholders Will Receive as a Result of the Merger (see page ____)

     BSB stockholders will receive two shares of [TBD] common stock for each share of BSB common stock that they own. The merger agreement provides for adjustment of the exchange ratio in certain circumstances but not for fluctuations in the market prices of BSB and NBT common stock.

NBT Stockholders Will Not Exchange Their NBT Shares

     Stockholders of NBT will continue to own their existing shares after the merger and will not be required to exchange their stock certificates for certificates of [TBD].

Ownership of Combined Company Following the Merger

     As a result of the merger, the former BSB stockholders will own approximately 47% of the outstanding common stock of the combined company, and the stockholders of NBT will own approximately 53% of the outstanding common stock of the combined company.

Inclusion of Shares of [TBD] Stock for Trading on the Nasdaq National Market (see page _______)

     Before the merger, NBT will list the shares of common stock to be issued to BSB common stockholders in the merger on the Nasdaq National Market. After the merger, the combined company will deregister the BSB common stock for purposes of the Securities Exchange Act of 1934.

The Combined Company Plans to Continue the Cash Dividend Policy of NBT Following the Merger (see page ___)

     The current annualized rate of cash dividends on the shares of NBT common stock is $0.68 per share. The current annualized rate of cash dividends on BSB common stock is $1.00 per share. After the merger, [TBD] expects that it will continue to pay quarterly cash dividends in a manner that is consistent with the past practices of NBT, subject to approval and declaration by its board. The payment of cash dividends by [TBD] in the future will depend on its financial condition and earnings, business conditions and other factors.

Transaction Generally Tax-Free (see page_______)

BSB Stockholders. In general, we expect that no gain or loss will be recognized by BSB stockholders who receive shares of [TBD] common stock in exchange for their BSB common stock pursuant to the merger. Cash received by BSB stockholders instead of a fractional share, if any, in the merger generally will be taxable.

NBT Stockholders. Neither NBT nor its stockholders will recognize a gain or loss as a result of the merger.

     NBT and BSB will have no obligation to complete the merger unless we receive a legal opinion that the merger will qualify as a transaction that is generally tax-free for federal income tax purposes. In that case, the federal income tax treatment of the merger will be as we have described it above. The legal opinion will not bind the Internal Revenue Service, however, which could take a different view.

NBT and BSB Stockholders Will Not Have Appraisal Rights (see pages _____ and _______)

     Under Delaware law, the NBT and BSB stockholders will not have dissenters' rights or appraisal rights in connection with the merger.

Board of Directors and Management of the Combined Company Following the Merger (see page _____)

     A new board of directors for the combined company, comprising fifteen directors, will take office if the merger is completed. Seven individuals who are presently directors of BSB will serve on the board of the combined company following the merger. NBT has designated eight members from NBT's current board of directors to serve on the board after the merger, including one former member from each of the boards of Lake Ariel Bancorp, Inc. (which was acquired by NBT in February 2000) and Pioneer American Holding Company Corp. (which was acquired by NBT in July 2000).

     Daryl R. Forsythe, currently serving as NBT's president and chief executive officer of NBT, will be chairman, president and chief executive officer of [TBD] and chairman and chief executive officer of [TBD Bank]. William C. Craine, currently serving as BSB's chairman, will be vice chairman of [TBD]. Martin A. Dietrich, currently serving as NBT Bank's president and chief operating officer, will be president and chief operating officer of [TBD Bank]. Michael J. Chewens, currently serving as NBT's and NBT Bank's executive vice president, chief financial officer, and treasurer, will be chief financial officer and treasurer of [TBD] and [TBD Bank]. Douglas R. Johnson, currently serving as BSB Bank's senior vice president and trust officer, will be senior vice president for trust and investments of [TBD Bank]. Larry G. Denniston, currently serving as BSB's senior vice president and corporate secretary, will be a senior vice president and secretary of [TBD Bank] and secretary of [TBD]. It is also the intention of NBT and BSB that at the effective time, Joe C. Minor, currently serving as executive vice president of NBT and NBT Bank and chief operating officer of the financial services arm of NBT, will head the financial services arm of the combined company, and John G. Martines, currently chairman and chief executive officer of LA Bank, N.A., will head the Pennsylvania banking unit of [TBD].

      Recently BSB's senior credit officer and three loan officers who reported to him left BSB. NBT and BSB cannot currently assess the extent of loss of customer relationships that will result from these departures or the effect of any such loss of customer relationships upon the business prospects of BSB or [TBD].

Comparative Per Share Market Price Information (see page ________)

     Shares of NBT common stock and shares of BSB common stock trade on the Nasdaq National Market. On April 19, 2000, the last full trading day prior to the public announcement of the signing of the merger agreement, and on [____________________], 2000, the last trading day prior to the printing of this document, the closing prices of NBT common stock and BSB common stock were as follows:

                                   April 19, 2000    [  ], 2000
                                   --------------    -  -------
NBT ..............................   $    12.00        $[   ]
BSB ..............................   $    17.87        $[   ]
Equivalent Market Value of NBT Per
Share of BSB .....................   $    24.00        $[   ]


     The market prices of NBT and BSB common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place. Under the terms of the merger agreement, regardless of any fluctuation in the market prices, the exchange ratio of two shares of [TBD] common stock for one share of BSB common stock will remain the same. You should obtain current market quotations for NBT common stock and BSB common stock. You can get these quotations from a newspaper, on the Internet, or by calling your broker.

Our Financial Advisors Believe the Exchange Ratio is Fair to Stockholders (see pages ______ and ______)

NBT. NBT received a written opinion from McConnell, Budd & Downes, Inc., its financial advisor, to the effect that, as of the date of this proxy statement/prospectus, the exchange ratio was fair to the NBT stockholders from a financial point of view. We attach a copy of the McConnell, Budd & Downes opinion as Appendix B to this joint proxy statement/prospectus.

BSB. BSB received a written opinion from Keefe, Bruyette & Woods, Inc., its financial advisor, to the effect that, as of the date of this proxy statement/prospectus, the exchange ratio was fair to the BSB stockholders from a financial point of view. We attach a copy of the Keefe, Bruyette & Woods opinion as Appendix C to this joint proxy statement/prospectus.

     We recommend that each NBT and BSB stockholder read each opinion carefully in its entirety to understand the assumptions made, matters considered, and limitations on the review undertaken by each financial advisor.

Accounting Treatment (see page _____)

     It is a condition to completing the merger that the merger qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company.
We will not be required to complete the merger unless NBT and BSB receive letters from their independent auditors to the effect that the merger qualifies for pooling of interests accounting treatment.

When We Expect the Merger to Close (see page _____)

     We expect completion of the merger as soon as practicable following approval of the merger by the stockholders of NBT and BSB at their respective special stockholders meetings and satisfaction of all other conditions to the merger, including the receipt of regulatory approval. We anticipate completion of the merger during the fourth quarter of 2000.

Our Reasons for the Merger (see pages ___ through ____)

     NBT and BSB are proposing to merge because we believe that by merging we can create a stronger, more visible, and more diversified banking franchise in the Southern Tier and Central New York and Northeastern Pennsylvania that will provide significant benefits to our stockholders and customers alike. We also believe that by bringing our customers and banking products together we can do a better job of growing our combined revenues than we could if we did not merge. We believe that the merger will strengthen our position as a competitor in the financial services industry, which is rapidly changing, growing more competitive and consolidating.

We Recommend That NBT Stockholders and BSB Stockholders Adopt the Merger Agreement (see pages _____ and ____)

     NBT. The NBT board believes that the merger is fair to you and is in your best interests, and unanimously recommends that you vote FOR the proposal to adopt the merger agreement.

     BSB. The BSB board believes that the merger is fair to you and is in your best interests, and unanimously recommends that you vote FOR the proposal to adopt the merger agreement.

Other Interests of NBT and BSB Officers and Directors in the Merger (see page ______)

     Some of our directors and officers have interests in the merger that are different from, or in addition to, their interests as stockholders in NBT or BSB. These interests exist because the merger agreement names them to occupy specified positions with the combined company or the combined bank, or provides for their selection for these positions; and because of rights that the officers and directors have under applicable compensation, benefit or change in control agreements or plans maintained by NBT and BSB.

     The members of our boards of directors knew about these additional interests, and considered them, when they approved the merger.

We Have Not Yet Received the Required Regulatory Approvals

     Completion of the merger and the bank merger requires the approval of the Comptroller of the Currency and the approval of or waiver of jurisdiction by the Federal Reserve Board. In addition, the U.S. Department of Justice will review the effect the transaction could have on competition and may delay or attempt to stop the transaction or subject the transaction to certain conditions. Once the Comptroller of the Currency and, if necessary, the Federal Reserve Board, approve the merger, we have to wait at least 15 days and may have to wait for up to 30 days before we can complete the merger.

     We have filed all of the required applications with the Comptroller of the Currency and have requested certain waivers from the Federal Reserve Board.


                           The Stockholders' Meetings

     NBT. NBT will hold its special meeting of stockholders at the Holiday Inn Arena, 2-8 Hawley Street, Binghamton, New York on ______________ , 2000 at __________ [a.m./ p.m.] local time.

     BSB. BSB will hold its special meeting of stockholders at the Holiday Inn Arena, 2-8 Hawley Street, Binghamton, New York on [__________, 2000] at [_________ a.m./p.m.] local time.

                             Additional Information

     If you have questions about the merger or would like additional copies of this joint proxy statement/prospectus, you should contact:

For NBT Stockholders:                   For BSB Stockholders:
NBT Bancorp Inc.                        BSB Bancorp, Inc.
52 South Broad Street                   58-68 Exchange Street
Norwich, NY 13815                       Binghamton, NY 13901
Attention: Michael J. Chewens, CPA      Attention: Larry G. Denniston
Phone Number: (607) 337-6520            Phone Number: (607) 779-2406

            Selected Historical and Pro Forma Combined Financial Data
                 (In thousands, except per share information)

     The following tables set forth selected historical financial data for NBT and BSB, and selected unaudited pro forma combined financial data for the combined company. The historical financial information for NBT has been restated to include the effects of its mergers with Lake Ariel Bancorp, Inc. and Pioneer American Holding Company Corp., which were completed on February 17, 2000 and July 1, 2000, respectively, and have each been accounted for as poolings of interests. The historical financial information for BSB has been restated to include the effects of its merger with Skaneateles Bancorp, Inc., which was completed on July 1, 1999 and has been accounted for as a pooling of interests. We have derived the selected historical financial data from the consolidated financial statements and interim consolidated financial statements of NBT, BSB, Lake Ariel and Pioneer American and the supplemental consolidated financial statements of NBT. NBT has filed on August 1, 2000 a current report on Form 8-K with the SEC which contains supplemental consolidated financial statements of NBT as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999, which have been restated to include the effects of the Lake Ariel and Pioneer American mergers. Stockholders of each of NBT and BSB should read this information in conjunction with the historical financial statements and related notes of each of NBT and BSB and the unaudited pro forma condensed combined financial statements and related notes of the combined company presented on pages _______ through ________. The NBT and BSB combined results of operations give effect to NBT's proposed merger with BSB as a pooling of interests, as if such transaction had been completed as of the beginning of each of the periods presented.

     The pro forma period-end combined balance sheet information reflects estimated non-recurring charges that will be incurred in connection with the NBT and BSB merger. Only non-recurring charges incurred through March 31, 2000 in connection with the Lake Ariel Bancorp, Inc. and Pioneer American Holding Company Corp. mergers are reflected in the selected historical and pro forma condensed combined financial data. The combined company expects to achieve certain merger benefits in the form of operating expense reductions and revenue enhancements. The pro forma information does not reflect potential operating expense reductions or revenue enhancements that are expected to result from the Lake Ariel Bancorp Inc., Pioneer American Holding Company Corp., Skaneateles Bancorp, Inc and BSB mergers, and therefore may not be indicative of the results of future operations. No assurance can be given with respect to the ultimate level of operating expense reductions or revenue enhancements. Accordingly, the unaudited selected pro forma combined financial data of the combined company as of the effective time and thereafter may be materially different from the data reflected in the pro forma information below.

                                           AS OF AND FOR THE 3 MONTHS ENDED         AS OF AND FOR THE 12 MONTHS ENDED
                                           --------------------------------         ---------------------------------
NBT Bancorp Inc.
Selected Financial Data
(in thousands, except per share data)        3/31/00      3/31/99    12/31/99    12/31/98     12/31/97    12/31/96    12/31/95

For Period Ended
Interest and fee income                     $ 44,866     $ 38,787   $ 164,778   $ 158,602    $ 147,338   $ 129,020   $ 119,610
Interest expense                              21,618       17,581      75,480      74,736       68,892      57,422      55,581
Net interest income                           23,248       21,206      89,298      83,866       78,446      71,598      64,029
Provision for loan losses                      1,454        1,195       5,440       6,149        4,820       4,325       2,783
Noninterest income excluding net
 securities gains                              4,336        4,251      17,448      16,307       13,894      12,358      10,555
Net securities gains                               -          668       1,804       1,567           34       1,222         941
Noninterest expense                           17,758       14,689      62,882      61,547       54,460      52,168      49,862
Income before income taxes                     8,372       10,241      40,228      34,044       33,094      28,685      22,880
Net income                                  $  5,280     $  6,659   $  26,257   $  26,895    $  22,188   $  18,914   $  15,119

Per Common Share*
Basic earnings                              $   0.23     $   0.29   $    1.14   $    1.16    $    1.00   $    0.86   $    0.68
Diluted earnings                            $   0.23     $   0.28   $    1.12   $    1.14    $    0.98   $    0.85   $    0.67
Cash dividends paid                         $   0.17     $   0.16   $    0.66   $    0.59    $    0.42   $    0.34   $    0.29
Stock dividends distributed                       0%           0%          5%          5%           5%          5%          5%
Book value at period-end                    $   8.36     $   8.81   $    8.19   $    9.03    $    8.31   $    7.21   $    7.07
Tangible book value at period-end           $   7.99     $   8.38   $    7.87   $    8.39    $    7.89   $    6.69   $    6.50
Average common shares outstanding             23,198       23,132      23,089      23,199       22,239      21,979      22,353
Average diluted common shares outstanding     23,345       23,423      23,382      23,691       22,698      22,287      22,636

Period Ended
Securities available for sale              $ 602,767    $ 597,853   $ 606,727   $ 523,254    $ 590,021   $ 505,329   $ 517,463
Securities held to maturity                  114,518      113,188     113,318     180,663      120,834      81,525      78,661
Loans                                      1,540,798    1,319,583   1,466,867   1,277,241    1,157,548   1,036,146     936,240
Allowance for loan losses                     20,688       18,472      19,711      18,231       16,450      15,053      13,519
Assets                                     2,444,834    2,214,376   2,380,207   2,169,855    2,018,784   1,767,105   1,678,772
Deposits                                   1,823,623    1,639,552   1,777,091   1,664,307    1,588,276   1,465,461   1,370,043
Borrowings                                   406,727      351,925     394,237     283,840      221,989     129,037     139,788
Stockholders' equity                         194,625      204,864     191,472     204,038      192,556     157,699     156,045

Average Balances
Assets                                    $2,401,744   $2,157,289  $2,268,122  $2,111,855   $1,931,317  $1,714,416  $1,608,687
Earning assets                             2,282,108    2,021,266   2,134,116   1,980,093    1,813,492   1,599,126   1,500,520
Loans                                      1,503,001    1,297,519   1,366,298   1,217,833    1,098,967     994,615     916,434
Deposits                                   1,792,817    1,641,626   1,695,606   1,614,766    1,540,597   1,442,041   1,337,734
Stockholders' equity                         194,007      205,011     199,059     198,538      167,585     152,499     146,166

Key Ratios
Return on average assets                       0.88%        1.25%       1.16%       1.27%        1.15%       1.10%       0.94%
Return on average equity                      10.95%       13.17%      13.19%      13.55%       13.24%      12.40%      10.34%
Average equity to average assets               8.08%        9.50%       8.78%       9.40%        8.68%       8.90%       9.09%
Net interest margin                            4.25%        4.38%       4.32%       4.34%        4.44%       4.60%       4.38%
Efficiency                                    57.95%       57.11%      57.31%      60.45%       57.73%      60.75%      65.31%
Cash dividend per share payout                73.91%       57.86%      58.57%      51.49%       42.96%      39.76%      43.58%
Tier 1 leverage                                8.56%        9.05%       8.63%       8.81%        9.08%       8.55%       8.61%
Tier 1 risk-based capital                     13.20%       14.71%      13.78%      14.68%       15.44%      13.90%      14.89%
Total risk-based capital                      14.36%       15.89%      14.95%      15.87%       16.64%      15.11%      16.11%

*All share and per share data has been restated to give retroactive effect to stock dividends and splits.


                                           AS OF OR FOR THE 3 MONTHS ENDED             AS OF OR FOR THE 12 MONTHS ENDED
                                           -------------------------------             --------------------------------
BSB Bancorp, Inc.
Selected Financial Data
(in thousands, except per share data)        3/31/00           3/31/99     12/31/99     12/31/98    12/31/97    12/31/96   12/31/95

For Period Ended
Interest and fee income                     $ 46,280          $ 42,505    $ 176,721    $ 166,166   $ 141,348   $ 123,414  $ 114,905
Interest expense                              23,901            21,393       89,576       84,786      71,452      61,582     59,029
Net interest income                           22,379            21,112       87,145       81,380      69,896      61,832     55,876
Provision for loan losses                      4,608             3,461       19,137       12,931      10,814      10,146      7,568
Noninterest income excluding net
 securities gains                              3,361             2,790       12,602        9,446       7,768       9,145      7,317
Net securities gains                               -              (401)        (231)        (851)        380       1,285         (2)
Noninterest expense                           11,713            11,164       50,663       41,983      36,940      35,463     33,450
Income before income taxes                     9,419             8,876       29,716       35,061      30,290      26,653     22,173
Net income                                  $  5,748          $  5,536    $  18,225    $  21,519   $  18,649   $  16,685  $  13,646

Per Common Share
Basic earnings                              $   0.56          $   0.55    $    1.80    $    2.15   $    1.88   $    1.63  $    1.25
Diluted earnings                            $   0.56          $   0.54    $    1.77    $    2.08   $    1.82   $    1.59  $    1.21
Cash dividends paid                         $   0.25          $   0.22    $    0.95    $    0.83   $    0.69   $    0.54  $    0.39
Stock dividends distributed                        -                 -            -            -           -           -          -
Book value at period-end                    $  15.31          $  15.53    $   15.11    $   15.35   $   13.92   $   12.76  $   12.29
Tangible book value at period-end           $  15.16          $  15.35    $   14.95    $   15.15   $   13.69   $   12.48  $   11.99
Average common shares outstanding             10,243            10,071       10,138       10,006       9,905      10,233     10,890
Average diluted common shares outstanding     10,337            10,341       10,312       10,365      10,258      10,490     11,306

Period Ended
Securities available for sale              $ 361,879         $ 375,749    $ 366,427    $ 397,304   $ 263,457   $ 253,683  $ 224,458
Securities held to maturity                   13,079             9,848       14,472       12,537      23,134      36,365     33,085
Loans                                      1,745,959         1,706,005    1,724,973    1,595,222   1,427,683   1,216,457  1,099,325
Allowance for loan losses                     31,705            26,149       29,134       25,030      21,768      19,168     17,179
Assets                                     2,230,864         2,222,050    2,240,948    2,135,327   1,816,672   1,605,302  1,449,683
Deposits                                   1,899,278         1,756,544    1,901,204    1,709,860   1,457,526   1,323,081  1,185,584
Borrowings                                   165,982           287,778      172,045      259,736     196,701     138,683    113,335
Stockholders' equity                         157,016           156,589      154,493      154,091     138,538     124,957    131,713

Average Balances
Assets                                    $2,241,463        $2,161,491   $2,232,498   $2,000,092  $1,697,458  $1,504,615 $1,397,609
Earning assets                             2,122,536         2,052,076    2,116,328    1,894,274   1,607,808   1,421,268  1,326,168
Loans                                      1,701,785         1,613,978    1,681,952    1,497,982   1,299,365   1,145,206  1,072,197
Deposits                                   1,887,463         1,726,803    1,800,103    1,608,754   1,347,024   1,248,047  1,138,035
Stockholders' equity                         166,258           155,000      159,763      145,517     133,142     128,446    130,188

Key Ratios
Return on average assets                       1.03%             1.02%        0.82%        1.08%       1.10%       1.11%      0.98%
Return on average equity                      13.83%            14.29%       11.41%       14.79%      14.01%      12.99%     10.48%
Average equity to average assets               7.42%             7.17%        7.16%        7.28%       7.84%       8.54%      9.32%
Net interest margin                            4.22%             4.12%        4.12%        4.30%       4.35%       4.35%      4.21%
Efficiency                                    45.52%            46.72%       50.61%       45.93%      47.38%      49.96%     52.91%
Cash dividend per share payout                44.56%            40.97%       52.95%       38.28%      36.48%      33.09%     31.05%
Tier 1 leverage                                8.09%             7.46%        7.85%        7.44%       7.67%       7.90%      9.15%
Tier 1 risk-based capital                      9.92%             9.12%        9.83%        9.41%       9.28%       9.99%     11.59%
Total risk-based capital                      11.18%            10.37%       11.08%       10.66%      10.54%      11.24%     12.84%


*All share and per share data has been restated to give retroactive effect to stock dividends and splits.

                                                As of and for the 3 months ended             As of and for the 12 months ended
                                                --------------------------------             ---------------------------------
Pro Forma Combined
Selected Financial Data
(in thousands, except per share data)              3/31/00     3/31/99      12/31/99   12/31/98     12/31/97    12/31/96   12/31/95

For Period Ended
Interest and fee income                        $    91,146   $  81,292     $ 341,499  $ 324,768    $ 288,686   $ 252,434  $ 234,515
Interest expense                                    45,519      38,974       165,056    159,522      140,344     119,004    114,610
Net interest income                                 45,627      42,318       176,443    165,246      148,342     133,430    119,905
Provision for loan losses                            6,062       4,656        24,577     19,080       15,634      14,471     10,351
Noninterest income excluding securities gains        7,697       7,041        30,050     25,753       21,662      21,503     17,872
Net Securities gains                                     -         267         1,573        716          414       2,507        939
Noninterest expense                                 29,471      25,853       113,545    103,530       91,400      87,631     83,312
Income before income taxes                          17,791      19,117        69,944     69,105       63,384      55,338     45,053
Net income                                     $    11,028   $  12,195     $  44,482  $  48,414    $  40,837   $  35,599  $  28,765

Per Common Share
Basic earnings                                 $      0.25   $    0.28     $    1.03  $    1.12    $    0.97   $    0.84  $    0.65
Diluted earnings                               $      0.25   $    0.28     $    1.01  $    1.09    $    0.94   $    0.82  $    0.64
Cash dividends paid                            $      0.17   $    0.16     $    0.66  $    0.59    $    0.42   $    0.34  $    0.29
Stock dividends distributed                             0%          0%            5%         5%           5%          5%         5%
Book value at period-end                       $      7.76   $    8.33     $    7.93  $    8.30    $    7.69   $    6.82  $    6.61
Tangible book value at period-end              $      7.52   $    8.05     $    7.69  $    8.01    $    7.41   $    6.48  $    6.25
Average common shares outstanding                   43,684      43,274        43,365     43,211       42,049      42,447     44,133
Average diluted common shares outstanding           44,019      44,105        44,006     44,421       43,214      43,269     45,248

Period Ended
Securities available for sale                  $   964,646   $ 973,602     $ 973,154  $ 926,155    $ 853,478   $ 759,012  $ 741,921
Securities held to maturity                        127,597     123,036       127,790    193,200      143,968     117,890    111,746
Loans                                            3,286,757   3,025,588     3,191,840  2,872,463    2,585,231   2,252,603  2,035,565
Allowance for loan losses                           52,393      44,621        48,845     43,261       38,218      34,221     30,698
Assets                                           4,680,198   4,436,426     4,621,155  4,305,182    3,835,456   3,372,407  3,128,455
Deposits                                         3,722,901   3,396,096     3,678,295  3,374,167    3,045,802   2,788,542  2,555,627
Borrowings                                         572,709     639,703       566,282    543,576      418,690     267,720    253,123
Stockholders' equity                               339,641     361,453       345,965    358,129      331,094     282,656    287,758

Average Balances
Assets                                         $ 4,643,207  $4,318,780    $4,500,620 $4,111,947  $ 3,628,775  $3,113,302 $3,006,296
Earning assets                                   4,404,644   4,073,342     4,250,444  3,874,367    3,421,300   3,020,394  2,826,688
Loans                                            3,204,786   2,911,497     3,048,250  2,715,815    2,398,332   2,139,821  1,988,631
Deposits                                         3,680,280   3,368,429     3,495,709  3,223,520    2,887,621   2,690,088  2,475,769
Stockholders' equity                               360,265     360,011       358,822    344,055      300,727     280,945    276,354

Key Ratios
Return on average assets                             0.96%       1.15%         0.99%      1.18%        1.13%       1.11%      0.96%
Return on average equity                            12.31%      13.74%        12.40%     14.07%       13.58%      12.67%     10.41%
Average equity to average assets                     7.76%       8.34%         7.97%      8.37%        8.29%       8.73%      9.19%
Net interest margin                                  4.24%       4.28%         4.22%      4.32%        4.40%       4.48%      4.30%
Efficiency                                          52.06%      52.14%        54.12%     53.60%       53.06%      55.87%     59.69%
Cash dividend per share payout                      68.00%      57.86%        64.95%     53.85%       44.79%      41.22%     45.63%
Tier 1 leverage                                      8.33%       8.25%         8.25%      8.13%        8.41%       8.20%      8.86%
Tier 1 risk-based capital                           11.43%      11.51%        11.60%     11.71%       12.01%      11.79%     13.10%
Total risk-based capital                            12.64%      12.73%        12.82%     12.93%       13.24%      13.03%     14.34%



Note: Dividends per share represent historical dividends of stand alone NBT. *All share and per share data has been restated to give retroactive effect to stock dividends and splits.

                      Unaudited Comparative Per Share Data

     We have summarized below the per common share combined information for NBT and BSB on a historical, pro forma combined, and pro forma equivalent basis.
The financial information for NBT has been restated to include the effects of its mergers with Lake Ariel Bancorp, Inc. and Pioneer American Holding Company Corp., which were completed on February 17, 2000, and July 1, 2000, respectively, and have each been accounted for as pooling of interests. The historical financial information for BSB has been restated to include the effects of the BSB merger with Skaneateles Bancorp, Inc., which was completed on July 1, 1999 and was accounted for as a pooling of interests. The pro forma information gives effect to the merger with BSB accounted for as a pooling of interests, on the assumption that our companies had always been combined for accounting and financial reporting purposes.

     You should read this information in conjunction with the historical financial statements and related notes of NBT and BSB as well as the supplemental consolidated financial statements of NBT and related notes, which have been restated to include the effects of the Lake Ariel and Pioneer American mergers, contained in the reports and other information that we have filed with the SEC. See "Where You Can Find More Information." You should also read this information in conjunction with the pro forma condensed combined financial information set forth under the heading "Unaudited Pro Forma Condensed Combined Financial Statements." You should not rely on the pro forma information as being indicative of the results that we will achieve after the merger.

     The combined company unaudited pro forma data represent the effect of the merger on a share of NBT common stock. The BSB pro forma equivalent data represent the combined company pro forma data before rounding, multiplied by the exchange ratio of 2.0 shares of NBT common stock for each share of BSB common stock, and thereby reflect the effect of the merger on a share of BSB common stock. Dividends per share of the combined company represent historical dividends of stand alone NBT.

                             Historical          Pro Forma
                             ----------          ---------
                                           Combined     BSB
                           NBT      BSB    Company   Equivalent
                           ---      ---    -------   ----------
Per Common Share
BASIC EARNINGS
Quarter - Ended:
     March 31, 2000        $0.23   $ 0.56     $0.25      $ 0.50
Year - Ended:
   December 31, 1999       $1.14   $ 1.80     $1.03      $ 2.05
   December 31, 1998       $1.16   $ 2.15     $1.12      $ 2.24
   December 31, 1997       $1.00   $ 1.88     $0.97      $ 1.94
DILUTED EARNINGS
Quarter - Ended:
   March 31, 2000          $0.23   $ 0.56     $0.25      $ 0.50
Year - Ended:
   December 31, 1999       $1.12   $ 1.77     $1.01      $ 2.02
   December 31, 1998       $1.14   $ 2.08     $1.09      $ 2.18
   December 31, 1997       $0.98   $ 1.82     $0.94      $ 1.89
CASH DIVIDEND PAID
Quarter - Ended:
   March 31, 2000          $0.17   $ 0.25     $0.17      $ 0.34
Year - Ended:
   December 31, 1999       $0.66   $ 0.95     $0.66      $ 1.31
   December 31, 1998       $0.59   $ 0.83     $0.59      $ 1.17
   December 31, 1997       $0.42   $ 0.69     $0.42      $ 0.84

BOOK VALUE
As of:

   March 31, 2000          $8.36   $15.31     $7.76      $15.51
   December 31, 1999       $8.19   $15.11     $7.93      $15.86
TANGIBLE BOOK VALUE

As of:
   March 31, 2000          $7.99   $15.16     $7.52      $15.05
   December 31, 1999       $7.87   $14.95     $7.69      $15.37

                           THE STOCKHOLDERS' MEETINGS


The NBT Special Meeting

When and Where the NBT Special Meeting Will Be Held

     NBT will hold a special meeting of stockholders at [Holiday Inn Arena, 2-8 Hawley Street, Binghamton, New York] on ______________ , 2000 at __________ [a.m./ p.m.] local time.

What Will Be Voted on at the NBT Special Meeting

     Stockholders will consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of April 19, 2000, and amended as of May 17, 2000, between NBT and BSB Bancorp, Inc., under which, among other things:


     .    BSB will merge with NBT, with NBT being the surviving corporation;

     . the certificate of incorporation of NBT will be amended to change the name of NBT to [TBD Bancorp Inc.] and to increase the total number of all classes of stock from 35,000,000 to 105,000,000 shares, consisting of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock;

     . NBT will issue approximately 20.5 million shares of common stock to the BSB stockholders upon completion of the merger; and

     . the board of directors of the combined company will include seven of the current members of the BSB board and eight of the current members of the NBT board, including one NBT director from among the former members of the board of Lake Ariel Bancorp, Inc. and one NBT director from among the former members of the board of Pioneer American Holding Company Corp.


     We may take action on the above matters at the NBT special meeting on ____________, 2000, or on any later date to which the special meeting is postponed or adjourned.

     The NBT board is unaware of other matters to be voted on at the NBT special meeting. If other matters do properly come before the NBT special meeting, including consideration of a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies, NBT intends that the persons named in the proxies will vote, or not vote, in their discretion the shares represented by proxies in the accompanying proxy card.

     Stockholders Entitled to Vote

     NBT has set ______________, 2000 as the record date to determine which NBT stockholders will be entitled to vote at the NBT special meeting. Only NBT stockholders who held their shares of record as of the close of business on _________________, 2000, will be entitled to receive notice of and to vote at the NBT special meeting. As of ______________________ [RECORD DATE], there were 23,692,365 outstanding shares of NBT common stock. Each NBT stockholder on the record date is entitled to one vote per share, which the stockholder may cast either in person or by properly executed proxy. At June 30, 2000, NBT's

401(k) Plan and Employee Stock Ownership Plan owned of record 925,006 shares of NBT's common stock on behalf of the plan's employee beneficiaries, representing 3.90% of the outstanding shares of NBT's common stock. Employees of NBT vote the shares held under NBT's 401(k) and Employee Stock Ownership Plan

     Twenty-one stockholders of NBT, all of whom were directors or officers of NBT or NBT Bank at the time the merger agreement was signed, have agreed individually that they will vote in favor of adoption of the merger agreement and that they will use their best efforts to cause all action to be taken to consummate the merger. The number of shares subject to these agreements aggregate 1,216,175 shares or approximately 5.13% of the outstanding common stock of NBT, or June 30, 2000.

Vote Required to Adopt the Merger Agreement

     The affirmative vote, either in person or by proxy, of the holders of a majority of the outstanding NBT shares of common stock entitled to vote at the special meeting is required to adopt the merger agreement.

     Abstentions and broker non-votes on the proposal to adopt the merger agreement will effectively count as votes against that proposal.

Voting Your Shares

     The NBT board is soliciting proxies from the NBT stockholders. This will give you an opportunity to vote at the NBT special meeting. The NBT board urges NBT stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions by a named agent. If you do not either vote by proxy or attend the special meeting and vote in person, your vote will be counted as not present for quorum purposes and will effectively count as a vote against the proposal to adopt the merger agreement. If you vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the named agent will vote "FOR" adoption of the merger agreement and the related matters.

     You may grant a proxy by dating, signing and mailing your proxy card. You may also cast your vote in person at the meeting.

     Mail.   To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

     Telephone. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until _______ a.m. (EDT) on ______________, 2000. Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote by telephone, you do not need to return your proxy card.

     In person. If you attend the NBT special meeting in person, you may vote your shares by completing a ballot at the meeting.

Establishing a Quorum of Stockholders

     If a majority of the total number of issued and outstanding shares of NBT common stock are present at the special meeting, either in person or by proxy, the special meeting will have the quorum of stockholders required to transact business.

     Nasdaq rules prohibit brokers who hold shares of NBT common stock in nominee or "street name" from giving a proxy without specific instructions from the beneficial owners of the shares. We will count these so-called "broker non-votes," which we receive, for purposes of determining whether a quorum exists.

Changing Your Vote

     Any NBT stockholder giving a proxy may revoke the proxy at any time before the vote at the special meeting in one or more of the following ways:

     . delivering a written notice to the chief executive officer of NBT bearing a later date than the proxy;

     .    giving a later-dated proxy by mail or by telephone; or

     . appearing in person and voting at the NBT special meeting. Attendance at the NBT special meeting will not by itself constitute a revocation of a proxy, unless you complete and submit a ballot.

     You should send any written notice of revocation or subsequent proxy to NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Chief Executive Officer, or hand deliver the notice of revocation or subsequent proxy to the Chief Executive Officer at or before the taking of the vote at the NBT special meeting.

Independent Auditors to Be Present at the Special Meeting

     Representatives of KPMG LLP, NBT's independent auditors, will be present at the NBT special meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions.

Solicitation of Proxies and Costs

     NBT will bear its own costs of solicitation of proxies. NBT will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of NBT common stock held in their names. In addition to the solicitation of proxies by use of the mails, NBT directors, officers and employees may solicit proxies from the NBT stockholders. NBT will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to these directors, officers and employees of NBT in connection with the solicitation. You may direct any questions or requests for assistance regarding this joint proxy statement/prospectus and related proxy materials to Michael J. Chewens, executive vice president, chief financial officer and treasurer of NBT, by telephone at (607) 337-6520.

     Regardless of the number of shares you own, your vote is important to NBT. Please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or vote by telephone using the telephone number on your proxy card.

Recommendations of NBT Board

     The NBT board has unanimously approved the merger agreement, the merger and the related matters. The NBT board believes that the merger agreement, the merger and the related matters are in the best interests of NBT and the NBT stockholders, and recommends that the NBT stockholders vote "FOR" adoption of the merger agreement. See "Proposal 1 -- Adoption of the Merger Agreement -- Recommendation of the NBT Board and NBT's Reasons for the Merger."

The BSB Special Meeting

When and Where the BSB Special Meeting Will Be Held

     BSB will hold a special meeting of stockholders at the Holiday Inn Arena, 2-8 Hawley Street, Binghampton, New York on [___________________] at ___________
local time.

What Will Be Voted on at the BSB Special Meeting

     Stockholders will consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of April 19, 2000, and amended as of May 17, 2000, between BSB and NBT under which, among other things:


     .    BSB will merge with NBT, with NBT being the surviving corporation;

     . the certificate of incorporation of NBT will be amended to change the name of NBT to [TBD Bancorp Inc.] and to increase the total number of all classes of stock from 35,000,000 to 105,000,000 shares, consisting of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock;

     . [TBD] will issue approximately 20.5 million shares of common stock to the BSB stockholders upon completion of the merger; and

     . the board of directors of the combined company will include seven of the current members of the BSB board and eight of the current members of the NBT board, including one NBT director from among the former members of the board of Lake Ariel Bancorp, Inc. and one NBT director from among the former members of the board of Pioneer American Holding Company Corp.


     We may take action on the above matters at the BSB special meeting on _____________________, or any later date to which the special meeting is postponed or adjourned.

     The BSB board is unaware of other matters to be voted on at the BSB special meeting. If other matters do properly come before the BSB special meeting, including consideration of a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies, BSB intends that the persons named in the proxies will vote, or not vote, in their discretion the shares represented by proxies in the accompanying proxy card.

Stockholders Entitled to Vote

     BSB has set [______________], 2000 as the record date to determine which BSB stockholders will be entitled to vote at the BSB special meeting. Only BSB stockholders at the close of business on [__________________], 2000, will be entitled to receive notice of and to vote at the BSB special meeting. As of ___________________ [record date] there were [10,259,193] issued and outstanding shares of BSB common stock. Each BSB stockholder on the record date is entitled to one vote per share, and may cast such votes either in person or by properly executed proxy. At June 30, 2000, BSB's 401(K) Plan and Employee Stock Purchase Plan owned of record 95,729 shares of BSB's common stock on behalf of the plan's employee beneficiaries, representing 0.9% of the outstanding shares of BSB's common stock. A trustee of BSB's 401(K) Plan votes the BSB shares held under the 401(K) Plan and BSB employees vote the shares held under the Employee Stock Purchase Plan.

     Seventeen stockholders of BSB, all of whom were officers, directors or other affiliates of BSB at the time the merger agreement was signed, have agreed individually that they will vote in favor of adoption of the merger agreement and that they will use their best efforts to cause all action to be taken to consummate the merger. The number of shares subject to these agreements aggregate 793,433 shares or approximately 7.76% of the outstanding common stock of BSB, as of June 30, 2000.

Vote Required to Adopt the Merger Agreement

     The affirmative vote, either in person or by proxy, of the holders of a majority of the outstanding BSB shares of common stock entitled to vote at the special meeting is required to adopt the merger agreement.

     Abstentions and broker non-votes on the proposal to adopt the merger agreement will effectively count as votes against that proposal.

Number of Shares that Must Be Represented for a Vote to Be Taken

     In order to have a quorum, a majority of the total voting power of the outstanding shares of BSB's common stock entitled to vote at the BSB special meeting must be represented in person or by proxy.

Voting Your Shares

     The BSB board is soliciting proxies from the BSB stockholders. This will give you an opportunity to vote at the BSB special meeting. The BSB board urges BSB stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions by a named agent. If you do not either vote by proxy or attend the special meeting and vote in person, your vote will be counted as not present for quorum purposes and will effectively count as a vote against the proposal to adopt the merger agreement. If you vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the agent will vote the shares FOR adoption of the merger agreement.

     You may grant a proxy by dating, signing and mailing your proxy card. You may also cast your vote in person at the meeting.

     Mail. To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

     Telephone. If you hold your common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until _______ a.m. (EDT) on ______________, 2000. Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote by telephone, you do not need to return your proxy card.

     In person. If you attend the BSB special meeting in person, you may vote your shares by completing a ballot at the meeting.

Establishing a Quorum of Stockholders

     If a majority of the total number of issued and outstanding shares of BSB common stock are present at the special meeting, either in person or by proxy, the special meeting will have the quorum of stockholders required to transact business.

     Nasdaq rules prohibit brokers who hold shares of BSB common stock in nominee or "street name" from giving a proxy without specific instructions from the beneficial owners of the shares. We will count these so called "broker non-votes," which we receive, for purposes of determining whether a quorum exists.

Changing Your Vote

     Any BSB stockholder giving a proxy may revoke the proxy at any time before the vote at the special meeting in one or more of the following ways:

     . delivering a written notice to the corporate secretary of BSB bearing a later date than the proxy;

     .    granting a later-dated proxy by mail or telephone; or

     . appearing in person and voting at the BSB special meeting. Attendance at the BSB special meeting will not by itself constitute a revocation of a proxy, unless you complete and submit a ballot.

     You should send any written notice of revocation or subsequent proxy to BSB Bancorp, Inc., 58-68 Exchange Street, Binghamton, New York 13901, Attention:
Corporate Secretary, or hand deliver the notice of revocation or subsequent proxy to the corporate secretary of BSB at or before the taking of the vote at the BSB special meeting.

Independent Auditors to Be Present at the Special Meeting

     BSB expects representatives of PricewaterhouseCoopers LLP, BSB's independent auditors will be present at the BSB special meeting and have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Solicitation of Proxies and Costs

     BSB will bear its own costs of solicitation of proxies. BSB will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and BSB will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation. In addition to solicitation by use of the mails, BSB's directors, officers and employees may solicit proxies from the BSB stockholders. BSB will not compensate such directors, officers and employees but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. You may direct any questions or requests for assistance regarding this joint proxy statement/prospectus and related proxy materials to Larry G. Denniston, Corporate Secretary of BSB, by telephone at (607) 779-2406.

     Regardless of the number of shares you own, your vote is important to BSB. Please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

Recommendation of BSB Board

     The BSB board has unanimously approved the merger agreement, the merger and the related matters. The BSB board believes that the merger agreement, the merger and related matters are in the best interests of BSB and the BSB stockholders, and recommends that the BSB stockholders vote "FOR" adoption of the merger agreement. See "Proposal 1--Adoption of the Merger Agreement -- Recommendation of the BSB board and BSB's Reasons for the Merger."

                                   PROPOSAL 1
             (All Stockholders of NBT and All Stockholders of BSB)

                                 ADOPTION OF THE
                                MERGER AGREEMENT

     The following summary describes the material terms and provisions of the merger agreement and the merger. We have attached a copy of the merger agreement, including the amendment to the merger agreement, to this joint proxy statement/prospectus as Appendix A and we have incorporated it into this document by reference. We urge all stockholders to read the merger agreement, as amended, carefully in its entirety. We qualify this summary in its entirety by reference to the merger agreement, as amended.

General

     We expect to complete the merger in the fourth quarter of 2000. The name of the surviving corporation in the merger will be [TBD Bancorp Inc.] (the surviving corporation is sometimes also referred to herein as the "combined company"). Each share of NBT common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of common stock of the combined company. Each share of BSB common stock issued and outstanding at the effective time of the merger will convert into the right to receive two shares of common stock of the combined company upon completion of the merger.

     Upon completion of the merger, [TBD] will issue to the former BSB stockholders two shares of common stock of [TBD] for each share of BSB common stock outstanding as of the effective time of the merger. [TBD] will issue an aggregate of approximately 20.5 million of its shares of common stock to the former BSB stockholders at the effective time of the merger.

     Under the merger agreement, BSB will merge with and into NBT, the separate corporate existence of BSB will cease, and NBT will survive and continue its corporate existence under the laws of the State of Delaware under the new name [TBD]. Subject to the satisfaction or waiver of conditions set forth in the merger agreement and described in "Adoption of the Merger Agreement -- Conditions to Complete the Merger," the merger of BSB with and into NBT will become effective on the date and at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware. Simultaneously with the completion of the NBT and BSB merger, BSB Bank & Trust Company will merge with and into NBT Bank, National Association, the separate corporate existence of BSB Bank will cease, and NBT Bank will be the surviving bank in the bank merger and continue its national association existence under the laws of the United States of America under the new name [TBD Bank, National Association] (the surviving bank is referred to herein as the "TBD Bank").

     At the effective time, the NBT certificate of incorporation, as amended, will be further amended to authorize the issuance of additional shares of common stock and the certificate of incorporation, as amended, of NBT and the bylaws of NBT will be amended to reflect the new name and the relocation of the corporate offices of the combined company to Binghamton, New York. As so amended, the certificate of incorporation, as amended, and bylaws of NBT will be the certificate of incorporation and bylaws of the combined company upon completion of the merger. The certificate of incorporation and bylaws of NBT Bank will be amended to reflect the new name of the combined bank and, as so amended, will be the articles of association and bylaws of the combined bank upon completion of the bank merger.


Background of and Reasons for the Merger

     Following the resignation and retirement of BSB's then-president and chief executive officer in February 2000, the BSB board appointed director Thomas L. Thorn as acting president and chief executive officer, and director William

C. Craine as chairman of the board. During mid- to late-February, the BSB board considered a number of strategic alternatives in response to its management needs. Those alternatives included appointing new senior officers either from within the current organization or from the outside, as well as combining BSB with another organization that could complement BSB's management strengths with its then-current needs. Also in mid-February, Keefe, Bruyette & Woods, Inc., referred to herein as KBW, BSB's financial advisor, presented an analysis of strategic alternatives for BSB, including potential merger candidates, to certain BSB board members.

     In the midst of the BSB board's internal considerations, Messrs. Craine and Thorn met in mid-February 2000 with Daryl R. Forsythe, the president and chief executive officer of NBT, based on a long-standing social relationship between Messrs. Craine and Forsythe. At that meeting, the parties discussed on a very preliminary basis a possible combination of NBT and BSB. Subsequent to that meeting, Messrs. Craine and Thorn informally updated members of BSB's board of directors regarding their conversation with Mr. Forsythe.

     At a regular meeting of the NBT board of directors on February 28, 2000, Mr. Forsythe reported on this preliminary discussion in which he and the BSB representatives considered a merger of equals concept. The board of directors authorized Mr. Forsythe to proceed with further discussions with BSB.

     During the next few weeks, Mr. Forsythe had a number of conversations with Mr. Craine and/or Mr. Thorn regarding various issues to determine if a possible merger should be considered. These issues included business strategy of a merger, the financial future of a combined company, the economies that could be realized through a merger of NBT and BSB, the potential effect of job reductions on the Binghamton and Norwich communities, the status of NBT's recently completed acquisition of Lake Ariel Bancorp and the then-pending acquisition of Pioneer American Holding Company Corp. and how the Pioneer American acquisition would affect a combined NBT and BSB, and the likely reaction to the merger of NBT and BSB from stockholders of both NBT and BSB and the markets generally. Other issues discussed included the issue of management succession, the need for a new name for a combined company, and the appropriate location of the corporate offices of a combined company.

     At a special meeting of the board of directors of NBT on March 9, 2000, Mr. Forsythe reported on his continuing discussions with Messrs. Craine and Thorn. Mr. Forsythe reported that he and the BSB representatives were progressing on the plan of a combined NBT and BSB, and that new names would need to be selected both for the combined company and for the bank that would result from merging NBT Bank and BSB Bank.

     Messrs. Forsythe, Craine and Thorn met on March 13, 2000 to discuss issues in connection with a possible merger. They discussed the financial terms of a proposed stock-for-stock exchange, including an exchange ratio in the range of two shares of NBT common stock for each share of BSB common stock, and further discussed the management and board of directors make-up of the combined company and its subsidiaries and that the corporate offices of the combined company would be located in Binghamton. They also discussed the need to allocate fairly the effects of any required reductions in labor force in the Norwich and Binghamton markets, to the extent possible. In view of the progress that had been made in discussions on these issues, Messrs. Forsythe, Craine and Thorn determined to commence reciprocal due diligence.

     On March 14, 2000, representatives of KBW again met with Messrs. Thorn and Craine to review strategic alternatives for BSB. Thereafter the BSB board of directors met on March 17, 2000. BSB management was authorized to proceed with the due diligence investigation of NBT.

     NBT and BSB entered into a customary confidentiality agreement with respect to the exchange of information in connection with their mutual consideration of the transaction, and off-site due diligence with respect to both companies commenced on the afternoon of March 17, 2000.

     At the regular meeting of the board of directors of NBT on March 27, 2000, Mr. Forsythe presented a report of the status of the discussions with BSB representatives and was instructed by the board to continue to work toward reaching an agreement on outstanding issues.

     Regular discussions between NBT and BSB representatives continued during the ensuing three weeks. No agreement was reached at this time, however.

     At a special meeting of the board of directors of NBT on April 7, 2000, Mr. Forsythe discussed with the board the progress in the negotiations. Based on this report, the NBT board authorized Mr. Forsythe to proceed to negotiate formal merger documentation to present to the board for its consideration.

     Over the next ten days, the parties negotiated definitive documentation.

     A special meeting of the board of directors of NBT was convened on April 17, 2000 to review in detail the proposed definitive agreement and consider action on the merger. After presentations which covered applicable legal considerations and the fiduciary duties of the directors and a financial analysis of the proposed transaction, the NBT board of directors reviewed in detail the proposed agreement and plan of merger, stock option agreements, and stockholder agreements and then deliberated extensively before recessing to await the outcome of the consideration by the board of directors of BSB of its agreement. The board of directors of NBT reconvened on April 18, 2000 to continue its discussion and, after further deliberation, recessed without voting on the merger.

     Also on the morning of April 17, 2000, a special meeting of the board of directors of BSB was convened to review in detail the proposed definitive agreement and consider action on the merger. At that meeting, the board considered detailed presentations by counsel regarding fiduciary duties and the terms and conditions of the various proposed agreements and stock options, and also considered a financial analysis by KBW of the proposed transaction and alternative transactions. KBW also expressed its opinion as to the fairness of the proposed merger consideration from a financial point of view. The BSB board of directors held extensive discussions regarding the proposed merger and the other alternatives available to BSB. There was further discussion with counsel, KBW and representatives of PricewaterhouseCoopers, BSB's independent auditors. The board meeting continued until early evening, at which time it was adjourned until the next day. The BSB directors reconvened on April 18, 2000 to continue its discussion and review of the various agreements. Upon conclusion of the meeting, the board determined to meet again on the afternoon of April 19, 2000 to consider approving the merger agreement. Following discussion and review with its advisers, on April 19, 2000, the BSB board unanimously approved the merger and the related agreements.

     On April 19, 2000, the NBT board reconvened once again. Discussion continued until approximately 5:30 p.m., at which time Mr. Thorn telephoned Mr. Forsythe and reported that the board of directors of BSB had unanimously approved the merger. The NBT board then requested an oral opinion from NBT's financial advisor, McConnell, Budd & Downes, Inc., referred to herein as MB&D, as to whether the proposed exchange ratio was fair to the stockholders of NBT from a financial point of view. Upon receiving a favorable oral opinion in this regard, which opinion was subject to the procedures followed, assumptions made, matters considered and limitations on the review undertaken, the NBT board engaged in additional deliberations and then voted unanimously to approve the merger. The agreement and plan of merger, stock option agreements, and stockholder agreements were executed after the adjournment of the meeting. Early the next morning, NBT and BSB issued a joint press release announcing execution of the agreement and plan of merger.

Recommendation of the NBT Board and NBT's Reasons for the Merger

     In reaching its determination to approve and adopt the merger agreement, the NBT board considered a number of factors, including, without limitation, the following:

     . the NBT board's familiarity with and review of the business, operations, financial condition and earnings of NBT on both a historical and a prospective basis;

     .    the NBT board's familiarity with NBT's historical stock price;

     . the NBT board's knowledge and review of the business, operations, financial condition and earnings of BSB on both a historical and a prospective basis; the historical stock price of BSB; and the pro forma financial condition, earnings, and prospects of the combined NBT and BSB following their merger;

     . the detailed financial presentation of NBT's financial advisor, MB&D to the directors of NBT on April 17, 2000 and April 19, 2000, including the oral opinions of MB&D rendered to the board of directors of NBT on April 17, 2000 and April 19, 2000 to the effect that, as of such dates and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the review undertaken, the proposed exchange ratio was fair from a financial point of view to the holders of NBT common stock;

     .    the terms of the merger agreement;

     . the general impact that the merger is expected to have on various constituencies of NBT, including its customers, employees, and communities;

     . the NBT board's assessment of the current and prospective economic and competitive environment facing the financial services industry generally, and NBT in particular, including the continued rapid consolidation in the industry, the increasing importance of operational scale in remaining competitive and supporting the necessary investments in technology, and the benefits of geographic and product diversification;

     . the consistency of the merger with NBT's long-term business strategies;

     . the relative strength of the markets served by NBT in comparison with more robust economies, and the fact that the merger would result in a more geographically diverse financial institution, introducing NBT into the Syracuse market and greatly expanding NBT's opportunities in the Binghamton market, both of which markets offer higher growth potential than the major markets traditionally served by NBT;

     . the cost of investment in technology which could improve the efficiency and, accordingly, the competitive posture of NBT;

     . the current and prospective economic, regulatory and competitive environment facing financial institutions, including NBT;

     . the expectation that the merger will be tax-free for federal income tax purposes to NBT and its stockholders;

     . the option agreements, including the possibility that the existence of the stock option agreements could discourage third parties from offering to acquire NBT or BSB by increasing the financial cost of acquisitions by a third party, and the recognition that NBT's and BSB's entering into the stock option agreements was a condition to both parties' willingness to enter into the merger agreement;

     . the likelihood of receiving all of the regulatory approvals required for the merger to take place;

     . the belief of the NBT board that the terms of the agreement and plan of merger are attractive in that the agreement allows stockholders of NBT to become stockholders of an institution with approximately double the assets, stockholders' equity, and shares of common stock outstanding compared with the current NBT, and that the larger total market capitalization of the combined company will provide NBT stockholders with the opportunity to participate in a company with higher trading volumes and enhanced trading liquidity, will help to enhance the appeal of the stock of the combined company as an investment among both individual and institutional investors, and will assist the combined company in achieving greater recognition and credibility within the financial services industry and among stock analysts and other industry observers;

     . the anticipated operating synergies to be realized through the merger, although no assurances can be given in this regard, including the opportunity to reduce significantly the aggregate non-interest expense that NBT and BSB currently incur in areas such as salaries and benefits, occupancy expense, professional and outside service fees, information services and communications, and other areas, and although no assurances can be given in this regard, the anticipated effect of these synergies upon earnings per share;

     . the anticipated opportunities for revenue enhancements expected to be available to the combined company following the merger, although no assurances can be given in this regard;

     . the fact that BSB and NBT share many cultural traits, including a history of community service, dedication to smaller and lower-growth markets, loyalty to their historical markets during periods of fluctuations in economic fortunes, and concern for employee welfare;

     . the level of experience and business acumen to be added to the board of directors of the combined company; and

     . the fact that the existing senior management of NBT will become members of senior management of the combined company.

     The discussion in this section of the information and factors considered by the NBT board is not intended to be exhaustive but includes all material factors considered by the board. In view of the wide variety of material factors considered in connection with its evaluation of the merger, the board of directors of NBT did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, individual directors may have given differing weights to different factors.

     For the reasons described above, the board of directors of NBT approved the merger agreement and believes the merger is fair to, and is in the best interest of, its stockholders. Accordingly, the board of directors of NBT unanimously recommends that holders of NBT common stock vote "FOR" the merger agreement.


Recommendation of the BSB Board and BSB's Reasons for the Merger

     The BSB board of directors has approved the merger agreement and has determined that the merger of NBT and BSB is in the best interests of BSB and its stockholders. The BSB board unanimously recommends that you vote to adopt the merger agreement. In reaching its decision to adopt the merger agreement, the BSB board consulted with its financial advisor, KBW, and special outside counsel and considered a variety of factors, including the following:

     . the BSB board's familiarity with, and review of, the business, financial condition, results of operations and prospects of BSB, including, but not limited to, its potential growth, overhead considerations, profitability, and returns on assets and equity that BSB is likely to achieve on a stand-alone basis from continuing operations, and the business risks associated with these considerations;

     . the BSB board's familiarity with, and review of, a range of strategic alternatives designed to enhance stockholder value, including growth by acquisitions and remaining independent;

     . current and prospective operating environment, including national and local economic conditions, the highly competitive environment for financial institutions generally, and in the Southern Tier and Central New York particularly, the changing regulatory environment, and the trend toward consolidation in the financial services industry;

     . recent performance and the potential for appreciation in market and book value of BSB's common stock on both a short- and long-term basis, as a stand-alone entity;

     .    the process BSB and KBW used to identify potential strategic partners;

     . information concerning NBT's business, financial condition, results of operations, asset quality and prospects, including the long-term growth potential of NBT common stock, the future growth prospects of NBT combined with BSB following the merger, the potential synergies expected from the merger and the business risks associated with the merger;

     . the terms of the merger agreement, the stock option agreements and the transactions and agreements contemplated by these agreements, including without limitation, that NBT's offer of NBT's common stock in exchange for BSB's common stock can be effected on a tax-free basis for BSB's stockholders;

     . the BSB board's assessment of the potential for appreciation and growth in the market and book value of NBT's common stock following the proposed merger;

     . KBW's presentations to the BSB board, in particular the presentation on April 17, 2000 and the opinion of KBW, that the merger consideration to be paid pursuant to the merger agreement is fair to BSB's stockholders from a financial point of view;

     . the advantages and disadvantages to the stockholders, customers and employees of BSB in remaining an independent institution or affiliating with another entity;

     . the stock option agreements, including the possibility that the existence of the stock option agreements could discourage third parties from offering to acquire BSB or NBT by increasing the financial cost of acquisitions by a third party, and the recognition that BSB's and NBT's entering into the stock option agreements was a condition to both parties' willingness to enter into the merger agreement;

     . the likelihood of receiving all of the regulatory approvals required for the merger to take place;

     . the short- and long-term interests of BSB and its stockholders, the interests of BSB Bank & Trust Company's employees, customers, creditors and suppliers, and the interests of the communities served by BSB Bank & Trust Company that may benefit from an appropriate affiliation with a comparable institution to better serve all of the banking needs of the community; and

     . the compatibility of businesses and management philosophies of BSB and NBT, and BSB's and NBT's strong commitments to the communities they serve.

     The discussion in this section of the information and factors considered by the BSB board is not intended to be exhaustive but includes all material factors considered by the board. In reaching its determination to approve and recommend the merger agreement and the merger, the BSB board did not assign any relative or specific weights to the factors considered. Individual directors may have given differing weights to different factors. After deliberating on the merger and the other transactions contemplated by the merger agreement, and considering, among other things, the matters discussed above and the fairness opinion of KBW referred to above, the BSB board unanimously approved the merger agreement and the other transactions contemplated by the merger agreement, and the stock option agreements, as being in the best interests of BSB and its stockholders.

     Accordingly, the board of directors of BSB unanimously recommends that holders of BSB common stock vote "FOR" the merger agreement.

Opinion of NBT's Financial Advisor


     On April 19, 2000, MB&D, NBT's financial advisor, delivered its oral opinion to the board of directors of NBT, that as of that date, the exchange ratio at which shares of NBT common stock will be prospectively exchanged for shares of BSB common stock was fair from a financial point of view to NBT stockholders. The oral opinion has been updated for purposes of this proxy statement/prospectus and has been rendered in written form, as attached to this proxy statement/prospectus in Appendix B. The exchange ratio of two shares of NBT common stock for each share of BSB common stock, was negotiated in an arms length process based on consideration of numerous factors, including the following:


     . an analysis of the historical and projected future contributions to recurring earnings by the parties;

     . an analysis of the possible future earnings per share results for the parties on both a combined and a stand-alone basis;

     . consideration of the anticipated dilutive or accretive effects of the prospective transaction on future earnings per share equivalent of NBT;

     . consideration of the prospects for the parties to achieve certain operational cost savings as a result of the transaction;

     . the probable impact on dividends per share to be received by NBT stockholders as a result of the contemplated transaction;

     . the composition of loan portfolios and the methodology of creating reserves for possible loan and lease losses used by the parties;

     . the apparent adequacy or inadequacy of the reserves for possible loan and lease losses, as of a point in time for each of the parties;

     . the apparent relative asset quality of the respective loan portfolios as disclosed by the parties;

     . an analysis of the composition of the deposit bases of each of the parties;

     . consideration of the liquidity position and liquidity strategy being pursued by each of the parties;

     . analysis of the historical trading range, trading patterns, institutional ownership, and apparent relative liquidity of the common shares of each of the parties;

     . consideration of the accounting equity capitalization, tangible equity capitalization and the projected adequacy thereof for the parties and the combined company;

     . consideration of the pro forma market capitalization of the anticipated combination;

     . consideration of the relationship of each of the parties with their primary regulators and the status of BSB with respect to an outstanding memorandum of understanding with its regulator; and

     .    contemplation of other factors, including certain intangible factors.

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

     MB&D has acted as a general financial advisor to NBT on a contractual basis since October 20, 1994 in connection with the development and implementation of the NBT strategic plan and has assisted NBT in the evaluation of numerous hypothetical and/or potential affiliation opportunities since that date. During 1999, for example, MB&D represented NBT in connection with its completed acquisition of Lake Ariel Bancorp, Inc., a bank holding company based in Scranton, Pennsylvania. Also during 1999, MB&D assisted NBT in the negotiation of the acquisition of Pioneer American, a bank holding company based in Carbondale, Pennsylvania. With respect to the pending transaction involving BSB, MB&D advised NBT during the evaluation and participated in the due diligence and negotiation process leading up to the execution of the agreement and provided NBT with a number of analyses as to the range of financially feasible exchange ratios that might be agreed to in a hypothetical transaction. Representatives of MB&D met with the executive management and board of directors of NBT or designated committees thereof on seven separate occasions during the period from February 17, 2000 to April 19, 2000, in connection with the analysis of the strategic and tactical options available to NBT and the negotiation of the terms of the pending transaction. The determination of the applicable exchange ratio was arrived at in an arms length negotiation between BSB and NBT in a process in which MB&D advised NBT and participated both directly and indirectly in the negotiations.

     MB&D was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions generally, its knowledge of the New York and Pennsylvania banking markets in particular and of the Eastern United States banking markets in general, as well as its experience with merger and acquisition transactions involving banking institutions. As a part of its investment banking business, MB&D is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and in connection with its equity brokerage business, which specializes in the securities of financial institutions. MB&D also publishes proprietary earnings estimates and equity research reports on numerous financial institutions. Members of the corporate finance advisory group of MB&D have extensive experience in advising financial institution clients on mergers and acquisitions. In the ordinary course of its business as a broker-dealer, MB&D may, from time to time, purchase securities from and sell securities to NBT or BSB and as a market maker in securities, MB&D and/or certain of its employees may, from time to time, have a long or short position in, and buy or sell debt or equity securities of NBT or BSB for their own accounts or for the accounts of customers of MB&D.

     The full text of the opinion of MB&D, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&D, is attached hereto as a part of Appendix B. Because the summary description of the analyses conducted by MB&D set forth in this proxy statement/prospectus is more complete and thorough than the summary description thereof contained in the opinion letter, NBT stockholders are urged to read both this section of the proxy statement/prospectus titled Opinion of NBT's Financial Advisor and the opinion letter in Appendix B.

     The MB&D opinion is directed solely to the exchange ratio at which shares of NBT common stock will be exchanged for shares of BSB common stock. The MB&D opinion does not constitute a recommendation to any holder of NBT common stock as to how such holder should vote at the NBT Special Meeting.

     MB&D's opinion and the analysis presented in this proxy statement/prospectus are necessarily based upon conditions as of the date of the opinion and upon information made available to MB&D through the date thereof. In terms of the analytical process followed, no limitations were imposed by the NBT board upon MB&D with respect to the investigations made, matters considered or procedures followed by MB&D in the course of rendering its opinions.

     In arriving at its oral opinion and updating the opinion for inclusion in written form in this proxy statement/prospectus, MB&D reviewed the following materials:

     . the merger agreement by and between NBT and BSB, dated April 19, 2000, as well as the merger agreement amendment, dated May 17, 2000;

     . this proxy statement/prospectus in substantially the form to be sent to NBT stockholders;

     .    BSB annual reports to stockholders for 1996, 1997, 1998 and 1999;

     .    BSB annual reports on Form 10-K for 1996, 1997, 1998 and 1999;

     . BSB quarterly reports on Form 10-Q for the first three calendar quarters of 1999 and the first calendar quarter of 2000;

     .    NBT annual reports to stockholders for 1996, 1997, 1998 and 1999;

     .    NBT annual reports on Form 10-K for 1996, 1997, 1998 and 1999;

     . NBT quarterly reports on Form 10-Q for the first three calendar quarters of 1999 and the first calendar quarter of 2000;

     . The NBT press release concerning unaudited results for the first calendar quarter of 2000;

     . The NBT supplemental financial statements on Form 8-K and filed on March 31, 2000;

     . the separate proxy statement/prospectus relating to the acquisition of Pioneer American, as amended and supplemented to reference the pending transaction with BSB;

     . internal financial information and financial forecasts relating to the business, earnings expectations, assets, liabilities, reserves for loan and lease losses and general prospects of the respective companies furnished to MB&D by BSB and NBT respectively;

     . the recent historical record of reported prices, trading volume and trading patterns for both BSB and NBT; and

     . the recent historical record of cash and stock dividend payments for both BSB and NBT.

       In arriving at its oral opinion and updating the opinion for purposes of this proxy statement/prospectus MB&D also completed the following:

     . it held discussions with members of the senior management of BSB concerning the past and current results of operations of BSB, its current financial condition and management's opinion of its future prospects;

     . it also held discussions with members of the senior management of NBT concerning the past and current results of operations of NBT, its current financial condition and management's opinion of its future prospects;

     . based primarily on anecdotal information, supplemented by the analysis of certain available demographic data, it gave consideration to the current state of and future prospects for the economy of New York and Northeast Pennsylvania generally and the relevant market areas for BSB and NBT in particular;

     . it employed specific merger analysis models developed by MB&D to evaluate potential business combinations of financial institutions using both historical reported information and projected future results, including the achievement of specific amounts of cost savings as a result of the proposed transaction, and reviewed the results; and

     . it performed such other studies and analyses as it considered appropriate under the circumstances associated with this particular transaction.

        MB&D's opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of rendering its opinion, MB&D has assumed and relied upon the accuracy and completeness of the information provided to it by NBT and BSB and does not assume any responsibility for the independent verification of such information. In the course of rendering its opinion, MB&D has not completed any independent valuation or appraisal of any of the assets or liabilities of either NBT or BSB and has not been provided with such valuations or appraisals from any other source. With respect to the financial projections reviewed by MB&D in the course of rendering its opinion, MB&D has assumed without independent verification that such projections have been reasonably prepared to reflect the best currently available estimates and judgment of the management of each of NBT and BSB as to the most likely future performance of their respective companies.

       The following is a summary of the material analyses employed by MB&D in connection with rendering its opinion. Given that it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by MB&D in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made numerous qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of NBT or BSB. Estimates which are referred to in MB&D's analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth.

       Contribution Analysis. Based on audited reported financial data for NBT and BSB as of December 31, 1999, and assuming for purposes of the analysis, that the acquisition of Pioneer American had been completed as of December 31, 1999, the relative percentage contributions by the two companies to the prospective combined company would have been approximately as follows. The data is presented on a pooling accounting basis as if the transaction had been completed by such date.

                          Pro forma Contribution Table
                            As of December 31, 1999

Item                        NBT    BSB
Assets                     51.5%  48.5%
Equity                     54.2   45.8
Loans (net)                46.0   54.0
Reserve for loan losses    40.3   59.7
Deposits                   48.3   51.7
Net Income for 1999        59.0   41.0

       Updated Contribution Analysis. Based on unaudited reported financial data for NBT and BSB as of March 31, 2000, the relative percentage contributions by the two companies to the prospective combined company would have been approximately as follows. The data is presented on a pooling accounting basis, as if the transaction had been completed as of such date.

                          Pro forma Contribution Table
                              As of March 31, 2000

Item                             NBT     BSB
Assets                           52.3%  47.7%
Equity                           55.4   44.6
Loans                            47.0   53.0
Reserve for loan losses          39.5   60.5

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

Deposits                        49.0    51.0
Reported Quarterly Income       47.9*   52.1


* Includes $1,122,000 in merger and acquisition charges related to another transaction.

       Based on the pro forma fully diluted shares outstanding for the two companies as of March 31, 2000 and the negotiated exchange ratio, NBT stockholders will own approximately 53% of the pro-forma shares outstanding of the new holding company while BSB stockholders will own approximately 47%. In light of the historical contribution to pro forma earnings and equity of NBT, as well as the anticipated future contribution to earnings and equity, MB&D believes that the exchange ratio of 2.0 shares of [TBD] common stock for each share of BSB common stock and the implicit 1.0 shares of [TBD] common stock for each share of the common stock of NBT represents a reasonable expression of ownership interests in [TBD].

       The terms of the proposed transaction call for the exchange of 2.0 shares of the common stock of [TBD] for each issued and outstanding share of common stock of BSB (subject to certain adjustments in the event of defined actions by NBT). Shares of BSB covered by option agreements will be converted into options for [TBD] common stock on a basis where the number of shares and the terms of their exercise will be adjusted to reflect the exchange ratio. Holders of NBT common stock need not take any action to convert their shares of NBT common stock into shares of [TBD] common stock. Similarly, no adjustments are necessary with respect to outstanding NBT stock options. One share of NBT common stock will be equivalent to one share of [TBD] common stock. One reason that the exchange ratio is different for BSB stockholders than it is for NBT stockholders reflects the fact that although the total assets and equity of the two companies is similar, NBT has nearly twice the number of common shares outstanding as does BSB. In addition, the exchange ratio reflects the negotiation process. The methodology for determination of the applicable exchange ratio was based primarily on the anticipated future contribution to earnings by the two parties to the transaction.

       Projected Values. Based upon the negotiated exchange ratio of 2.0 for 1 and projected 2001 earnings on a stand alone basis for each of the participants (excluding non-recurring items) and giving effect to the partial realization of anticipated cost savings during 2001, it is possible for MB&D to project a range of possible market values for a single share of [TBD] common stock. It must be emphasized that this is an exercise by MB&D and does not represent a projection by either NBT or BSB as to earnings or market values for the year 2001. Management of NBT and BSB complete annual budgets as a recurring part of their management process. Furthermore, while engaging in various strategic planning exercises the respective management teams have in the past looked out more than one year ahead to estimate possible earnings scenarios. However, they do not make earnings per share estimates with specificity (even for internal purposes) farther out than one year. It should be further noted that cost savings and income enhancements are anticipated to result from the contemplated transaction. If realized, such cost savings and income enhancements may result in higher earnings per share values than those used in this exercise. If not realized, or if realized on a time table that is slower than expected, the earnings per share estimates used in MB&D's exercise may be higher than actual results resulting in projected stock prices which could be too high. It should also be recognized that future trading price/earnings ratios for the common stocks of financial institutions might be higher or lower than the mean and median derived from the comparison group examined for this exercise. The use of bank comparison group price/earnings multiples and forecast earnings for both NBT and BSB to attempt to estimate a probable trading value range for a share of [TBD] common stock is a forward looking theoretical exercise. The earnings of financial institutions are subject to the influence of a variety of factors such as the level of interest rates, the shape of the yield curve, the state of the national economy, the state of the local economy (or economies) in which the institutions are doing business, the credit quality of earning assets and related adequacy of reserves for loan losses and a variety of other factors, a number of which are interrelated and many of which are neither controlled nor controllable, by management or the board of directors. Assuming that the merger is completed prior to the end of the year 2000, the year 2001 will be the first complete year of combined operations for [TBD] and will reflect partial realization of anticipated expense savings and income. Based on information supplied by NBT and BSB, MB&D estimates that EPS for the year 2001 for [TBD] will fall in a range of from $1.28 per share to $1.41 per share. This estimate is the result of work completed by MB&D and although it has been discussed with the management of NBT, does not constitute an estimate by the management of either NBT or BSB. The following tables (see tables 1, 2 and 3) evaluate a range of theoretical possible EPS results based on the mean and the median price/earnings ratios for a comparison group consisting of 20 selected bank holding companies as of May 24, 2000 (see table 1). The companies chosen for comparison are domestic bank holding companies ranging in size from $3.5 billion to $6.9 billion, selected from the Mid-Atlantic, Midwest and Northeast banking markets. MB&D believes that these companies represent a reasonable comparison group for purposes of examining trading price/earnings ratios. None of the companies are identical to [TB&D] and none of the examined companies are identical to any other company in the comparison group. We have employed the described information to generate possible trading values for a share of [TBD] at some point in 2001. Thereafter, one can compare such possible market values of a share of [TBD] common stock to the reported closing market price for NBT as of April 19, 2000. Each step involved in creating such an array of hypothetical values involves the use of estimates, assumptions and statistical measures of data. Although MB&D has attempted to estimate with care and has considered the assumptions at length, the possibility of errors arising from such a process is implicit. The results consequently should be understood to illustrate possible outcomes.


          Table 1 (This table will be updated just prior to printing)

 Selected Mid-Atlantic, Northeast and Midwest Bank Holding Companies Comparison
                                     Group

                                                                                    Price/
                                                                                     Est.
                                                     Total       06-08-00   Price/   2000
                                                     Assets       Price     EPS/*/    EPS
Company Name                        Ticker  State    ($000)        ($)       (x)      (x)
AMCORE Financial, Inc.               AMFI    IL     4,369,639     19.859    13.70    11.75
Chittenden Corporation               CHZ     VT     3,839,034     28.188    NM       11.55
Commerce Bancorp, Inc.               CBH     NJ     6,926,821     48.938    21.85    19.65
Community First Bankshares, Inc.     CFBX    ND     6,248,153     17.000    11.18    10.00
F.N.B. Corporation                   FBAN    PA     3,762,325     19.000    10.67    10.00
First Commonwealth Financial         FCF     PA     4,321,165      9.250    10.63    10.76
First Financial Bancorp.             FFBC    OH     3,972,272     18.375    16.70    14.13
First Midwest Bancorp, Inc.          FMBI    IL     5,768,724     24.313    14.05    13.29
Fulton Financial Corporation         FULT    PA     6,129,914     20.875    15.35    13.82
Provident Bankshares Corporation     PBKS    MD     5,247,507     14.125     8.51     8.07
Republic Bancorp Inc.                RBNC    MI     4,407,911      9.875    28.21     8.82
Riggs National Corporation           RIGS    DC     5,630,669     14.063    11.34    11.43
Susquehanna Bancshares, Inc.         SUSQ    PA     4,833,998     13.875    11.66     9.38
Trust Company of New Jersey (The)    TCNJ    NJ     3,573,928     18.500    12.17     NA
Valley National Bancorp              VLY     NJ     6,292,744     25.750    15.33    14.63
Mean                                                5,021,654                14.4     11.9
Median                                              4,833,998                12.9     11.5

---------------------
/*/ Price divided by last four quarters reported earnings.

       Applying the comparison group mean and median P/E multiples to the estimated minimum and maximum EPS results generates the following results:

                                    Table 2
       Derived Price based on minimum earnings estimate for 2001 of $1.28

          P/E      Derived      P/E 2000 X     Derived
                    market                      market
                    price                       price
Mean      14.4      $18.40        11.9          $15.20
Median    12.9      $16.50        11.5          $14.70


                                    Table 3
       Derived Price based on maximum earnings estimate for 2001 of $1.41


           P/E      Derived      P/E 2000 X     Derived
          LTM X     market                       market
                     price                       price
Mean       14.4     $20.30         11.9          $16.60
Median     12.9     $18.20         11.5          $16.20

       The italicized and underlined values represent the maximum and minimum values generated utilizing the methodology described. The mid-point between the lowest value from table 2 and the highest value from table 3 is $17.50. The lowest value ($14.70) is derived from the median P/E ratio from the comparison group multiplied by the low earnings estimate. The highest value ($20.30) is derived from multiplying the mean P/E ratio from the comparison group times the high earnings estimate.

       It should be understood that the trading value of a share of [TBD] common stock in the future is subject to a large number of variables, including significant factors, which are beyond the control of the management of either NBT or BSB. Such factors are equally beyond the capabilities of MB&D to accurately predict. The tables above, consequently, should be understood to depict possible outcomes and are based on assumptions, which may not prove to be accurate in the future. We are comfortable however, that to the extent our assumptions are accurate, the projected maximum and minimum market prices derived from the means and medians depicted in the above tables 2 and 3 will encompass a probable trading range for [TBD] common stock at some point during the year 2001, absent a dramatic further change (upward or downward) in general P/E ratios for the equity securities of financial institutions. Consequently, based on the highest and lowest earnings estimates for [TBD] in 2001 together with the highest mean and lowest median of the comparison group multiples, MB&D derives a minimum expected price of $14.70 and a maximum expected price of $20.30 as the result of this exercise. Accordingly, subject to the noted caveats, MB&D would expect [TBD] common stock to trade at a level which would fall somewhere between such minimum and maximum values at some point in 2001.

       The subject transaction, a "merger of equals," is one in which control of two publicly traded financial institutions is proposed to be combined on a basis in which the respective prior stockholder ownership groups receive shares in the pro forma entity on a basis of anticipated relative contribution to earnings in future periods.

       Multiple of Earnings for NBT Common Stock. The maximum cited theoretical value of $20.30 represents a multiple of 14.20 times reported earnings per share for 1999, which were $1.43. The minimum cited projected value of $14.70 is the equivalent of 10.28 times reported earnings per share for 1999. The maximum and minimum projected values represent 16.92 times and 12.25 times estimated NBT stand-alone earnings per share for 2000 and 15.03 times and 10.88 times estimated earnings for 2001 for [TBD]. The estimates referred to have been developed by MB&D.

       Multiple of Book Value of NBT Common Stock. The cited theoretical maximum and minimum values of $20.30 and $14.70 represent multiples of 2.44 and 1.76 times NBT's reported $8.33 book value per share as of March 31, 2000.

       Percentage of Market Value of NBT Common Stock. Based upon the mid point between the cited theoretical values of $20.30 and $14.70 or $17.50 which is greater than the last reported trade of NBT common stock as of the day prior to the announcement of the transaction, the cited mid-point value represents 145% of the last reported trade for NBT common stock which was $12.00 on such date. The cited theoretical mid-point value consequently represents a 45% premium from the last reported trade for NBT common stock as of April 19, 2000. As of July___, 2000 (the trading date most proximate to the mailing of this document to stockholders), the last reported trade for NBT common stock was $______. Consequently, the difference between the mid-point between the cited theoretical values and the actual trading value as of such date was $_______ or _____%.

       Specific Acquisition Analysis. MB&D employs a proprietary analysis model to examine hypothetical transactions involving banking and/or thrift companies. The model uses forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates and transaction structures (the alternative or combined uses of common equity, cash, debt or other securities, to fund a transaction). The model distinguishes between purchase and pooling accounting treatments and inquires into the likely economic feasibility of a given hypothetical transaction at a given price level or specified exchange rate while employing a specified transaction structure. The model also permits evaluation of various levels of potential non-interest expense savings that might be achieved and various potential implementation timetables for such savings as well as the possibility of income enhancement opportunities, which may arise in a given hypothetical transaction. The model also permits an examination of pro forma capital adequacy.

       In this transaction, a "merger of equals" which is a transaction in which the resulting ownership interests for stockholders is based largely on the anticipated contribution to future earnings by the respective parties, MB&D evaluated an exchange ratio of 2:1 for BSB and an implicit 1:1 for NBT in a transaction which is to be accounted for as a pooling of interests. We believe that the proposed transaction viewed from the vantage point of an NBT stockholder will be feasible from an earnings per share dilution perspective, generating a modest amount of nominal dilution (less than 2.0% per share) to expected earnings (excluding transaction costs and other non-recurring items) for 2000. Our calculations demonstrate that such modest dilution can be eliminated by a reduction of less than 2.5% of the combined annualized run rate for non-interest expense for the two companies (excluding non-recurring items). We believe, and management of NBT concurs, that such an objective is achievable for the participants and that the transaction has the capability to become not only neutral to earnings per share, but accretive to earnings per share from the vantage point of a NBT stockholder on a cost savings basis alone. NBT has established a cost savings goal equal to $7.4 million annually, which represents approximately 6.6% of the combined annualized run rate for non-interest expense. In addition to anticipated cost savings, MB&D also anticipates that income improvements will be achieved as [TBD] and [TBD Bank], for example, offer the combined services of a financial services subsidiary which encompasses a substantial trust business and a brokerage business, with selected insurance powers. We are also satisfied that the proforma capitalization of [TBD] and the [TBD Bank] subsidiaries will be adequate after the completion of the transaction.

       Discounted Cash Flow Analysis. MB&D reviewed a discounted cash flow analysis to permit the conceptual examination of the present discounted values of potential future results employing selected assumptions and discount rates. In the discounted cash flow analysis, MB&D reviewed a proprietary discounted cash flow model with the management of NBT that employed a projection of hypothetical earnings for NBT on an independent stand-alone basis for calendar years 2000 through 2003. A similar exercise was completed for the hypothetical combination of NBT and BSB (giving due consideration to the expected realization of identified potential cost savings) for the same period. As part of each exercise, a hypothetical dividend payout ratio assumption which depicted average annual payouts as a percentage of earnings was used to project dividend streams which would be available to stockholders. MB&D employed a range of possible future market trading price/earnings ratios ranging from a minimum of 9 times earnings to a maximum of 15 times earnings in order to project possible future trading values for a share of either NBT common stock on an independent basis or an equivalent amount of

[TBD] common stock reflecting the negotiated exchange ratio. Given the model time horizon and a range of discount rates running from 12% to 14%, these assumptions resulted in an array of present discounted values for a share of NBT common stock on an independent basis. Such values ranged from $11.56 to $18.81 and include consideration of the present discounted value of the projected stream of cash dividends, which might be received by a stockholder during the cited period. The same exercise completed for the hypothetical [TBD] generated an array of present discounted values, using the same range of multiples and discount rates, which ranged from $11.85 to $19.29. These values represent the discounted present values of the sum of the future possible trading values of the equivalent of one share of [TBD] common stock plus the discounted value of the stream of cash dividends which are projected to have been received between the present and the future valuation date at the end of 2003. The discount rates employed represent the sum of a factor for the time value of money and a range of factors representing different risk premiums. In each case reviewed, the full range of present discounted values for the hypothetical combination of NBT and BSB as [TBD], exceeded the full range of present discounted values for NBT on a stand-alone basis. (See table 4) It is also of interest that the projected value analysis (discussed on page _____), utilizing MB&D forecast earnings and comparison group derived earnings multiples generated a maximum projected trading value in 2001 for {TBD} of $20.30 and a minimum projected trading value for [TBD] in 2001 of $14.70. (See tables 2 and 3) The mid-point between the maximum and minimum discounted cash flow values derived for the stock of [TBD], which is $15.57, falls within and below the mid-point of the trading range projected. (See table 4).

                                     Table 4
                          Discounted Cash Flow Analysis

                            Future earnings multiples
                           NBT on a stand-alone basis

================================================
Discount rates      9X     11X     13X     15X
================================================
12%               $12.08  $14.33  $16.57  $18.81
================================================
13%               $11.82  $14.00  $16.18  $18.37
================================================
14%               $11.56  $13.69  $15.81  $17.94
================================================

                           Future earnings multiples
                                     [TBD]

Discount rates      9X     11X     13X     15X
================================================
12%               $12.38  $14.68  $16.99  $19.29
================================================
13%               $12.11  $14.35  $16.59  $18.84
================================================
14%               $11.85  $14.03  $16.21  $18.40
================================================

The point of a discounted cash flow exercise is not to make a precise estimate of the price at which either NBT, on a stand-alone basis, or [TBD] will be trading at a specified point in the future. MB&D acknowledges that with the large number of variables involved, including many that are beyond the control of management, such predictions with any degree of precision are well beyond the capability of MB&D, NBT or BSB. Rather, the point of the exercise is to employ "feasible" future point earnings estimates to complete an analysis designed to test a hypothesis that the result of one course of action (completing the merger), is likely to be better over time than another (not completing the merger). In our opinion, the results of the present discounted cash flow analysis provide comfort that the stockholders of NBT are likely to be better off (from a financial point of view) as a result of completing the pending transaction with BSB than they would likely be by remaining an independent financial institution. The most important factor which will influence the degree to which such stockholders are likely to be better off having completed the transaction than they might have been on a continued independent basis will be the degree to which the projected cost savings are realized or exceeded and the time-table within which such realization is completed.

       The discount factors employed embody both the concept of a time value of money and a range of risk factors that reflect the uncertainty of the forecast cash flows and terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values. Conversely, use of lower
discount rates would result in higher discounted present values.   At the same
time, use of projected P/E multiples greater than 15 times, would result in higher present discounted values and the use of projected P/E multiples lower than 9 times, would result in lower present discounted values. MB&D advised the NBT board of directors that although discounted cash flow analysis is a regularly used valuation methodology, it relies on a large number of assumptions, including discount rates, terminal trading multiples, future earnings performance, the realization of projected cost savings as well as projected dividend payout ratios. While MB&D has endeavored to thoughtfully specify its assumptions, the accurate specification of such assumptions for time periods more than one year in the future is a very difficult process and contains a possibility of error. Consequently, any or all of the assumptions used may vary from actual future events and results. Any errors made in the selection of assumptions for such an exercise can interact with one another and can lead to conclusions, which may demonstrate little resemblance to actual future results.

       Analysis of Other Comparable Transactions. MB&D is reluctant to place emphasis on the analysis of comparable transactions ("Comparable Analysis") as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. MB&D believes that such analyses can fail to adequately take into consideration such factors as:

          . material differences in the underlying capitalization of the compared institutions which are being acquired which can distort reported multiples of book value for a given transaction relative to transactions to which it is being compared;

          . differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict very different trends than might be implied by examining only recent reported financial results;

          . failure to adjust for non-recurring profit or loss items in the historical earnings streams of target companies in a pending transaction relative to the presence or absence of such adjustments in the earnings streams of the target companies in transactions to which they are being compared. This can lead to material distortions in the apparent earnings multiples being compared;

          . material differences in the form or forms of consideration proposed to complete the pending transaction relative to the transaction(s) to which it is being compared;

          . differences between the planned method of accounting for the contemplated transaction and the planned method of accounting for the transaction(s) to which it is being compared;

          . failure to take into consideration such less accessible factors as the relative population, business and economic demographics of the acquired entities' markets as compared or contrasted to such factors for the markets in which comparable companies are doing business;

          . comparable analysis generally cites transaction multiples and premiums as of the date of announcement only and often fails to adjust such multiples and premiums for subsequent changes in the trading values of the securities of the acquirers. MB&D believes that this failure can render such comparisons (which are already subject to question), virtually meaningless. This is particularly the case where there has been a material general adjustment in the equity prices of financial institutions between the date of announcement for the pending transaction and the date(s) of announcement for the transaction(s) to which it is being compared. There has been a continuing broad based downward adjustment in the equity trading prices of financial institutions since the announcement of the subject transaction that renders such announcement date comparisons more than usually suspect. Consequently any use of comparable analysis requires that updating market price adjustments must be made;

          . Another problem associated with the use of market based multiples associated with "comparable" transactions has to do (particularly in this case) with the relative paucity of recent "merger of equals" transactions to which to compare the subject transaction. We experienced difficulty in specifying transactions announced within the past three years in the geographic area within which the subject companies are doing business. Transactions announced more than three years ago are likely to have occurred in the context of substantively different market for the equity securities of financial institutions than the market context in which the subject transaction was negotiated. This raises appropriate questions as to the relevance of comparables dating back to an earlier period;

          . comparable analysis rarely seems to take into consideration the degree of facilities overlap between the acquirer's market and that of the target for the pending transaction and the presence or absence of such overlap for the transaction to which it is being compared. Consequently potentially significant cost savings opportunity differentials between two otherwise apparently comparable transactions may be ignored;

          . comparable analysis also generally fails to incorporate the projected impact of deposit divestitures that may be required by regulators in a given transaction and which are not required in a so-called comparable transaction; and

          . comparable analysis is heavily dependent on the comparison of various measures of premiums associated, most frequently, with the outright acquisition of one company by another. The subject transaction has been structured as a type of merger of equals in which the ownership structure and resulting exchange ratio have been negotiated to reflect the expected contribution to earnings by each of the respective parties. MB&D believes that comparable analysis presents more difficulties than usual in such cases.

     Obtaining the necessary information to permit adjustments to reflect some of the above factors can be difficult and is often not possible. Also, since certain of the adjustments must necessarily be subjective in nature, it is probably not possible to apply such adjustments on a consistent basis in separate cases. Consequently, for the multiple reasons cited, MB&D believes that comparable analysis has inherent limitations and should not be relied on to any material extent in an evaluation of the subject transaction. Conclusions from such an analysis that fails to give appropriate consideration to the issues enumerated can range from misleading to simply meaningless. Accordingly, MB&D would caution members of management, the board of directors and shareholders of NBT not to place excessive emphasis on the results of comparable analysis in the process of considering the presumed merits of this transaction, regardless of whether or not the purported comparisons show the subject transaction in a favorable or an unfavorable light.

     In spite of MB&D's reservations concerning the utility and meaning of comparables analysis, MB&D compiled information for a selection of "merger of equals" transactions that are, in theory, comparable to the pending transaction. Table 5 lists the transactions to which the pending transaction is compared.
The specification of which entity has been the buyer and which the seller is usually difficult in "mergers of equals" transactions. MB&D generally specified the entity that enjoyed a 1:1 exchange ratio as the buyer, but not in every case. In MB&D's opinion, the term buyer and seller are not particularly meaningful in such transactions, anyway. Table 6 lists selected statistics concerning both the pending transaction and the mean and median values for the compared transactions.

                                    Table 5
                         Merger of Equals Transactions

    Buyer Name                       Seller Name          Seller    Seller Assets   Date        Annc'd deal
                                                          State     $(000)          Annc'd.     value
                                                                                                $(Millions)
 1  National Commerce            CCB Financial Corp.      NC          8,186,298   03-20-2000      1,926.9
    Bancorporation
 2  BankIllinois Financial       First Decatur            IL            461,133   08-13-1999        111.2
    Corporation                  Bancshares
                                 Incorporated
 3  Santa Barbara Bancorp        Pacific Capital Bancorp  CA            783,474   07-20-1998        302.3
 4  Citizens Bancshares Inc.     Mid Am Inc.              OH          2,239,113   05-21-1998        650.0
 5  Heritage Bancorp, Inc.       BCB Financial Services   PA            440,890   11-19-1997         78.1
                                 Corp
 6  First Chicago Corporation    NBD Bancorp, Inc.        MI         47,755,844   07-12-1995      5,107.0
 7  Southern National            BB&T Financial           NC          9,878,471   08-01-1994        932.8
    Corporation                  Corporation
 8  KeyCorp                      Society Corporation      OH         25,919,760   10-04-1993      4,039.6
 9  Comerica Incorporated        Manufacturers National   MI         12,506,902   10-28-1991      1,147.4
                                 Corporation
10  Planters Corporation         Peoples Bancorporation   NC          1,263,119   01-17-1990        106.5

    NBT Bancorp Inc.             BSB Bancorp Inc.         NY          2,240,948   04-20-2000        248.7

                                    Table 6
                   Statistics for the "Compared transactions"

                                                            Data at announcement      Data adjusted for market changes/1/
"Buyer"                      "Seller"            P/B/2/%          P/TB/3/%        P/EPS/4/   P/B%        P/TB%        P/EPS
National Commerce            CCB Financial       265.15           271.26          12.90      229.81      235.11       11.18
BankIllinois Financial       First Decatur       201.45           NA              18.61      169.65      NA           15.67
Santa Barbara Bancorp        Pacific Capital     361.95           373.43          26.11      289.02      298.18       20.85
Citizens Bancshares          MidAm               164.41           173.67          9.840      192.78      203.63       11.53
Heritage Bancorp, Inc.       BCB Financial       236.04           236.04          25.51      91.19       91.19        9.86
First Chicago                NBD Bancorp         146.53           162.18          9.13       135.26      149.70       8.43
Southern National            BB&T                138.16           144.96          9.82       175.77      184.42       12.49
KeyCorp                      Society Corp        196.02           230.50          10.73      117.61      138.30       6.44
Comerica                     Manu. National      .45              .48             3.09       155.03      165.80       10.62
Planters Corporation         Peoples             125.21           135.65          8.90       260.24      281.95       18.49

                             Mean                183.54           192.02          13.46      181.64      194.25       12.56
                             Median              180.22           173.67          10.29      172.71      184.42       11.36

NBT Bancorp Inc.             BSB Bancorp Inc.    158.84           160.54          13.56      136.50      137.96       11.65

Variance from mean                               -24.7            -31.48          .10        -45.14      -56.29       -.91
Variance from median                             -21.38           -13.13          3.27       -36.21      -46.46        .29



For the numerous reasons stated, MB&D is willing to provide the above information but is not comfortable drawing any conclusions based on such comparisons.

     Other Factors. MB&D has given consideration to a number of additional factors associated with the pending transaction, which it believes are generally favorable from the point of view of an NBT shareholder. Completion of this transaction will give NBT access to markets, which display demographics, which are similar to, and are, in some cases, superior to, the market demographics associated with markets currently served by NBT. The significant pro forma deposit share of [TBD] in selected markets suggests the possibility of meaningful cost savings associated with item processing, data processing and advertising. The pending transaction will create potentially positive opportunities associated with the capacity to offer a generally broader array of products across banking subsidiaries in two states with respect to the generation of earning assets and the deposit liabilities that fund them. MB&D believes that the exchange ratio negotiated reflects a reasonable share of ownership for NBT shareholders based on both historic and projected future contribution analyses. MB&D has also given consideration to possible qualitative differences in the relative asset quality of the loan portfolios of the two participants. The

----------------------
/1/ Formulas are as described below with market values adjusted to reflect recent market prices.
/2/ Depicts transaction price at time of announcement divided by book value. /3/ Depicts transaction price at time of announcement divided by tangible book value.
/4/ Depicts transaction price at time of announcement divided by trailing 4 quarters EPS.

definitive agreement contains provisions designed to permit NBT to satisfy itself that conformity exists at BSB with respect to both the classification of assets and the methodology employed to specify required reserves for possible loan and lease losses as a condition that must be satisfied prior to closing of the pending transaction. MB&D has assumed that NBT will take advantage of such terms to the extent that, in the opinion of NBT, they prove to be necessary.

     Key members of current NBT management will have meaningful defined roles in the management of the pro forma entity including the positions of chairman, president and chief executive officer of [TBD], the position of president of [TBD Bank] (the merged New York banking subsidiary), the position of president of Pennbank (the merged Pennsylvania banking subsidiary) and the position of chief financial officer of [TBD]. The current president of the NBT financial services subsidiary will also continue as president of the financial services subsidiary of [TBD]. Initially, former NBT stockholders will be represented by eight of fifteen directors on the board of directors of [TBD]. MB&D anticipates that the pro forma entity (approaching $5 billion in total assets) will be a more visible financial institution in the financial markets and is likely to attract research coverage by a larger number of equity analysts and greater interest by institutional investors. The occurrence of research coverage by a larger number of equity analysts or the development of greater interest in the company by institutional investors each would tend to generate greater trading liquidity over time, than has been the case for NBT on a stand-alone basis.
MB&D also believes that NBT stockholders will sustain and eventually increase their prospects for annual cash dividends based upon current and projected earnings streams and growth expectations for the combined entities. MB&D believes that each of the enumerated factors is favorable viewed from the perspective of NBT stockholders.

     MB&D has delivered to the Board of Directors of NBT its opinion, as of July______, 2000 that the exchange ratio is fair, from a financial point of view to NBT's stockholders. The opinion appears in Appendix B of this document and we recommend that stockholders read it.

Compensation of MB&D

     Pursuant to a letter agreement with NBT dated April 12, 2000, MB&D will receive a fee of $2,000,000 in connection with the completion of the pending transaction. The fee is payable in three specific payments each conditioned on and related to the completion of specified events. MB&D was paid $250,000 after the execution of the Agreement and Plan of Merger for the pending transaction with BSB and will be paid an additional $250,000 upon issuance of its Opinion to be included as an exhibit to this Proxy Statement/Prospectus. Payment of the balance of the fee (75% of the total), an amount equal to $1,500,000, is conditioned on the closing of the transaction, the receipt of all required regulatory approvals and the approval of shareholders. The fee represents compensation for services rendered in connection with the analysis of the hypothetical transaction, support of the negotiations and for the rendering of MB&D's Opinions. In addition, NBT has agreed to reimburse MB&D for reasonable out-of-pocket expenses incurred in connection with the transaction. NBT also has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of MB&D's engagement, including liabilities under the federal securities laws.

Opinion of BSB's Financial Advisor

     On April 19, 2000, BSB signed an engagement letter with KBW whereby KBW was engaged to act as its financial advisor and to render an opinion as to the fairness, from a financial point of view, to BSB stockholders of the merger consideration to be received in connection with the proposed merger. Pursuant to the terms of its engagement, KBW agreed to assist BSB in analyzing, structuring, negotiating and effecting a transaction with NBT. BSB selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with BSB and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     Representatives of KBW participated in a meeting of the BSB board held on April 17, 2000 at which the BSB board considered the merger agreement and presented its financial analyses of the merger. Subsequently, KBW participated in a telephonic board meeting on April 19, 2000 at which the BSB board considered and approved the merger agreement. During the April 19, 2000 meeting, KBW rendered an oral opinion (subsequently confirmed in writing) that, as of such date, the exchange ratio was fair to the holders of shares of BSB common stock from a financial point of view. Such opinion was reconfirmed in writing as of the date of this proxy statement/prospectus.

     KBW's opinion of April 19, 2000 has been updated for purposes of this proxy statement/prospectus. The full text of KBW's opinion dated as of the date of this proxy statement/prospectus is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix C. BSB stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in connection therewith.

     KBW'S OPINION IS DIRECTED TO THE BSB BOARD AND ADDRESSES ONLY THE EXCHANGE RATIO. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BSB STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

     In connection with rendering its opinion, KBW reviewed:

          . BSB's annual reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1999;

          . NBT's annual reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1999;

          . preliminary interim financial information for BSB and NBT for the quarters ended March 31, 2000;

          . certain limited financial information, including financial forecasts, relating to the respective businesses, earnings, assets and prospects of BSB and NBT furnished to KBW by senior management of BSB and NBT as well as projected cost savings estimates and transaction related expenses expected to result from the merger furnished to it by senior management of BSB and NBT;

          . the historical market prices and trading activity for BSB common stock and NBT common stock and a comparison of such prices with that of certain publicly traded companies which KBW deemed to be relevant;

          . the respective results of operations of BSB and NBT as compared to those of certain companies which KBW deemed to be relevant;

          . the proposed financial terms of the merger contemplated by the merger agreement as compared to the financial terms of certain other mergers and acquisitions which KBW deemed to be relevant;

          . the amount and timing of the expected savings following the merger as prepared, and discussed with KBW, by senior management of BSB;

          . based upon information provided by BSB's senior management, the pro forma impact of the merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of BSB;

          .    the merger agreement and the exhibits thereto;

          .    the stock option agreements;

          . such other financial studies and analyses, such other BSB investigations and such other matters as KBW deemed necessary; and

          . certain limited discussions with members of senior management of BSB and NBT concerning the respective businesses, financial condition, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects of BSB and NBT and their respective views as to the future financial performance of BSB, NBT, and the combined company, as the case may be, following the merger.

     In preparing its opinion, KBW also reviewed the quarterly reports on Form 10-Q for BSB and NBT for the quarter ended March 31, 2000, and certain publicly released earnings information for NBT for the quarter ended June 30, 2000.

     In preparing its opinion, KBW, with BSB's consent, assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by BSB and NBT, including that contemplated in the items above, and KBW has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of BSB or NBT or any of their subsidiaries, nor has it been furnished any such evaluation or appraisal. KBW is not an expert in the evaluation of allowances for loan losses, and, with BSB's consent, it has not made an independent evaluation of the adequacy of the allowance for loan losses of BSB or NBT, nor has it reviewed any individual credit files relating to BSB or NBT, and has assumed that the respective aggregate allowances for loan losses for both BSB and NBT are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. In addition, it has not conducted any physical inspection of the properties or facilities of BSB or NBT. With BSB's consent, KBW also assumed and relied upon the senior management of BSB and NBT as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, KBW. In that regard, KBW has assumed that such forecasts, including without limitation, financial forecasts, evaluations of contingencies, expected savings and operating synergies resulting from the merger and projections regarding underperforming and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates and judgments of the senior management of BSB and NBT and/or the combined company, as the case may be. KBW's opinion is predicated on the merger receiving the tax and accounting treatment contemplated in the merger agreement. KBW's opinion was based necessarily on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     KBW's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the merger.

     In connection with rendering its opinion, dated April 19, 2000, KBW performed a variety of financial analyses consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by KBW in this regard, although it describes all material analyses performed by KBW. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, KBW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying KBW's opinion.

     In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BSB, NBT and KBW. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness to the stockholders of BSB of the exchange ratio and were provided to the BSB board of directors in connection with the delivery of

KBW's opinion. KBW gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to BSB or NBT. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the process at which BSB and NBT might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion is just one of many factors taken into consideration by the BSB board.

     The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of BSB and NBT. BSB and NBT do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a summary of the material analyses performed by KBW in connection with KBW's opinion.

     Analysis of Selected Merger Transactions. KBW reviewed certain financial data related to fourteen acquisitions of northeastern bank holding companies announced between January 1, 1999 and April 14, 2000 with announced deal values from $50 million to $1 billion. The transactions included in the group were as follows:

     Niagara Bancorp / Iroquois Bancorp
     Sterling Financial / Hanover Bancorp
     Mercantile Bankshares / Union National Bancorp
     NBT Bancorp / Pioneer American
     Summit Bancorp / NMBT Corp.
     Staten Island Bancorp / First State Bancorp
     NBT Bancorp / Lake Ariel Bancorp
     Tompkins Trustco / Letchworth Independent
     Webster Financial / New England Community
     Hudson United / So. Jersey Bancorp of Delaware
     Hudson United / JeffBanks
     Peoples Heritage Financial Group / Banknorth Group
     Summit Bancorp / Prime Bancorp
     Independent Community Bank / Broad National Bancorp
     BB&T Corporation / Mason-Dixon Bankshares.

     Comparisons were based on both announced transaction values and adjusted values, calculated by adjusting the announced value proportionately with the interim change in the buyer's stock price for those transactions in which stock was issued. The results of KBW's review are set forth in the following table:

                             Announced   Announced   Adjusted   Adjusted
                              Average     Median     Average     Median
                              -------     ------     -------     ------
Deal Price / Book Value        256%        261%       190%       199%
Deal Price / Tangible          270%        285%       200%       210%
 Book Value
Deal Price / Trailing

12 Months Earnings per       21.88x      21.68x      16.32x     15.96x
 Share
Deal Price / Forward         18.86x      18.45x      14.10x     14.17x
 Earnings per Share
Deal Price / Total Assets    20.73%      20.10%     15.43%     14.22%
Core Deposit Premium         19.92%      20.51%     14.62%     13.74%


     No company or transaction used as a comparison in the above analysis is identical to BSB, NBT or the merger. KBW noted when presenting the preceding analysis that it was indicative of pricing multiples associated with sale of control transactions, as opposed to mergers of equals. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     Analysis of Additional Merger Transactions. KBW reviewed certain financial data related to selected nationwide acquisitions of bank holding companies in which a sale premium and significant social considerations were obtained by the seller, and selected nationwide mergers of equals. Comparisons were then made to data related to the merger. The transactions included in the premium acquisition group were:

         National Commerce / CCB Financial
         Peoples Heritage Financial Group / Banknorth Group
         AmSouth Bancorp / First American
         Firstar Corp. / Mercantile Bancorp
         SunTrust Banks / Crestar Financial
         Star Banc Corp. / Firstar Corp.
         Regions Financial Corp. / First Commercial
         First Bank System / US Bancorp
         UJB Financial / Summit Bancorp

The transactions included in the mergers of equals group were:

         Fleet Financial / BankBoston
         Wells Fargo / Norwest Corporation
         Citizens Bancshares / Mid Am
         NationsBank Corp. / BankAmerica
         Bank One Corp. / First Chicago NBD
         First Chicago Corp. / NBD Bancorp
         Southern National / BB&T Financial Corp.
         Keycorp / Society Corporation

The results of KBW's review are set forth in the following table.


                                                                Mergers
                                     Premium        Premium       of      Mergers of
                                  Acquisitions   Acquisitions    Equals     Equals
                      BSB / NBT      Average        Median      Average     Median
Premium to              28.7%          28.6%          28.0%      4.7%         1.9%

 Market
Seller Pro Forma
Ownership               46.5%          40.2%          35.4%     50.1%        49.3%

Seller Ownership
as % of  Earnings
Contribution            99.4%         105.9%         106.3%    102.6%       104.3%

Seller Ownership
as % of Market
Cap. Contribution      114.5%         116.9%         116.4%    101.1%       100.7%

Multiple Paid as
% of Buyers  Multiple   92.2%         109.3%         110.5%    108.0%       110.0%

     No company or transaction used as a comparison in the above analysis is identical to BSB, NBT or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     Selected Peer Groups Analyses. KBW compared the financial performance and market performance of BSB, NBT and the pro forma company based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of a group of comparable northeastern bank and thrift holding companies. For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended March 31, 2000 for BSB and NBT, data for NBT was normalized for the acquisitions of Lake Ariel Bancorp Inc. and Pioneer American Holding Company Corp., and financial information for peers was as of and for the quarter ended December 31, 1999. Stock price information was as of April 14, 2000. The companies in the peer group were:


         TrustCo Bank Corp of NY
         Community Bank System
         U.S.B. Holding Co.
         Premier National Bancorp
         Financial Institutions

The results of these comparisons are set forth in the following table.


                                      BSB              NBT         Pro Forma    Peer Group Average   Peer Group Median
                                      ---              ---         ---------    ------------------   -----------------
Return on Average Assets              1.12%            1.08%         1.19%             1.36%               1.34%
Return on Average Equity             16.06%           13.75%        15.98%            17.51%              17.88%

Net Interest Margin                  4.18%            4.14%          4.16%            4.39%               4.38%
Efficiency Ratio                    45.52%           57.26%         48.41%           50.57%              53.02%
Equity / Assets                      7.06%            7.87%          7.48%            7.65%               7.13%
Tangible Equity / Tangible           7.00%            7.53%          7.28%            6.83%               6.58%
Assets
Loan Loss Reserves /                  251%             328%          282%              349%                285%
Non-performing Loans
Net Charge Offs / Average            0.74%            0.30%          0.53%            0.15%               0.15%
Loans
Non-performing Assets /              0.73%            0.48%          0.61%            0.78%               0.75%
Loans + Other Real Estate
Owned
Stock Price / Book Value             1.16x            1.40x          1.45x            1.99x               1.65x
Stock Price / Tangible Book
Value                                1.17x            1.46x          1.50x            2.32x               2.19x
Stock Price / 2000 Earnings
per Share                            7.17x            9.99x          8.91x           10.72x              10.04x
Stock Price / 2001 Earnings
per Share                            6.58x            8.58x          7.93x            9.86x               9.27x
Dividend Yield                       5.59%            5.91%          5.91%            3.73%               4.22%


For purposes of the above calculations, all earnings estimates are from First Call Corporation, a nationally recognized earnings consolidator.

     Contribution Analysis. KBW analyzed the relative contribution of each of BSB and NBT to the pro forma balance sheet and income statement items of the combined company, including assets, common equity, tangible equity, deposits, loans, market capitalization, estimated 2000 and 2001 net income, and estimated 2000 and 2001 cash net income. KBW relied on budgeted projections for 2000 net income and cash net income, as well as estimated growth rates for 2001, provided by NBT and BSB. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for NBT based on an exchange ratio of 2.000. This analysis was performed twice, considering the results if NBT closed the Pioneer American Holding Company Corp. transaction and if NBT did not close the transaction. The results of KBW's analysis are set forth in the following table.

                          With Pioneer American    Without Pioneer American
                         -----------------------  --------------------------
                             NBT         BSB          NBT           BSB
                             ---         ---          ---           ---
2000 Net Income             51.5%       48.5%         47.1%         52.9%
2000 Cash Net Income        52.0%       48.0%         47.7%         52.3%
2001 Net Income             53.2%       46.8%         47.1%         52.9%
2001 Cash Net Income        53.5%       46.5%         47.7%         52.3%
Common Equity               55.0%       45.0%         50.7%         49.3%
Tangible Equity             54.0%       46.0%         49.6%         50.4%
Total Assets                52.3%       47.7%         47.6%         52.4%
Total Deposits              49.1%       50.9%         44.5%         55.5%
Total Loans                 46.9%       53.1%         41.1%         58.9%
Market Capitalization       59.4%       40.6%         53.1%         46.9%
Ownership                   53.5%       46.5%         47.5%         52.5%


          Financial Impact Analysis. KBW performed pro forma merger analysis that combined projected income statement and balance sheet information for both a scenario assuming NBT closed the Pioneer American merger transaction and a scenario in which the merger transaction with Pioneer American did not close. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of BSB. This analysis indicated that the merger is expected to be accretive to estimated earnings per share and cash earnings per share in 2000 and 2001 for both scenarios. The analysis also indicated that the merger is expected to be accretive to BSB's book value per share and tangible book value per share for both scenarios. This analysis was based on internal 2000 budgets provided by BSB and NBT, estimated growth rates provided by BSB and NBT, and on BSB management's estimates of the expected savings. Assuming current dividends for both companies and the exchange ratio, BSB stockholders will receive a 36% dividend increase from the transaction. For all of the above analyses, the actual results achieved by BSB following the merger will vary from the projected results, and the variations may be material.

          Discounted Cash Flow Analysis. KBW estimated the present value of the future cash flows that would accrue to a holder of a share of BSB common stock assuming the stockholder held the stock from the year 2000 through the year 2004 and then sold it at the end of year 2004. This stand-alone analysis was based on several assumptions, including earnings per share of $2.50 in 2000, a discount rate of 12% and an eventual sale of BSB in 2004. A terminal valuation for BSB was calculated by multiplying projected 2004 earnings per share by a price-to-earnings multiple reflecting adjusted northeastern acquisition pricing since January 1, 1999. The discount rate was applied to the terminal valuation and the estimated dividends. KBW presented a table showing the analysis with a range of terminal multiples from 8.0 times to 14.0 times and a range of earnings per share growth rates from 6.0% to 12.0%, resulting in a range of present values for a share of BSB common stock of $18.82 to $34.76. These values were determined by adding (i) the present value of the estimated future dividend stream that BSB could generate over the period beginning January 2000 and ending in December 2004, and (ii) the present value of the "terminal value" of the BSB common stock.

          KBW also estimated the present value of future cash flows that would accrue to a holder of a share of BSB pro forma for the merger, assuming the stockholder held the stock from the year 2000 through the year 2004 and then sold it for a multiple to that year's earnings equivalent. The analysis was performed for scenarios in which NBT closed and did not close the acquisition of Pioneer American. This analysis was based on several assumptions, including a discount rate of 12.0%, pro forma earnings per share estimates of $1.29 in 2000 and $1.45 in 2001 for the scenario with NBT pro forma for Pioneer American, and pro forma earnings per share estimates of $1.35 and $1.47 for the scenario with NBT absent Pioneer American. The stand-alone analysis methodology was repeated with a range of terminal multiples from 9.0 times to 15.0 times and a range of post-2001 earnings per share growth rates from 6.0% to 12.0%, resulting in a range of present values for a share of BSB common stock of $24.06 to $41.55 for the NBT pro forma with Pioneer American scenario, and a range of $24.93 to $43.03 for the NBT absent Pioneer American scenario.

          KBW stated that the discounted cash flow analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of BSB common stock.

          In connection with its opinion dated as of the date of this proxy statement/prospectus, KBW performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its April 19, 2000 opinion.

          KBW has been retained by the board of directors of BSB as an independent contractor to act as financial adviser to BSB with respect to the merger. KBW, as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, BSB and NBT and, as a market maker in securities, KBW may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of BSB and NBT for KBW's own account and for the accounts of its customers.

Compensation of KBW

          BSB and KBW have entered into a letter agreement executed March 19, 2000 relating to the services to be provided by KBW in connection with the merger. BSB has agreed to pay KBW fees as follows: a cash fee of $100,000 following the signing of the definitive agreement, and an additional cash fee of $1,900,000 at the time of closing. Pursuant to the KBW engagement agreement, BSB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities, including liabilities under the federal securities laws.

Other Interests of Officers and Directors in the Merger

          In considering the independent recommendations of the NBT board and the BSB board with respect to the merger, NBT stockholders and BSB stockholders should be aware that officers and directors of NBT and BSB have interests in the merger that are different from, or in addition to, the interests of the stockholders of NBT and BSB generally. Certain executive officers and directors of NBT and BSB will serve as executive officers and directors of the combined company following the merger. Furthermore, as described below, certain members of the management of NBT and BSB have entered into agreements or amendments to existing agreements relating to their employment with the combined company that will provide employment and severance benefits following the merger. The NBT board and the BSB board were aware of such interests and considered them, among many other matters, in approving the merger agreement and the matters contemplated by the merger agreement, including the merger.

          As of June 30, 2000, the directors and executive officers of BSB owned an aggregate of approximately 796,555 shares of BSB common stock and held options to purchase an aggregate of approximately 259,221 shares of BSB common stock at a weighted average exercise price of approximately $20.35. Under the terms of the merger agreement, BSB's directors and executive officers will receive the same consideration for their shares of BSB common stock as the other BSB stockholders.

          Options to purchase BSB common stock, which have not been exercised prior the effective time of the merger, will automatically convert into options to purchase shares of common stock of NBT following the merger, and NBT will assume each such option subject to the terms and conditions set forth in BSB's stock option plans.

          Each BSB stock option will convert into a replacement option to acquire a number of shares of [TBD] common stock equal to (rounded down to the nearest whole number of shares) the number of shares of BSB common stock subject to the converted option as of the effective time multiplied by the exchange ratio for the merger. The exercise price per share (rounded up to the nearest whole cent) will equal the exercise price per share under the converted option for all of the shares of BSB common stock subject to the converted option at the effective time divided by the exchange ratio for the merger.

          Each BSB option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to NBT's common stock on or subsequent to the completion of the merger.

          We describe the treatment of options more fully under "Adoption of the Merger Agreement -- BSB Stock Options."

          Employee Benefits and Severance Plans. The merger agreement provides that the combined company will honor all employment agreements, supplemental retirement agreements, death benefits agreements, salary and wage continuation plans, restricted stock agreements, and change in control severance agreements to which NBT or BSB was a party prior to its entry into the merger agreement. The merger, as structured, will not constitute a change in control of NBT under the change in control severance agreements to which NBT is a party.

          BSB entered into three-year change of control severance agreements on June 28, 1999, referred to herein as the severance agreements, with the following BSB executive officers:

    Name                    Title
    ----                    -----
    Arthur C. Smith         Executive Vice President
    Rexford C. Decker       Senior Vice President and Chief Financial Officer
    Larry G. Denniston      Senior Vice President and Corporate Secretary
    Douglas R. Johnson      Senior Vice President


In addition, BSB entered into a two-year change of control severance agreement with its chief information officer, Matthew W. Schaefer, on April 19, 2000. The merger, as structured, will constitute a change in control of BSB under the change in control severance agreements. The severance agreements provide that if, before a change of control at the request of the acquiring party or during the twelve-month period following a change in control, the executive's employment is terminated as a result of:

 .    an involuntary termination of employment other than for good cause, or
 .    a voluntary termination for good reason,

the executive is entitled to continued payments of salary at a rate equal to the higher of the executive's base salary on the date of the change in control or the date of termination of employment, and other benefits, for a period of up to two years. In these events, all options become immediately exercisable and remain exercisable for not less than ninety days, and to the extent that such acceleration of vesting or exercisability is not permitted under the applicable plan, a lump-sum payment, equal to the value of the options, will be made. In the event any of the payments to an executive under the severance agreements are subject to the
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excise tax described in the U.S. internal revenue code, the executive is entitled to an additional payment, referred to as a gross-up payment, to equal to the excise tax imposed on the payments plus income and excise taxes imposed on the gross-up payment. The gross-up payment will not apply if the after-tax benefit would be less than $10,000 more than the maximum after-tax amount the executive could receive without incurring the excise tax. The severance agreements do not contain any provision restricting the right of the executive officers to compete against the resulting bank upon termination of employment.

          The merger agreement also provides that employees of NBT, and employees of BSB who are not parties to an employment, change in control or severance agreement with NBT, and who become employees of the combined company and are subsequently terminated after December 31, 2000 will be entitled to severance payments under a new severance plan to be developed and instituted by the combined company. The combined company will treat prior service with NBT or BSB as service with the combined company under this severance plan. If any employee is terminated after the effective time of the merger but before January 1, 2001, the employee will be covered by the severance plan of his or her former employer.

          Directors and Officers Indemnification. The merger agreement provides that, after the effective time of the merger through its sixth anniversary, or until the final disposition of claims asserted within that period, NBT will indemnify, defend and hold harmless the present and former officers, directors and employees of BSB against losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or in connection with, any claim based on the fact that such person is or was a director, officer or employee, and will purchase for the benefit of the persons serving as executive officers and directors of BSB immediately prior to the effective time, directors' and officers' liability insurance coverage for three years after the effective time.

Stock Option Agreements

          The following is a description of the material terms of the stock option agreements which NBT and BSB granted to each other, as an inducement of each party's willingness to enter into the merger agreement. We urge all stockholders of NBT and BSB to read the stock option agreements in their entirety for a complete description of the terms of the agreements. We have previously filed copies of the stock option agreements with the SEC.

          As a condition to each party's (each, as such, the "grantee") willingness to enter into the merger agreement, the other party (each, as such, the "option issuer") entered into a stock option agreement, dated as of April 19, 2000, with the grantee. Each stock option agreement provides that the option issuer grants to the grantee an irrevocable option to purchase up to 19.9% of the currently outstanding shares of the common stock of the option issuer, at a price per share equal to the closing market price as of the close of business on the day before execution. The number of shares issuable upon exercise of the option is subject to adjustment in the event of any change in the applicable option issuer's common stock by reason of stock dividends, split-ups, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other issuances of additional shares.

          Parties to merger agreements often enter into arrangements such as the stock option agreements in connection with corporate mergers and acquisitions in an effort to increase the likelihood of completion of the transactions in accordance with their terms, and to compensate the recipient of the option for its efforts and expenses, losses and opportunity costs in connection with the transactions if the merger does not occur due to circumstances involving an acquisition or potential acquisition of the option issuer by a third party. The stock option agreements may have the effect of discouraging offers by third parties to acquire BSB prior to the merger even if such persons are prepared to pay more than the current market price of the shares of NBT's common stock to be received by the stockholders of BSB pursuant to the merger agreement. Similarly, the stock option agreements may have the effect of discouraging offers by third parties to acquire NBT prior to the merger.

          The option is exercisable at any time after the occurrence of a Purchase Event (as defined below), provided that the option shall terminate upon the occurrence of an Exercise Termination Event (as defined below).

          A "Purchase Event" means, in substance:

          . the acquisition by any person other than the parties, or any of their subsidiaries, of beneficial ownership of 20% or more of the then outstanding shares of common stock of the option issuer;

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

          . the entry by the option issuer, without the grantee's consent, into a letter of intent or definitive agreement to engage in an Acquisition Transaction (as defined below) with any person other than the grantee or the recommendation of the option issuer's board of directors that the stockholders approve or accept such an Acquisition Transaction;

          . the termination of the merger agreement by the grantee based on the option issuer's willful or intentional breach of any material representation, warranty, covenant or agreement set forth in the merger agreement; or

          . the termination of the merger agreement by one party where the board of directors of the other party authorizes the other party to enter into a binding agreement concerning a Superior Competing Transaction (as defined below) and the other party does not make a counter-offer on terms at least as favorable to the stockholders of the other party as the Superior Competing Transaction.

          An "Acquisition Transaction" is defined to mean a merger or other business combination involving the option issuer, an acquisition of all or substantially all of the assets of the option issuer, or an acquisition of beneficial ownership of securities representing 20% or more of the voting power of the option issuer.

          A "Superior Competing Transaction" shall mean any of the following involving a party or any of their subsidiaries: any inquiry, proposal or offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of a party's common stock then outstanding or all or substantially all the assets of a party and otherwise on terms which the board of directors of such party determines in its good faith judgment (based on the opinion of their respective financial advisor) to be more favorable to its stockholders than the merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its board of directors, reasonably capable of being obtained by such third party.

          An "Exercise Termination Event" includes:

          .    the occurrence of the effective time of the merger;

          .    12 months after the first occurrence of a Purchase Event;

          . 12 months after the termination of the merger agreement following a Preliminary Purchase Event (as defined below);

          . the termination of the merger agreement, if no Purchase Event or Preliminary Purchase Event has occurred, by the option issuer for breach of any material representation, warranty, covenant or agreement by the grantee, by both parties by mutual consent, or by either party if the effective time has not occurred on or before November 30, 2000, due to no fault of the terminating party, or an injunction preventing consummation of the merger shall have become final and nonappealable;

          . the termination of the merger agreement by either party by reason of the grantee's stockholder approval not being obtained or the option issuer's stockholder approval not being obtained if no Purchase Event or Preliminary Purchase Event has occurred prior to the meeting of the option issuer's stockholders to vote on the merger; or

          . 12 months after the termination of the merger agreement by the grantee as a result of a breach of any material representation, warranty, covenant or agreement by the option issuer, or by the grantee or the option issuer as a result of the party's board of directors authorizing it to enter into a Superior Competing Transaction and the other party does not make an equivalent or better offer, subject to the payment of the other party's expenses.

          A "Preliminary Purchase Event" is defined to include any of the following transactions:

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

          . the entry by the option issuer, without the grantee's consent, into a letter of intent or definitive agreement to engage in an Acquisition Transaction with any person other than the grantee or the recommendation of the option issuer's board of directors that the stockholders approve or accept such an Acquisition Transaction;

          . the acquisition by any person other than the parties, or any of their subsidiaries, of beneficial ownership of 20% or more of the then outstanding shares of common stock of the option issuer;

          . the making of a bona fide proposal by any person other than the parties, or any of their subsidiaries, to the option issuer or, by public announcement or written communication that is or becomes subject to public disclosure, to the option issuer's stockholders prior to the option issuer's stockholder meeting regarding the merger to engage in an Acquisition Transaction or the filing of a registration statement with respect to a tender offer or exchange offer to purchase any shares of the option issuer's common stock such that, upon consummation of such offer, such person would have beneficial ownership of 20% or more of the then outstanding shares of common stock of the option issuer, and the option issuer's stockholders do not adopt the merger;

          . there shall exist a willful or intentional breach under the merger agreement by the option issuer and such breach would entitle the grantee to terminate the merger agreement; or

          . the option issuer's stockholder meeting to vote on the merger shall not have been held pursuant to the merger agreement or shall have been canceled prior to consummation of the merger agreement, or the option issuer's board of directors shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to grantee the recommendation that the option issuer's stockholders adopt the merger agreement, or if the option issuer or its board of directors fails to oppose any proposal described in the agreement.


          Each stock option agreement includes standard representations and warranties by the option issuer regarding corporate power and authority to execute and deliver the stock option agreement and to consummate the transactions contemplated thereby.

          Each stock option agreement is not assignable without the written consent of the other party except that the grantee may assign the stock option agreement to a wholly owned subsidiary and may assign its rights in whole or in part after the occurrence of a Preliminary Purchase Event.

          To the best knowledge of BSB and NBT, no event giving rise to any rights to exercise the stock options has occurred as of the date of this joint proxy statement/prospectus.

Accounting Treatment

          We expect the merger to be accounted for as a pooling of interests in accordance with generally accepted accounting principles ("GAAP"). Under this method of accounting, NBT stockholders and BSB stockholders will be deemed to have combined their existing voting stock interests by virtue of the exchange of shares of BSB common stock for shares of [TBD] common stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of NBT and BSB, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. The combined company will be able to include in its consolidated net income the combined net income of both companies for the entire fiscal year in which the merger occurs. However, the combined company must treat certain expenses incurred to effect the merger as current charges against income. Additionally, all historical consolidated balance sheets and consolidated operating results will be restated as if the NBT/BSB merger had been completed as of the beginning of the earliest period presented.

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

          It is a condition to consummation of the merger that NBT and BSB receive a letter from their respective independent auditors that the merger qualifies for pooling of interests accounting treatment. See "Adoption of the Merger Agreement -- Conditions to Complete the Merger."

          The parties have prepared the unaudited pro forma financial information contained in this joint proxy statement/prospectus using the pooling of interests accounting method to account for the merger. See "Summary -- Selected Historical and Pro Forma Combined Financial Data" and "Summary -- Unaudited Comparative Per Share Data."

Appraisal Rights

          Neither NBT nor BSB stockholders are entitled to appraisal rights under Delaware law in connection with the merger.

Inclusion of NBT's Common Stock on Nasdaq National Market

          A condition to the merger requires that the Nasdaq shall have authorized the shares of NBT common stock to be issued in the merger for inclusion on the Nasdaq National Market. NBT's common stock is listed on the
Nasdaq National Market under the symbol "NBTB."   Upon completion of the merger,
we will deregister the BSB common stock under the Securities Exchange Act and the new Nasdaq National Market symbol for the combined company will be
"______________"   See "Price Range of Common Stock and Dividends."

Dividends

          After the merger, the combined company, subject to approval and declaration by its board of directors, will continue the current cash dividend policy of NBT and declare regularly scheduled quarterly cash dividends on the shares of its common stock consistent with NBT's past practices. The current annualized rate of cash dividends on the shares of NBT common stock is $0.68 per share.

          BSB expects to continue to declare regularly scheduled dividends on the BSB common stock until the merger closes, including regular quarterly cash dividends of $0.25 per share, subject to the terms of the merger agreement. The right of holders of BSB common stock to receive dividends from BSB will end upon the completion of the merger when the separate corporate existence of BSB will cease. See "Price Range of Common Stock and Dividends."

Exchange of BSB Certificates

          As of the effective time, NBT will deposit or cause to be deposited with the exchange agent, American Stock Transfer and Trust Company, New York, New York, certificates representing the shares of [TBD] common stock that are issuable in connection with the merger for shares of BSB common stock. NBT will also deposit with the exchange agent an estimated amount of cash payable instead of fractional shares, if any. Within two business days after the effective time, [TBD] will cause the exchange agent to send to each holder of record of a certificate or certificates which immediately prior to the effective time represented shares of BSB common stock transmittal materials for use in the exchange of the merger consideration for certificates representing BSB common stock. The exchange agent will deliver to holders of BSB common stock who surrender their certificates to the exchange agent, together with properly executed transmittal materials and any other required documentation, certificates representing the number of shares of [TBD] common stock to which such holders are entitled. [TBD] will not issue any fractional shares.
Instead, [TBD] will pay each holder of BSB common stock who would otherwise be entitled to a fractional share of [TBD] common stock an amount in cash, without interest, calculated by multiplying such fraction by the average of the daily closing prices per share for NBT common stock for the twenty consecutive trading days on which shares of NBT are actually traded on the Nasdaq National Market ending on the third trading day preceding the effective time of the merger as reported by the Wall Street Journal.

          Until properly surrendering their certificates, holders of unexchanged shares of BSB common stock will not be entitled to receive any dividends or distributions with respect to [TBD] common stock. After surrender of the certificates representing BSB common stock, the record holder of such shares will be entitled to receive any such dividends or other distributions,

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

without interest, which had previously become payable with respect to shares of [TBD] common stock represented by such certificate.

          Holders of BSB common stock should not send in certificates representing BSB common stock until they receive transmittal materials from the exchange agent.

          Holders of NBT common stock should keep their certificates because no exchange of certificates is necessary.

BSB Stock Options

          At the effective time of the merger, [TBD] will assume the former BSB stock option plan. At the effective time of the merger, all outstanding and unexercised BSB stock options will no longer represent a right to acquire shares of BSB common stock but will convert automatically into options to purchase shares of common stock of [TBD]. [TBD] will assume such BSB stock options subject to the terms and conditions of the BSB stock option or similar plans and related option agreements as in effect immediately prior to the effective time under which BSB issued the assumed stock options.

          After the effective time of the merger, the number of shares of [TBD] common stock purchasable upon exercise of any such BSB option will equal the number of shares of BSB common stock that were purchasable under such BSB option immediately prior to the effective time multiplied by the exchange ratio established for the merger, rounding down to the nearest whole share. The per share exercise price of [TBD] common stock under the assumed option shall be equal to the exercise price per share of BSB common stock under the option originally granted by BSB, as previously adjusted, divided by the exchange ratio, provided that such exercise price shall be rounded up to the nearest whole cent. The duration and other terms of each new [TBD] stock option will be substantially the same as the prior BSB stock option.

Representations and Warranties

          The merger agreement contains representations and warranties made by NBT and/or BSB relating to the following matters:

          . due organization, corporate power, good standing and due registration as a bank holding company;

          .    capitalization;

          .    subsidiaries;

          . corporate power and authority to conduct business, own or lease properties and assets and enter into the merger agreement and related transactions;

          . non-contravention of certain organizational documents, agreements or governmental orders;

          . reports and other documents filed with the SEC and certain bank holding company and bank regulatory authorities, and the accuracy of the information contained in the documents;

          .    consolidated financial statements;

          .    examinations by bank regulatory agencies;

          .    undisclosed liabilities;

          .    litigation and regulatory action;

          .    compliance with laws;

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

          .    material contracts;

          .    contractual defaults;

          .    brokers and financial advisers;

          .    tax and accounting matters;

          .    environmental matters;

          .    affiliates;

          .    absence of certain material changes and events;

          .    required regulatory approvals;

          .    vote required;

          .    fairness opinion;

          .    employee benefit plans; and

          .    deposit insurance

Conduct of Business Pending Completion of the Merger

          The merger agreement contains various covenants and agreements that govern BSB's and NBT's actions prior to the effective time of merger. However, the following agreements may be waived upon written consent of the parties:

          Conduct of Business. Each of BSB and NBT have agreed that they and their respective subsidiaries will conduct their respective businesses in the ordinary course of business in a manner consistent with past practices and use their respective reasonable best efforts to preserve intact their respective business organizations, and to keep available the services of their respective current officers, employees and consultants and to preserve their respective current business relationships.

          Capital Stock. BSB and NBT have agreed to restrictions on their respective abilities to authorize, issue or make any distribution of their respective capital stock, or grant any options to acquire additional securities, or declare or distribute any stock dividend or authorize a stock split. BSB and NBT have agreed not to make any direct or indirect redemption, purchase or other acquisition of their respective capital stock. BSB and NBT have further agreed not to take any action which would prevent or impede the merger from qualifying for pooling of interests accounting.

          Dividends. BSB and NBT have agreed not to declare or pay any dividend except for quarterly dividends, or, in the case of the periodic stock dividends of NBT, annual declarations and payments in accordance with past practice and in per share amounts not in excess of historical per share dividend amounts. In addition, each of BSB and NBT have agreed that they will coordinate with the other party the declaration of any cash dividends with respect to their common stock and the record dates and payment dates of such dividends.

          Accounting. BSB and NBT have agreed not to change any of their respective methods of accounting in effect at December 31, 1999.

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

          Reserves. BSB has agreed to establish such additional accruals and reserves as may be necessary to conform to NBT's credit loss reserve practices, as a result of their differing practices with respect to the resolution of problem credits, after the parties receive all necessary governmental and stockholder approvals to consummate the merger.

          Compensation; Employment Agreements; Benefit Plans. BSB and NBT have agreed not to:

          . increase in any manner the compensation or fringe benefits of any employee or enter into any agreement to increase in any manner the compensation or fringe benefits of any employee, except for increases in the ordinary course of business in accordance with past practices or as required by existing plans or agreements; nor

          . create or modify any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, except in the ordinary course of business consistent with past practice, or accelerate the vesting of any deferred compensation, stock option or other stock based compensation.

          Dispositions, Acquisitions and Capital Expenditures. BSB and NBT have agreed not to effect any reorganization or recapitalization, purchase or otherwise acquire any assets or stock of any corporation, bank or other business for consideration which in the aggregate exceeds $10 million, except that such amount shall be $30 million in the case of any such transaction as to which NBT gives BSB advance written notice and the opportunity to confer and that would not delay the transaction contemplated by the merger agreement, or liquidate, sell, dispose of or encumber any assets for consideration which in the aggregate exceeds $25 million (except for bank borrowings and operations in the ordinary course).

          Material Contracts. BSB and NBT have agreed not to enter into or terminate any material contract or agreement, or make any change in any material lease or contract (other than renewals of contracts and leases without material adverse changes of terms), except for:

          . transactions in the ordinary course of business consistent with past practice;

          . agreements entered into or terminated in connection with merger transactions involving NBT and Pioneer American Holding Company Corp. and NBT and Lake Ariel Bancorp, Inc.; and

          . certain other transactions specified on NBT's disclosure schedule to the merger agreement.

          Indebtedness BSB and NBT have agreed not to incur any indebtedness for borrowed money (other than indebtedness among their respective corporate affiliates or short-term indebtedness incurred to refinance short-term indebtedness), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than:

          .    in the ordinary course of business consistent with past practice;
               or

          . by operation of law in connection with merger transactions involving NBT and Pioneer American Holding Company Corp., NBT and Lake Ariel Bancorp, Inc. and NBT and other permitted transactions.

          Amendments. The merger agreement provides that neither BSB nor any of its subsidiaries nor NBT nor any of its subsidiaries will propose or adopt any amendments to their certificate of incorporation or bylaws except as provided in the merger agreement.

          Representations and Warranties. BSB and NBT have agreed that they and their respective subsidiaries will not take any action that is intended or may reasonably be expected to result in any of their respective representations and warranties

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

being or becoming untrue prior to the effective time or any condition in the merger agreement not being satisfied or to violate any provision of the merger agreement.

          Acquisition Proposals. BSB and NBT have agreed to cease any existing discussions relating to a Competing Proposal (as defined below) and not to solicit or encourage any inquiries or the making of any proposal that constitutes or may be expected to lead to a Competing Proposal. Each party, however, may, prior to its stockholders' approval of the merger, (i) in connection with a Superior Competing Transaction (as defined below), have discussions with and furnish information to any person (the "Inquiring Person") that makes an unsolicited bona fide proposal to acquire such party if (a) the party's board of directors determines in good faith that such action is required to comply with its fiduciary duty to stockholders, (b) prior to the furnishing of information or entering into discussions, the party provides written notice to the other party of what it intends to do and obtains a confidentiality agreement with the Inquiring Person, and (c) such party keeps the other party informed on a current basis of the details of the discussions; or (ii) comply with Rule 14e-2 promulgated under the Exchange Act.

          A "Competing Proposal" shall mean any of the following involving BSB or any BSB subsidiary, on the one hand, or NBT or any NBT subsidiary, on the other hand: any inquiry, proposal or offer from any person relating to the acquisition by such person of a business of NBT or BSB, as applicable, that constitutes 15% or more of the net revenues, net income or assets of NBT or BSB and their respective subsidiaries, taken as a whole, or 15% or more of any class of equity securities of NBT or BSB or any of their respective subsidiaries, any tender or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of NBT or BSB or any of their respective subsidiaries, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NBT or BSB or any of their respective subsidiaries, other than the transactions contemplated by the merger agreement and transactions in which stockholders of NBT and BSB, as applicable, continue to own a majority of the voting stock of NBT or BSB, as applicable, following the transaction.

          A "Superior Competing Transaction" shall mean any of the following involving BSB or any BSB subsidiary, on the one hand, or NBT or any NBT subsidiary, on the other hand: any inquiry, proposal or offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of BSB common stock or NBT common stock, as applicable, then outstanding or all or substantially all the assets of BSB and NBT, as applicable, and otherwise on terms which the board of directors of BSB or NBT, as applicable, determines in its good faith judgment (based on the opinion of their respective financial advisor) to be more favorable to its stockholders than the merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its board of directors, reasonably capable of being obtained by such third party.

          Termination Benefits and Severance Obligations. Each employee of BSB, any BSB subsidiary, NBT, or any NBT subsidiary who becomes an employee of [TBD] or any of its subsidiaries immediately following the effective time of the merger, or who, following the effective time, remains an employee of BSB, any BSB subsidiary, NBT or any NBT subsidiary and is terminated by [TBD] or any of its subsidiaries subsequent to December 31, 2000, will be entitled to severance pay, if any, in accordance with the new severance plan of [TBD] or its subsidiary, as applicable, developed on or before December 31, 2000, in accordance with the merger agreement. Such employee's service with BSB, BSB subsidiary, NBT or NBT subsidiary shall be treated as service with [TBD] or its subsidiary, as applicable, for purposes of determining the amount of severance pay, if any, under the new severance plan. If any employee is terminated after the effective time but prior to January 1, 2001, such employee shall be covered by his former employer's severance plan.

          Regulatory Applications and Filings. NBT and BSB have agreed that they will cooperate and use their reasonable best efforts to effect all filings and obtain all necessary government approvals to complete the transactions contemplated by the merger agreement.

          Post-Closing Governance. The combined company will have a board of directors composed of fifteen individuals to be designated by the boards of NBT and BSB. The board will include, of the fifteen current members of the NBT board, Messrs. Daryl R. Forsythe, Peter B. Gregory, Andrew S. Kowalczyk, Jr., Dan B. Marshman, John G. Martines, John C. Mitchell, Joseph G. Nasser, and William L. Owens. Mr. Martines is a former Lake Ariel board member who joined the NBT

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board upon completion of the merger between NBT and Lake Ariel that closed on
February 17, 2000. Mr. Nasser is a former Pioneer American board member who joined the NBT board upon completion of the merger between NBT and Pioneer American that closed on July 1, 2000. The BSB board of directors designated seven directors from among the existing membership of BSB's board; namely: Mrs. Diana J. Bendz and Messrs. David A. Niermeyer, Ferris G. Akel, Robert W. Allen, William C. Craine, Thomas L. Thorn and John P. Driscoll.

          The merger agreement further provides that initially William C. Craine will be chairman of the executive committee, Thomas L. Thorn will be chairman of the audit committee, Andrew S. Kowalczyk, Jr. will be chairman of the compensation and benefits committee, Peter B. Gregory will be chairman of the financial services committee, and Daryl R. Forsythe will be chairman of the loan committee of the board of directors of the combined bank.

          The merger agreement further provides that the combined bank will have a board of directors consisting of the chairman of the board of directors of the combined company, who shall serve as the chairman of the board of the combined bank, and eight, ten or twelve other persons, half of whom will be designated by each party. The president of the combined bank will be one of the designees of NBT.

          The merger agreement further provides that, at the effective time, the senior executive officers of [TBD] shall be the following individuals serving in the capacities noted next to their names: Daryl R. Forsythe -- chairman and chief executive officer; William C. Craine - vice chairman; Joe C. Minor -- treasurer; Larry G. Denniston - secretary. In view of Mr. Minor's anticipated responsibilities as the president and chief executive officer of the financial services arm of [TBD], NBT and BSB now anticipate that Mr. Minor will relinquish the treasurer position and that Michael Chewens will be elected as treasurer of [TBD].





          Under the terms of the merger agreement, the certificate of incorporation of NBT will be amended to (a) reflect the new name of the combined company and (b) to increase the total number of authorized shares of all classes of NBT stock to 105,000,000 shares, consisting of 100,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

          Certain Other Covenants. The merger agreement contains other covenants of the parties relating to:

          . the preparation and distribution of this joint proxy statement/prospectus;

          . the respective NBT and BSB stockholders' meetings and the recommendations of the respective boards of directors;

          .    cooperation in issuing public announcements;

          .    access to information;

          .    confidentiality;

          . inclusion of the NBT common stock issuable to the holders of shares of BSB common stock for trading on the Nasdaq National Market; and

          .    the delivery of BSB stockholder information to NBT.

Conditions to Complete the Merger

          The obligations of each of NBT and BSB to complete the merger are subject to the satisfaction or waiver, subject to compliance with applicable law, of conditions, including:

          . obtaining the requisite votes of approval from the respective stockholders of BSB and NBT;

          . obtaining all governmental approvals required to complete the merger;

          . the absence of injunctions, decrees, orders, laws, statutes or regulations enjoining, preventing or making illegal the completion of the merger;

          . the absence of any pending action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by NBT or its subsidiaries of all or any portion of the business or assets of BSB or any BSB subsidiary, which in either case has or would have a material adverse effect on NBT;

          . the declaration of effectiveness of the registration statement on Form S-4 by the SEC and the absence of any stop order or proceedings seeking a stop order;

          . the delivery of an opinion of Duane, Morris & Heckscher LLP to NBT and BSB to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that NBT and BSB will each be a party to that reorganization within the meaning of Section 368(b);

          . the approval for inclusion on the Nasdaq National Market of the NBT common stock issuable to BSB's stockholders and holders of BSB options in the merger; and

          . the receipt by NBT and BSB of an opinion from their respective independent auditors stating that the merger qualifies for "pooling of interests" accounting treatment.

          The obligations of each of NBT and BSB to complete the merger are further subject to satisfaction or waiver of the following conditions:

          . the representations and warranties of the other party in the merger agreement are to be true and correct in all material respects as of the closing date of the merger, except for representations and warranties made as of an earlier date which will be true and correct in all material respects as of such earlier date, and the other party has provided a certificate of its chief executive officer to that effect;

          . all of the obligations of the other party to be performed and complied with on or prior to the effective time of the merger are to have been performed and complied with in all material respects and the other party has provided a certificate of its chief executive officer to that effect; and

          . all other required consents, waivers, approvals, authorizations or orders have been obtained and all required filings have been made to complete the merger.

          The obligations of NBT to complete the merger are further subject to satisfaction or waiver of the condition that the reserves and accruals required to be established by BSB, if any, as a result of their differing practices with respect to the resolution of problem credits, have been established; provided, however, that the definition of "Material Adverse Effect" in the merger agreement carves out the first $10 million of those reserves and accruals from that definition.

Termination and Termination Fees

          General Termination Rights. The parties may terminate the merger agreement at any time prior to the effective time, whether before or after approval by the BSB stockholders or NBT stockholders:

          .    by mutual written consent of the parties;

          .    by either NBT or BSB if any of the following occurs:

          (1)  the merger has not occurred by November 30, 2000;

          (2) an injunction preventing the consummation of the merger shall have become final and nonappealable;

          (3) at a duly called and held stockholders' meeting therefor, the merger agreement shall fail to receive the requisite vote for approval and adoption by NBT's stockholders;

          (4) at a duly called and held stockholders' meeting therefor, the merger agreement shall fail to receive the requisite vote for approval and adoption by BSB's stockholders; or

          (5) at a duly called and held stockholders' meeting therefor, the amendments of NBT's Certificate of Incorporation to increase the number of shares of NBT common stock and to provide a new name for NBT in connection with the merger shall fail to receive the requisite vote for approval.

     .    by BSB if any of the following occur:

          (1) there has been a breach of any material representation, warranty, covenant or agreement on the part of NBT set forth in the merger agreement, or if any representation or warranty of NBT shall have become untrue, and such breach is not cured within 30 days after written notice thereof to NBT by BSB; or

          (2) BSB's board of directors authorizes it to enter into a Superior Competing Transaction (as defined on p. _______) and NBT does not make an equivalent or better offer, subject to the payment of certain of NBT's expenses.

     .    by NBT if either of the following occurs:

          (1) there has been a breach of any material representation, warranty, covenant or agreement on the part of BSB set forth in the merger agreement, or if any representation or warranty of BSB shall have become untrue, and such breach is not cured within 30 days after written notice thereof to BSB by NBT; or

          (2) NBT's board of directors authorizes it to enter into a Superior Competing Transaction (as defined on p. _______) and BSB does not make an equivalent or better offer, subject to the payment of certain of BSB's expenses.

Survival of Certain Provisions

          If the Merger Agreement Becomes Effective. After the effective time of the merger, various provisions of the merger agreement regarding the following matters, among others, will survive and remain effective:

     . procedures for the issuance of [TBD] common stock and [TBD] stock options in exchange for BSB common stock and outstanding BSB stock options;

     . the services at the effective time of Daryl R. Forsythe, William C. Craine, Joe C. Minor and Larry G. Denniston as the senior executive officers of [TBD];

     . the designation of directors of [TBD] as provided in the merger agreement;

     .    the composition of the board of directors of [TBD] Bank;

     .    indemnification of BSB directors, officers and employees;

     . continuation of employee benefits and development of new employee benefit plans; and

     . executive agreements and equal opportunities to employees of NBT and its subsidiaries and BSB and its subsidiaries.

          If the Merger Agreement Terminates before the Effective Time. If the merger agreement terminates before the effective time, various provisions of the merger agreement regarding the following matters, among others, will survive and remain effective:

     . confidentiality of information obtained in connection with the merger agreement;

     .    expenses incurred in connection with the proposed merger; and

     .    effect of termination.

Restrictions on Resales by Affiliates

          NBT has registered the shares of common stock issuable to the BSB stockholders in the merger under the Securities Act. Holders of these securities who are not deemed to be "affiliates," as defined in the rules promulgated under the Securities Act, of NBT or BSB may trade their shares freely without restriction.

          Any subsequent transfer of shares acquired in the merger by any person who is an affiliate of NBT or BSB at the time of submission of the merger agreement to the BSB stockholders for their vote will, under existing law, requires:

     . the further registration under the Securities Act of the shares of [TBD] common stock to be transferred;

     . compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

     .    the availability of another exemption from registration of the shares.

          An affiliate of a person is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that person. We expect these restrictions to apply to the directors and executive officers of BSB and the holders of 10% or more of the BSB common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. NBT will give stop transfer instructions to the transfer agent with respect to those shares of NBT common stock held by persons subject to these restrictions, and NBT will place a legend on the certificates for their shares accordingly.

          SEC guidelines regarding qualifying for the "pooling of interests" method of accounting limit sales of shares of NBT and BSB by affiliates of either company in a business combination. SEC guidelines also indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of NBT and BSB if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning thirty days before completion of the merger and ending when NBT has published financial results covering at least thirty days of post-merger operations of [TBD].


Stockholder Agreements and Irrevocable Proxies

          Each person who is an affiliate of BSB has delivered a stockholder agreement to NBT requiring, among other things, each such affiliate's compliance with all applicable federal and state securities laws in connections with any sale of the NBT common stock received in exchange for BSB common stock in the merger, including the trading and volume limitations as to sales by affiliates contained in Rule 145 under the Securities Act of 1933, as amended, and each affiliate of BSB and NBT has executed a stockholder agreement providing that he or she will vote his or her respective shares in favor of the merger agreement, the merger and the transactions contemplated thereby. The affiliates of each of BSB and NBT have executed an irrevocable proxy authorizing the members of the board of directors of the other party to vote the affiliate's shares of stock in favor of adoption of the merger agreement.

          Each person who is an affiliate of NBT or BSB, as applicable, has also agreed, among other things, not to sell, pledge, transfer or dispose of his or her shares of [TBD] common stock prior to the public release by [TBD] of an earnings report to its stockholders covering at least one month of operations after consummation of the merger.

Allocation of Costs and Expenses

          The merger agreement provides that each party to the merger agreement will be responsible for paying its own expenses, including the fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred in connection with the merger agreement. However, the merger agreement expressly allocates certain specified expenses as follows:

          . the cost of printing and filing the registration statement and the joint proxy statement and all other regulatory filing fees will be shared equally;

          . in the event the merger agreement is terminated by one party by reason of a material breach by the other, the breaching party shall pay all documented, reasonable costs and expenses of the terminating party up to $350,000;

          . in the event the merger agreement is terminated by one party by reason of the other party not acquiring the required stockholder approval, the party failing to obtain stockholder approval shall pay all documented, reasonable costs and expenses of the terminating party up to $350,000; and

          . in the event the merger agreement is terminated by one party by reason of the other party having agreed to enter into a Superior Competing Transaction as defined on page _______, other than as contemplated by the merger agreement, the party agreeing to enter into the Superior Competing Transaction shall pay all documented, reasonable costs and expenses of the terminating party up to $350,000.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     We requested Duane, Morris & Heckscher LLP, counsel to NBT, to deliver an opinion as to the anticipated material federal income tax consequences of the merger. In rendering its opinion, Duane, Morris & Heckscher LLP assumed, among other things, that the merger and related transactions will take place as described in the merger agreement. Consummation of the merger is conditioned upon the receipt of an opinion that the merger will qualify as a reorganization under (S) 368(a)(1) of the Internal Revenue Code of 1986, as amended.

     The discussion below and the opinion of Duane, Morris & Heckscher LLP are based upon the Internal Revenue Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date of this proxy statement/prospectus. The opinion of Duane, Morris & Heckscher LLP is based on the facts, representations and assumptions set forth or referred to in the opinion, including representations contained in certificates executed by officers of NBT and BSB. No rulings have been, or will be, requested from the Internal Revenue Service as to the federal income tax consequences of the merger. In addition, the opinion of counsel is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more positions reflected in the opinions or that the positions reflected in the opinion will be upheld by the courts if challenged by the Internal Revenue Service. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth below, and any such changes or interpretations could be retroactive and could affect the tax consequences to stockholders of BSB.

     The following would be the material federal income tax consequences of the merger:

     (1) the merger will qualify as a "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended;

     (2)  no gain or loss will be recognized by BSB or NBT in the merger;

     (3) no gain or loss will be recognized by the stockholders of BSB upon their receipt of NBT common stock in exchange for their BSB common stock, except that the cash proceeds received for fractional interests in NBT common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interests redeemed. A stockholder of BSB who receives cash instead of a fractional share of NBT common stock will recognize gain or loss equal to the difference between the cash received and the stockholder's basis in that fractional share, and that gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the stockholder;

     (4) the tax basis of the shares of NBT common stock (including fractional interests) received by the BSB stockholders will be the same as the tax basis of their BSB common stock exchanged for the NBT stock; and

     (5) the holding period of the NBT common stock in the hands of former BSB stockholders will include the holding period of their BSB common stock exchanged for the NBT stock, provided the BSB common stock is held as a capital asset at the effective date of the merger.

     The discussion and the opinion of Duane, Morris & Heckscher LLP do not purport to deal with all tax aspects of federal income taxation that may affect particular stockholders of BSB in light of their individual circumstances, and are not intended for holders subject to special treatment under the tax law (including dealers in securities, financial institutions, insurance companies, tax-exempt organizations, non-United States persons, holders who hold their stock as part of a hedging transaction, an appreciated financial position, straddle or conversion transaction, holders who do not hold their stock as capital assets and holders who acquired their stock pursuant to the exercise of options or otherwise as compensation). In addition, the discussion and the opinion do not consider the effect of any applicable state, local or foreign tax laws.

     Each stockholder of BSB is urged to consult his or her tax advisor as to the particular tax consequences to the stockholder of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

                             REGULATORY APPROVALS

     Because NBT and BSB are bank holding companies registered under the Bank Holding Company Act, the merger is subject to the application and approval requirements of the Bank Holding Company Act. Since, however, the merger is part of a simultaneous transaction in which NBT Bank and BSB Bank are merging, and since the merger of the banks requires the prior approval of the Comptroller of the Currency under the Bank Merger Act and certain other requirements set forth in regulations of the Board of Governors of the Federal Reserve System are met, the application and approval requirements of the Bank Holding Company Act are subject to waiver by the Board of Governors. NBT has filed a notice with the Board of Governors requesting such a waiver. As of the date of this joint proxy statement/prospectus, the Board of Governors had not informed NBT whether this waiver will be granted.

     If the Board of Governors does not grant a waiver of the application and approval requirements of the Bank Holding Company Act, NBT will file an application with the Board of Governors for approval of the merger. This application, if filed, would describe the terms of the merger, the parties involved, the activities to be conducted by the combined company as a result of the merger, and other financial and managerial information. In evaluating such an application, the Board of Governors would consider the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal stockholders) and prospects of the existing and combined institutions and the benefits that may be expected from the merger. Among other things, the Board of Governors would evaluate the capital adequacy of NBT before and after completion of the merger. In addition, under the Community Reinvestment Act of 1977, the Board of Governors will take into account the record of performance of NBT and BSB in meeting the credit needs of their communities, including low- and moderate-income neighborhoods.

     The Board of Governors may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The Board of Governors may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Board of Governors finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

     Applicable federal law provides for the publication of notice and public comment on any application filed by NBT with the Board of Governors for approval of the merger. Under current law, if an application is required, the merger may not be completed until the Board of Governors has approved the merger and a period of 30 days, or fewer if prescribed by the Board of Governors with the concurrence of the Attorney General of the United States, following the date of approval of the merger by the Board of Governors, has expired. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of the approval of the Board of Governors, unless a court specifically orders otherwise.

     NBT Bank and BSB Bank have filed an application with the Comptroller of the Currency requesting approval of the bank merger. Copies of this application have been provided to the U.S. Department of Justice and other governmental agencies. The application describes the terms of the merger, the parties involved, the activities to be conducted by the combined bank as a result of the merger, and provides other financial and managerial information. In evaluating the application, the Comptroller of the Currency will consider the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the bank merger. Among other things, the Comptroller of the Currency will evaluate the capital adequacy of the combined bank after completion of the bank merger. In addition, under the Community Reinvestment Act of 1977, the Comptroller of the Currency will take into account the record of performance of NBT Bank and BSB Bank in meeting the credit needs of their communities, including low- and moderate-income neighborhoods.

     The Comptroller of the Currency may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. The Comptroller of the Currency may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Comptroller of the Currency finds that the anticompetitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

     Applicable federal law provides for the publication of notice and public comment on the application filed by NBT Bank and BSB Bank with the Comptroller of the Currency. Under current law, the merger may not be completed until the Comptroller of the Currency has approved the merger and a period of 30 days, or fewer if prescribed by the Comptroller of the Currency with the concurrence of the Attorney General of the United States, following the date of approval of the merger by the Comptroller of the Currency, has expired. As of the date of this joint proxy statement-prospectus, the Comptroller of the Currency had not acted on the application of NBT Bank and BSB Bank. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of the approval of the Comptroller of the Currency, unless a court specifically orders otherwise.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by BSB stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger or the bank merger.

     NBT and BSB are not aware of any governmental approvals or requirements under banking laws and regulations whose receipt or satisfaction are necessary for the merger to become effective other than those described above. NBT and BSB intend to seek any other approval and to take any other action that may be required to effect the merger and the bank merger.

     The merger and the bank merger cannot be completed unless all necessary regulatory approvals are granted and all statutory waiting periods thereafter have expired. There can be no assurance that any required approval can be obtained either prior to or after the special meetings or, if obtained, there can be no assurance as to the date of any of those approvals or the absence of any litigation challenging those approvals. There can likewise be no assurance that the U.S. Department of Justice, the Attorney General of the State of New York, or private persons will not challenge the merger on antitrust grounds, or, if a challenge is made, the result of the challenge.

     The Comptroller of the Currency and the U.S. Department of Justice are reviewing the merger to determine if it will have a significant adverse effect upon competition in any section of the country. In an effort to avoid delay or dispute with respect to competitive factors, NBT Bank and BSB Bank have indicated their willingness to divest a branch office, assuming agreement by the Comptroller of the Currency and the Department of Justice that the proposed divestiture resolves any competitive issues with respect to the merger. The parties would agree to divest BSB Bank's only branch in Chenango County, New York, together with the deposits and loans booked to that facility, which approximated $62.1 million in deposits and $6.1 million in loans at June 30, 2000. The unaudited pro forma combined financial statements do not reflect the potential impact of such a divestiture or any other divestiture that the Comptroller of the Currency or the Department of Justice might request.
Although such divestiture or any other divestiture may affect certain pro forma combined financial statement amounts, merger and restructuring costs and cost savings and revenues, NBT and BSB believe that the aggregate amount and financial impact of any such divestiture or divestitures will not have a material adverse effect on the combined company.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     NBT common stock trades on the Nasdaq National Market under the symbol
"NBTB."   Following the merger, the shares of [TBD] common stock will continue to trade on the Nasdaq National Market under the symbol "__________________." BSB common stock trades on the Nasdaq National Market under the symbol "BSBN." Following the merger, NBT will deregister the BSB common stock under the Exchange Act, and the common stock of BSB will cease trading on the Nasdaq National Market.

     The following table has been restated to reflect the payment by NBT of any stock dividends or splits and sets forth for the periods indicated (1) the range of high and low sales prices of the NBT common stock and the BSB common stock, and (2) the amount of cash dividends declared per share by each company:

                                                                             NBT                                 BSB
                                                                             ---                                 ---
                                                                Sales Prices                           Sale Prices
                                                                ------------                           -----------
                                                              High       Low        Dividends       High        Low      Dividends
                                                              ----       ---        ---------       ----        ---      ---------
1998
             First Quarter                                   $19.05    $15.99       $ 0.117       $36.00      $28.00       $.20
             Second Quarter                                   23.48     18.37         0.154        35.25       27.50        .20
             Third Quarter                                    23.81     17.58         0.154        32.75       25.63        .20
             Fourth Quarter                                   24.29     19.72         0.162        33.00       22.00        .23
1999
             First Quarter                                   $23.33    $19.89       $ 0.162       $32.68      $24.25       $.22
             Second Quarter                                   21.19     19.05         0.162        28.00       24.25        .23
             Third Quarter                                    20.90     16.43         0.162        27.63       24.00        .25
             Fourth Quarter                                   17.98     14.63         0.170        24.88       18.50        .25

2000
             First Quarter                                   $16.50    $11.38        $0.170       $22.97      $16.75       $.25
             Second Quarter                                   14.50      9.38         0.170        21.75       17.50        .25


          The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of [TBD] and its subsidiaries (and, prior to completion of the merger, of NBT and its subsidiaries insofar as NBT dividends are covered and BSB and its subsidiaries insofar as BSB dividends are concerned), applicable government regulations, and other factors deemed relevant by the [TBD] board (and by the boards of NBT and BSB prior to completion of the merger). Various federal and state laws limit the ability of affiliated banks to pay dividends to their parent corporations. The merger agreement restricts the cash dividends payable on BSB common stock, pending completion of the merger. See "Adoption of the Merger Agreement -- Conduct of Business Pending Completion the Merger."

          On April 19, 2000, the last full trading day prior to the public announcement of the proposed merger, the highest sales price of NBT common stock was $12.125 per share, the lowest sales price of NBT common stock was $11.25 per share and the last reported sales price of NBT common stock was $12.00 per share. On ___________, 2000, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported sales price of NBT common stock was __________ per share. We urge stockholders to obtain current market quotations prior to making any decisions with respect to the merger.

          On April 19, 2000, the last full trading day prior to the public announcement of the proposed merger, the highest sales price of BSB common stock was $18.25 per share, the lowest sales price of BSB common stock was $17.88 per share and the last reported sales price of BSB common stock was $17.875 per share. On ______________, 2000, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported sales price of BSB common stock was _______ per share. We urge stockholders to obtain current market quotations prior to making any decisions with respect to the merger.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     Upon completion of the merger, the stockholders of BSB will become stockholders of NBT, which will be renamed [TBD]. The rights of BSB stockholders are presently governed by Delaware law, the BSB certificate of incorporation, as amended, and the BSB bylaws, as amended. The rights of former BSB stockholders will be governed by Delaware law, the NBT certificate of incorporation, as amended, and the NBT bylaws, as amended. The following chart summarizes the material differences between the rights of holders of BSB common stock prior to and after completion of the merger. This summary does not purport to be complete and we qualify the summary in its entirety by reference to the BSB certificate of incorporation, as amended, the BSB bylaws, as amended, the NBT certificate of incorporation, as amended, and the NBT bylaws, as amended, and the relevant provisions of Delaware law. You can obtain copies of the governing corporate instruments of NBT and BSB, without charge, by following the instructions listed under "Where You Can Find More Information."


                                           BSB Stockholders'                                    NBT Stockholders'
                                                 Rights                                              Rights
                                                 ------                                              ------
------------------------------------------------------------------------------------------------------------------------------------
 Special Meeting of          Special meetings of the stockholders may be     Special meetings may be called by the board of
 Stockholders                called at any time by affirmative vote of a     directors or the chairman of the board, or if there is
                             majority of the board of directors and may      none, by the president, or by the holders of at least
                             not be called by stockholders of BSB.           50% of all shares entitled to vote at the meeting.
------------------------------------------------------------------------------------------------------------------------------------
 Vacancies on the board of   Any vacancies in the board of directors for     Stockholders may fill vacancies at a stockholders'
 directors and Additional    any reason and any newly created directorship   meeting.  Directors may fill vacancies by a majority
 Directors                   from any increase in the number of directors    vote of the directors then in office.  The director
                             may be filled only by the board of directors,   chosen by the current directors to fill the vacancy
                             acting by a vote of a majority of the           holds the office until the time of the next election
                             directors then in office. Any director so       of directors, at which point the stockholders shall
                             chosen to fill a vacancy shall serve until      fill the vacancy for the remainder of the unexpired
                             the next election of the class for which the    term of office.  Directors may also fill newly-created
                             director will have been chosen, and until his   directorships other than an increase by more than
                             or her successor is elected and qualified.      three in the number of directors.  Any director
                             Any director appointed to the board of          appointed to the board of directors by reason of
                             directors by reason of an increase of           increase of directors shall serve until the successor
                             directors shall serve until that director's     is elected and qualified.
                             term shall end.
------------------------------------------------------------------------------------------------------------------------------------
Liability of Directors       Directors are not personally liable to BSB or   Directors are not personally liable to NBT or its
                             its stockholders for monetary damages for any   stockholders for monetary damages for breaches of
                             action taken or for any failure to take any     fiduciary duty, except (1) for breach of the
                             action, unless the director has (1) breached    director's duty of loyalty, (2) for acts and omissions
                             or failed to perform his or her fiduciary       not in good faith or which involve intentional
                             duties of loyalty, good faith and due care or   misconduct or a knowing violation of law, (3) for
                             (2) authorized any unlawful dividend, stock     unlawful payments of dividends or unlawful stock
                             purchase, or stock payment or derived any       purchases or redemptions or (4) for any transaction
                             improper personal benefit.                      where the director received an improper personal
                                                                             benefit.
------------------------------------------------------------------------------------------------------------------------------------

                                           BSB Stockholders'                                    NBT Stockholders'
                                                 Rights                                              Rights
                                                 ------                                              ------
------------------------------------------------------------------------------------------------------------------------------------
 Indemnification of          A BSB director, officer, employee or agent is   An NBT director or officer is entitled to
 Directors, Officers,        entitled to indemnification to the full         indemnification if he or she acted in good faith and
 Employees or Agents         extent authorized by law.                       in a manner he or she reasonably believed to be in, or
                                                                             not opposed to, the best interest of NBT and, with
                                                                             respect to any criminal action or proceeding, had no
                                                                             reasonable cause to believe his or her conduct was
                                                                             unlawful.
------------------------------------------------------------------------------------------------------------------------------------
 Restrictions upon Certain   Any business combination involving BSB or a     Any business combination involving NBT or a subsidiary
 Business Combinations       subsidiary and a major stockholder or           and a major stockholder or affiliate requires the
                             affiliate of such major stockholder requires    affirmative vote of the holders of not less than 80%
                             the affirmative vote of the holders of the      of the outstanding shares of NBT common stock,
                             holders of a majority of the outstanding        excluding the shares owned by the major stockholder
                             shares of BSB common or preferred stock         and its affiliates.  The certificate defines "major
                             entitled to vote and not owned or controlled    stockholder" as any person who beneficially owns 5% or
                             by any major stockholder.  The certificate      more of NBT's voting stock.
                             defines "major stockholder" as any person who
                             beneficially owns 10% or more of BSB's voting   However, such an affirmative vote will not apply to a
                             stock.                                          business combination involving a major stockholder or
                                                                             its affiliate if the business combination is approved
                             However, such an affirmative vote will not      by two-thirds of the directors who were directors
                             apply to a business combination involving a     prior to the time when the major stockholder became a
                             major stockholder or its affiliate if the       major stockholder.
                             business combination is approved by a
                             majority of the directors who were directors
                             prior to the time when the major stockholder
                             became a major stockholder or the transaction
                             meets other specific requirements outlined in
                             the certificate of incorporation of BSB.
------------------------------------------------------------------------------------------------------------------------------------
 Amendments to Certificate   Amendments generally require the approval of    Amendments generally require the approval of the board
 of Incorporation            the board of directors and the approval of      of directors and the approval of the holders of a
                             two-thirds of the outstanding stock entitled    majority of the outstanding stock entitled to vote
                             to vote upon the amendment. However, only a     upon the amendment. Any amendment to those provisions
                             majority of the outstanding stock entitled to   of the certificate of incorporation that relate to
                             vote upon the amendment is required if the      business combinations involving NBT or a subsidiary
                             proposed amendment is approved by a vote of     and a major stockholder or affiliate require the
                             75% of the board of directors.                  affirmative vote of at least 80% of the outstanding
                                                                             shares of voting stock, and if there is a major
                                                                             stockholder, such 80% vote must include the
                                                                             affirmative vote of at least 80% of the outstanding
                                                                             shares of voting stock held by stockholders other than
                                                                             the major stockholder and its affiliates.
------------------------------------------------------------------------------------------------------------------------------------

                                           BSB Stockholders'                                    NBT Stockholders'
                                                 Rights                                              Rights
                                                 ------                                              ------
------------------------------------------------------------------------------------------------------------------------------------
Amendments to Bylaws         A majority of the directors or stockholders     A majority of the directors, or stockholders holding a
                             holding a majority of the outstanding shares    majority of the outstanding shares entitled to vote,
                             entitled to vote may make, amend or repeal      may make, amend or repeal the bylaws.  The NBT bylaws
                             the bylaws.                                     permit the stockholders to adopt, approve or designate
                                                                             bylaws that may not be amended, altered or repealed
                                                                             except by a specified percentage in interest of all
                                                                             the stockholders or of a particular class of
                                                                             stockholders.
------------------------------------------------------------------------------------------------------------------------------------


                                 OTHER MATTERS

     The board of directors of NBT and BSB are unaware of other matters to be voted on at either the NBT special meeting or the BSB special meeting. If other matters do properly come before the respective meetings, including consideration of a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies, each of NBT and BSB intend that the persons appointed in the respective proxies will vote, or not vote for such matters in their discretion the shares represented by proxies in the accompanying proxy card.


                                 LEGAL MATTERS

     The validity of the common stock to be issued in connection with the merger and certain federal income tax consequences of the merger will be passed upon by Duane, Morris & Heckscher LLP, Washington, D.C.


                                    EXPERTS

     The supplemental consolidated financial statements of NBT, included in the current report on Form 8-K dated August 1, 2000, as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent auditors, which is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of BSB as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference in this registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     NBT and BSB have used and incorporated by reference "forward-looking statements" in this joint proxy statement/prospectus. Words such as "will permit," "will afford," "believes," "expects," "may," "should," "projected," "contemplates," or "anticipates" may constitute forward-looking statements. These statements are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to risks and uncertainties that could cause our actual results to differ materially. NBT and BSB have used these statements to describe our expectations and estimates in various sections of this joint proxy statement/prospectus, including:

     .    Summary -- Our Reasons for the Merger;

     .    Summary -- Selected Historical and Pro Forma Combined Financial Data;

     .    The Merger -- Background of the Merger;

     . The Merger -- Recommendation of the NBT Board and NBT's Reasons for the Merger;

     . The Merger -- Recommendation of the BSB Board and BSB's Reasons for the Merger;

     .    The Merger -- Opinion of NBT's Financial Advisor;

     .    The Merger -- Opinion of BSB's Financial Advisor; and

     .    Unaudited Pro Forma Combined Financial Statements.

     Factors that might cause such differences include, but are not limited to: the timing of closing the proposed merger being delayed; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally in areas in which NBT and BSB conduct their operations, being less favorable than expected; the cost and effort required to integrate aspects of the operations of the companies being more difficult than expected; expected cost savings from the proposed merger not being fully realized or realized within the expected time frame; and legislation or regulatory changes which adversely affect the ability of the combined company to conduct its current and future operations. NBT and BSB disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included in this joint proxy statement/prospectus to reflect future events or developments. NBT's actual results could differ materially from those set forth in the forward-looking statements because of many reasons, including the risk factors listed above. This list may not be exhaustive.

                      WHERE YOU CAN FIND MORE INFORMATION

     NBT and BSB file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at [http://www.sec.gov]. In addition, you may read and copy NBT's SEC filings at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500, and BSB's SEC filings at Nasdaq. Our Internet addresses are [www.nbtbank.com] with respect to NBT and [www.bsbbank.com] with respect to BSB.

     NBT has filed a registration statement on Form S-4 to register with the SEC the NBT common stock to be issued to the holders of BSB common stock in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of NBT in addition to being a proxy statement of NBT and BSB for the NBT special meeting and the BSB special meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the companies, their finances and NBT common stock.

NBT Bancorp Inc. SEC Filings

     .    annual report on Form 10-K for the year ended December 31, 1999;

     . quarterly report on Form 10-Q for the calendar quarter ended March 31, 2000;

     . current reports on Form 8-K, filed with the SEC on February 22, 2000, March 3, 2000, March 31, 2000, April 19, 2000, and August 1, 2000;

     . prospectus/proxy statement, dated March 31, 2000, included in the registration statement on Form S-4 (File No. 333-30988);

     . prospectus/proxy statement supplement, dated May 10, 2000, included in the registration statement on Form S-4 (File No. 333- 30988); and

     . description of registrant's securities, dated February 24, 2000, in the registration statement on Form 8-A/A (File No. 00014703).



BSB Bancorp, Inc.  SEC Filings

     .    annual report on Form 10-K for the year ended December 31, 1999;

     . quarterly report on Form 10-Q for the calendar quarter ended March 31, 2000;

     . current reports on Form 8-K, filed with the SEC on January 4, 2000 and April 19, 2000; and

     . description of registrant's securities, dated March 21, 1988, in registration statement on Form S-4 (File No. 333-20403).

     We incorporate by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the effective time of the merger.

     NBT has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to NBT and BSB has supplied all such information relating to BSB.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. You can obtain documents incorporated by reference from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

     NBT Bancorp Inc.                      BSB Bancorp, Inc.
     52 South Broad Street                 58-68 Exchange Street
     Norwich, New York 13815               Binghamton, New York 13901
     Attention: Michael J. Chewens, CPA    Attention: Larry G. Denniston
     Tel: (607) 337-6520                   Tel: (609) 779-2406

     If you would like to request documents from us, please do so by [____________________, 2000] to receive them prior to the NBT special meeting and BSB special meeting.

     You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the NBT proposal and the BSB proposal. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [_______________________________]. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of NBT common stock in the merger shall create any implication to the contrary.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma combined balance sheet presents the financial position of NBT and BSB as of March 31, 2000 assuming that the merger had occurred as of March 31, 2000 after giving effect to certain pro forma adjustments described in the accompanying notes. The following unaudited pro forma condensed combined statements of income for the three months ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997 present the combined historical results of operations of NBT and BSB as if the merger had been completed as of the first day of the period presented. The financial information for NBT has been restated to include the effects of the mergers with Lake Ariel Bancorp, Inc. and Pioneer American Holding Company Corp., which were completed on February 17, 2000 and July 1, 2000, respectively, and have been accounted for as poolings of interests. Pro forma earnings per common share are based on the exchange ratio of 2.0 shares of NBT common stock for each share of BSB common stock issued and outstanding. The fiscal years of NBT and BSB end December 31. The unaudited pro forma condensed combined balance sheet reflects estimated non-recurring charges that may be incurred in connection with the mergers.

     The unaudited pro forma condensed combined financial statements were prepared giving effect to the merger on the pooling of interests accounting method. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expense of NBT and BSB are combined and reflected at their historical amounts, except as noted in the accompanying notes.

     The combined company expects to achieve certain merger benefits in the form of operating expense reductions and revenue enhancements. The unaudited pro forma condensed combined statements of income do not reflect potential operating expense reductions or revenue enhancements that are expected to result from the mergers, and therefore may not be indicative of the results of future operations. No assurance can be given with respect to the ultimate level of operating expense reductions or revenue enhancements.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements and accompanying notes of NBT and BSB and the supplemental consolidated financial statements of NBT and accompanying notes, included in Current Report on Form 8-K filed August 1, 2000, which have been restated to include the effects of the Lake Ariel and Pioneer American mergers, which we incorporate by reference herein. The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These statements are not necessarily indicative of the combined financial position and results of operations that would have occurred if the mergers had been completed on March 31, 2000 or at the beginning of the respective periods presented or that may be attained in the future.

Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2000
(in thousands)

                                                                  NBT           BSB         Pro Forma      Combined
                                                              Bancorp Inc.  Bancorp, Inc.  Adjustments     Pro Forma
ASSETS
Cash and cash equivalents                                   $    74,039    $    47,718    $         -    $   121,757
Securities available for sale, at fair value                    602,767        361,879              -        964,646
Securities held to maturity (fair value-NBT Bancorp Inc.
  $110,368 and BSB Bancorp, Inc. $13,208)                       114,518         13,079              -        127,597
Loans                                                         1,540,798      1,745,959                     3,286,757
Less: Allowance for loan losses                                  20,688         31,705              -         52,393
--------------------------------------------------------------------------------------------------------------------
   Net loans                                                  1,520,110      1,714,254              -      3,234,364
Premises and equipment, net                                      46,202         15,541              -         61,743
Other assets                                                     87,198         78,393          4,500        170,091
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                $ 2,444,834    $ 2,230,864    $     4,500    $ 4,680,198
====================================================================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Demand (noninterest bearing)                               $   256,421    $   139,639    $         -        396,060
 Savings,NOW, and money market                                  601,208        653,091              -      1,254,299
 Time                                                           965,994      1,106,548              -      2,072,542
--------------------------------------------------------------------------------------------------------------------
  Total deposits                                              1,823,623      1,899,278              -      3,722,901
Borrowings                                                      406,727        135,982              -        542,709
Other liabilities                                                19,859          8,588         16,500         44,947
Mandatorily redeemable preferred securities of subsidiary             -         30,000              -         30,000
--------------------------------------------------------------------------------------------------------------------
  Total liabilities                                           2,250,209      2,073,848         16,500      4,340,557
--------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies

Stockholders' equity:
  Preferred stock                                                     -              -              -              -
  Common stock                                                      237            114             91            442
  Additional paid in capital                                    180,163         37,590        (13,548)       204,205
  Retained earnings                                              46,580        143,481        (12,000)       178,061
  Accumulated other comprehensive loss                          (21,044)       (10,712)             -        (31,756)
  Common stock in treasury, at cost                             (11,311)       (13,457)        13,457        (11,311)
--------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                    194,625        157,016        (12,000)       339,641
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 2,444,834    $ 2,230,864    $     4,500    $ 4,680,198
====================================================================================================================

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 31, 2000
(in thousands, except per share data)

                                                         NBT            BSB              Pro Forma    Combined
                                                     Bancorp Inc.   Bancorp, Inc.       Adjustments   Pro Forma
Interest and fee income:
 Loan                                                  $32,237        $39,593               $ -        $71,830
 Securities                                             12,223          6,674                 -         18,897
 Other                                                     406             13                 -            419
--------------------------------------------------------------------------------------------------------------
   Total interest and fee income:                       44,866         46,280                 -         91,146
--------------------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                                               16,083         21,319                 -         37,402
 Borrowings                                              5,535          2,582                 -          8,117
--------------------------------------------------------------------------------------------------------------
  Total interest expense                                21,618         23,901                 -         45,519
--------------------------------------------------------------------------------------------------------------
 Net interest income                                    23,248         22,379                 -         45,627
 Provision for loan losses                               1,454          4,608                 -          6,062
--------------------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses    21,794         17,771                 -         39,565
--------------------------------------------------------------------------------------------------------------

Noninterest income:
 Trust                                                     860            331                 -          1,191
 Service charges on deposit accounts                     2,146          1,213                 -          3,359
 Net security gains (losses)                                 -              -                 -              -
 Other                                                   1,330          1,817                 -          3,147
--------------------------------------------------------------------------------------------------------------
  Total noninterest income                               4,336          3,361                 -          7,697
--------------------------------------------------------------------------------------------------------------


Noninterest expense:
  Salaries and employee benefits                         8,403          5,899                 -         14,302
  Office supplies and postage                              711            393                 -          1,104
  Occupancy                                              1,501            727                 -          2,228
  Equipment                                              1,362            442                 -          1,804
  Professional fees and outside services                   996          1,479                 -          2,475
  Data processing and communications                     1,228            416                 -          1,644
  Amortization of intangible assets                        322             96                 -            418
  Merger and acquisition charges                         1,122              -                 -          1,122
  Other operating                                        2,113          2,261                 -          4,374
--------------------------------------------------------------------------------------------------------------
   Total noninterest expense                            17,758         11,713                 -         29,471
--------------------------------------------------------------------------------------------------------------
 Income before income taxes                              8,372          9,419                 -         17,791
 Income taxes                                            3,092          3,671                 -          6,763
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
   Net Income                                          $ 5,280        $ 5,748               $ -        $11,028
==============================================================================================================


Weighted Average Shares Outstanding
  Basic                                                 23,198         10,243                           43,684
  Diluted                                               23,345         10,337                           44,019


Earnings Per Share
  Basic                                                $  0.23        $  0.56                          $  0.25
  Diluted                                              $  0.23        $  0.56                          $  0.25

See accompanying notes to the unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months End March 31, 1999
(in thousands, except per share data)


                                                             NBT              BSB          Pro Forma            Combined
                                                          Bancorp Inc.    Bancorp, Inc.    Adjustments          Pro Forma
Interest and fee income:
 Loan                                                     $ 27,491         $ 35,463          $ -                $ 62,954
 Securities                                                 10,756            6,838            -                  17,594
 Other                                                         540              204            -                     744
-------------------------------------------------------------------------------------------------------------------------
   Total interest and fee income:                           38,787           42,505            -                  81,292
-------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                                                   13,735           17,927            -                  31,662
 Borrowings                                                  3,846            3,466            -                   7,312
-------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                    17,581           21,393            -                  38,974
-------------------------------------------------------------------------------------------------------------------------
 Net interest income                                        21,206           21,112            -                  42,318
 Provision for loan losses                                   1,195            3,461            -                   4,656
-------------------------------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses        20,011           17,651            -                  37,662
-------------------------------------------------------------------------------------------------------------------------

Noninterest income:
 Trust                                                         835              251            -                   1,086
 Service charges on deposit accounts                         1,925            1,000            -                   2,925
 Net security gains (losses)                                   668             (401)           -                     267
 Other                                                       1,491            1,539            -                   3,030
-------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                   4,919            2,389            -                   7,308
-------------------------------------------------------------------------------------------------------------------------


Noninterest expense:
  Salaries and employee benefits                             7,301            5,081            -                  12,382
  Office supplies and postage                                  782              433            -                   1,215
  Occupancy                                                  1,309              773            -                   2,082
  Equipment                                                  1,189              427            -                   1,616
  Professional fees and outside services                       880            1,331            -                   2,211
  Data processing and communications                         1,090              490            -                   1,580
  Amortization of intangible assets                            339               96            -                     435
  Other operating                                            1,799            2,533            -                   4,332
-------------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                14,689           11,164            -                  25,853
-------------------------------------------------------------------------------------------------------------------------
 Income before income taxes                                 10,241            8,876            -                  19,117
 Income taxes                                                3,582            3,340            -                   6,922
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
   Net Income                                             $  6,659         $  5,536          $ -                $ 12,195
=========================================================================================================================


Weighted Average Shares Outstanding
  Basic                                                     23,132           10,071                               43,274
  Diluted                                                   23,423           10,341                               44,105


Earnings Per Share
  Basic                                                   $   0.29         $   0.55                             $   0.28
  Diluted                                                 $   0.28         $   0.54                             $   0.28

See accompanying notes to the unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Twelve Months Ended December 31, 1999
(in thousands, except per share data)


                                                                    NBT              BSB            Pro Forma         Combined
                                                                Bancorp Inc.     Bancorp, Inc.     Adjustments        Pro Forma
Interest and fee income:
 Loans                                                          $ 115,896         $ 151,001            $ -           $ 266,897
 Securities                                                        48,175            25,038              -              73,213
 Other                                                                707               682              -               1,389
-------------------------------------------------------------------------------------------------------------------------------
   Total interest and fee income:                                 164,778           176,721              -             341,499
-------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                                                          56,586            75,542              -             132,128
 Borrowings                                                        18,894            14,034              -              32,928
-------------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                           75,480            89,576              -             165,056
-------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                               89,298            87,145              -             176,443
 Provision for loan losses                                          5,440            19,137              -              24,577
-------------------------------------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses               83,858            68,008              -             151,866
-------------------------------------------------------------------------------------------------------------------------------

Noninterest income:
 Trust                                                              3,305             1,104              -               4,409
 Service charges on deposit accounts                                7,938             4,382              -              12,320
 Net security gains (losses)                                        1,804              (231)             -               1,573
 Other                                                              6,205             7,116              -              13,321
-------------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                         19,252            12,371              -              31,623
-------------------------------------------------------------------------------------------------------------------------------


Noninterest expense:
  Salaries and employee benefits                                   30,504            20,386              -              50,890
  Office supplies and postage                                       2,970             1,684              -               4,654
  Occupancy                                                         5,379             2,874              -               8,253
  Equipment                                                         5,220             1,733              -               6,953
  Professional fees and outside services                            4,330             6,001              -              10,331
  Data processing and communications                                4,528             1,930              -               6,458
  Amortization of intangible assets                                 1,317               386              -               1,703
  Merger and acquisition charges                                      798             5,408              -               6,206
  Other operating                                                   7,836            10,261              -              18,097
-------------------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                       62,882            50,663              -             113,545
-------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes                                        40,228            29,716              -              69,944
 Income taxes                                                      13,971            11,491              -              25,462
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
   Net Income                                                   $  26,257         $  18,225            $ -           $  44,482
===============================================================================================================================


Weighted Average Shares Outstanding
  Basic                                                            23,089            10,138                             43,365
  Diluted                                                          23,382            10,312                             44,006


Earnings Per Share
  Basic                                                         $    1.14         $    1.80                          $    1.03
  Diluted                                                       $    1.12         $    1.77                          $    1.01

See accompanying notes to the unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Twelve Months Ended December 31, 1998
(in thousands, except per share data)


                                                                    NBT                 BSB            Pro Forma      Combined
                                                                Bancorp Inc.       Bancorp, Inc.      Adjustments    Pro Forma
Interest and fee income:
 Loans                                                         $ 108,492            $ 139,374            $ -         $ 247,866
 Securities                                                       49,099               25,926              -            75,025
 Other                                                             1,011                  866              -             1,877
-------------------------------------------------------------------------------------------------------------------------------
   Total interest and fee income:                                158,602              166,166              -           324,768
-------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                                                         58,898               72,387              -           131,285
 Borrowings                                                       15,838               12,399              -            28,237
-------------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                          74,736               84,786              -           159,522
-------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                              83,866               81,380              -           165,246
 Provision for loan losses                                         6,149               12,931              -            19,080
-------------------------------------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses              77,717               68,449              -           146,166
-------------------------------------------------------------------------------------------------------------------------------

Noninterest income:
 Trust                                                             3,115                  994              -             4,109
 Service charges on deposit accounts                               6,729                3,714              -            10,443
 Net security gains (losses)                                       1,567                 (851)             -               716
 Other                                                             6,463                4,738              -            11,201
-------------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                        17,874                8,595              -            26,469
-------------------------------------------------------------------------------------------------------------------------------


Noninterest expense:
  Salaries and employee benefits                                  29,286               19,528              -            48,814
  Office supplies and postage                                      3,029                1,998              -             5,027
  Occupancy                                                        5,159                2,911              -             8,070
  Equipment                                                        4,372                1,466              -             5,838
  Professional fees and outside services                           4,402                4,086              -             8,488
  Data processing and communications                               4,279                2,027              -             6,306
  Amortization of intangible assets                                1,314                  386              -             1,700
  Other operating                                                  9,706                9,581              -            19,287
-------------------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                      61,547               41,983              -           103,530
-------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes                                       34,044               35,061              -            69,105
 Income taxes                                                      7,149               13,542              -            20,691
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
   Net Income                                                  $  26,895            $  21,519            $ -         $  48,414
===============================================================================================================================


Weighted Average Shares Outstanding
  Basic                                                           23,199               10,006                           43,211
  Diluted                                                         23,691               10,365                           44,421


Earnings Per Share
  Basic                                                        $    1.16            $    2.15                        $    1.12
  Diluted                                                      $    1.14            $    2.08                        $    1.09

See accompanying notes to the unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Twelve Months Ended December 31, 1997
(in thousands, except per share data)

                                                NBT               BSB        Pro Forma    Combined
                                            Bancorp Inc.    Bancorp, Inc.  Adjustments   Pro Forma
Interest and fee income:
 Loans                                         $ 99,789       $ 120,750         $ -     $ 220,539
 Securities                                      46,622          20,398           -        67,020
 Other                                              927             200           -         1,127
--------------------------------------------------------------------------------------------------
   Total interest and fee income:               147,338         141,348           -       288,686
--------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                                        56,966          60,180           -       117,146
 Borrowings                                      11,926          11,272           -        23,198
--------------------------------------------------------------------------------------------------
  Total interest expense                         68,892          71,452           -       140,344
--------------------------------------------------------------------------------------------------
 Net interest income                             78,446          69,896           -       148,342
 Provision for loan losses                        4,820          10,814           -        15,634
--------------------------------------------------------------------------------------------------
 Net interest income after provision for loan los73,626          59,082           -       132,708
--------------------------------------------------------------------------------------------------

Noninterest income:
 Trust                                            2,675             709           -         3,384
 Service charges on deposit accounts              6,339           3,297           -         9,636
 Net security gains (losses)                         34             380           -           414
 Other                                            4,880           3,762           -         8,642
--------------------------------------------------------------------------------------------------
  Total noninterest income                       13,928           8,148           -        22,076
--------------------------------------------------------------------------------------------------


Noninterest expense:
  Salaries and employee benefits                 27,151          17,121           -        44,272
  Office supplies and postage                     2,757           1,886           -         4,643
  Occupancy                                       4,780           2,547           -         7,327
  Equipment                                       3,317           1,378           -         4,695
  Professional fees and outside services          3,385           2,716           -         6,101
  Data processing and communications              3,422           1,358           -         4,780
  Amortization of intangible assets               1,544             386           -         1,930
  Other operating                                 8,104           9,548           -        17,652
--------------------------------------------------------------------------------------------------
   Total noninterest expense                     54,460          36,940           -        91,400
--------------------------------------------------------------------------------------------------
 Income before income taxes                      33,094          30,290           -        63,384
 Income taxes                                    10,906          11,641           -        22,547
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
   Net Income                                  $ 22,188        $ 18,649         $ -      $ 40,837
==================================================================================================


Weighted Average Shares Outstanding
  Basic                                          22,239           9,905                    42,049
  Diluted                                        22,698          10,258                    43,214


Earnings Per Share
  Basic                                          $ 1.00          $ 1.88                    $ 0.97
  Diluted                                        $ 0.98          $ 1.82                    $ 0.94


NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     (1) Pro forma earnings per common share (EPS) have been calculated based on the weighted average number of shares of NBT plus additional shares of NBT assumed to be issued in the merger in exchange for the weighted average outstanding shares of BSB for each applicable period based on the exchange ratios of 2.0.

     (2) Pro forma entry to retire treasury stock held by BSB Bancorp, Inc. (approximately 1,174,216 shares having a par value of $.01 per share)

Common                                                                                 $11,742
Surplus                                                                            $13,445,258
Treasury Stock                                                                                                  $13,457,000

BSB Common Stock - Issued at March 31, 2000                                         11,430,761
less treasury retired-above                                                        (1,174,216)
                                                                                   -----------
BSB common stock issued and outstanding                                             10,256,545
                                                                                    ==========

Pro forma entry to issue 2.0 shares of NBT Bancorp Inc. Common Stock in exchange for each share of BSB Bancorp, Inc. Common Stock to be issued is determined as follows:


NBT Bancorp Inc. common share issued                                                                             23,793,509
BSB Bancorp, Inc. common shares issued, after
            retirement of treasury stock
            (10,256,545 common shares times conversion ration of 2.0)                                            20,513,090
                                                                                                                 ----------
Combined pro forma total common shares issued                                                                    44,306,599

Par value per common share of NBT                                                                                      0.01

                                                                                                                    -------
Combined pro forma total par value                                                                                  443,066

Actual par value of common stock at March 31, 2000

NBT Bancorp, Inc.                                                                      237,935
BSB Bancorp, Inc. (after retirement of treasury shares)                                102,566                      340,501
                                                                                                                    -------
Required increase in par value                                                                                      102,565
                                                                                                                    =======

Entry to conform to par value of common stock:
Surplus                                                                                102,565
Common Stock                                                                                                        102,565

Summary of pro forma entries above

Surplus                                                                             13,547,823
Common stock                                                                                                         90,823
Treasury stock                                                                                                   13,457,000

     (3) Authorized, issued and outstanding share information is as follows at March 31, 2000:

                                   NBT                             BSB                            NBT/BSB
                                                                                                 Pro Forma
Preferred
  Authorized                     2,500,000                      2,500,000                         2,500,000
  Issued and Outstanding                 -                              -                                 -

Common
  Par Value                      $    0.01                       $   0.01                         $    0.01
  Authorized                    30,000,000                     30,000,000                       100,000,000
  Issued                        23,793,509                     11,430,761                        44,306,599
  Outstanding                   23,270,942                     10,256,545                        43,784,032


          (4) The unaudited pro forma condensed combined balance sheet at March 31, 2000 reflects anticipated merger and integration costs for the BSB merger. Costs related to the BSB merger are estimated to be in the range at $16.0 million to $17.0 million ($11.5 million to $12.5 million after taxes). These estimates include primarily investment banking, legal, accounting, printing, employee and contract termination costs. Anticipated merger and integration cost estimates are not included in the unaudited pro forma condensed combined statements of income for any of the periods presented.

          The pro forma statements do not reflect potential expense reductions or revenue enhancements expected to be realized subsequent to consummation of the merger.

          The unaudited pro forma condensed combined balance sheet at March 31, 2000 only reflects merger and integration costs related to the Lake Ariel and Pioneer American mergers that were incurred through March 31, 2000. It is anticipated that there will be an additional $10.1 million of merger and integration costs incurred in the future in connection with the Lake Ariel and Pioneer American mergers. These additional costs are not recognized in the unaudited pro forma condensed combined balance sheet at March 31, 2000.

          The entries to record the anticipated merger and integration costs on the unaudited pro forma condensed combined balance sheet are:


BSB
---
Current Tax Receivable                 $4,500,000
Retained Earnings                     $12,000,000
    Other Liabilities                                        $ 16,500,000

                                NBT BANCORP INC.

               Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael Nearing and Adelbert L. Button, and either of them, with full power of substitution, proxies to vote all of the stock of NBT Bancorp Inc. ("NBT") which the undersigned is entitled to vote at the special meeting of stockholders of NBT to be held at the on , 2000 at [a.m./p.m.] local time, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, upon the following proposal described in the accompanying joint proxy statement/prospectus, in accordance with the following instructions. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE FOLLOWING PROPOSAL.


            To consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of April 19, 2000, and amended as of May 17, 2000, between NBT and BSB Bancorp, Inc., a Delaware corporation.


             [_] FOR           [_] AGAINST          [_] ABSTAIN


X           Please mark your
            votes as in this
            example.

(Continued and to be signed on reverse side)   SEE REVERSE SIDE


          TO VOTE BY TELEPHONE (TOUCH TONE ONLY)
          --------------------------------------

          Please call toll-free 1-800-______________ and follow the instructions. Have your control number and this proxy card available when you call.

          The control number is _____________.

(Continued from other side)


Date:                            Signature(s)
     ----------------------


                                        -----------------------------------

                                        -----------------------------------

                                        -----------------------------------

                                        Please sign here exactly as name(s)
                                        appear(s) on this proxy card. When
                                        signing as attorney, executor,
                                        administrator, trustee, guardian, or in
                                        any other fiduciary capacity, give full
                                        title. If more than one person acts as
                                        trustee, all should sign. All joint
                                        owners must sign.

I plan to attend the Special Meeting: ___________

Please mark (on reverse side), sign and date, and mail in the enclosed postage paid envelope.

                               BSB BANCORP, INC.

Proxy Solicited on Behalf of Board of Directors


          The undersigned hereby appoints [ ] or any one or more of them, with full power of substitution, proxies, to vote all of the stock of BSB Bancorp, Inc., which the undersigned is entitled to vote at the Special Meeting of Stockholders of BSB to be held at on , 2000 at [a.m./p.m.] local time or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, upon the following proposal described in the accompanying joint proxy statement/prospectus, in accordance with the following instructions. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE FOLLOWING PROPOSAL.

          To consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of April 19, 2000, and amended as of May 17, 2000, between NBT Bancorp Inc. and BSB, a Delaware corporation.

          [_] FOR        [_] AGAINST       [_] ABSTAIN


X         Please mark your
          votes as in this
          example.

(Continued and to be signed on reverse side)   SEE REVERSE SIDE


TO VOTE BY TELEPHONE (TOUCH TONE ONLY)
--------------------------------------

          Please call toll-free 1-800-_______________ and follow the instructions. Have your control number and this proxy card available when you call.

          The control number is __________________.

(Continued from other side)


Date:                            Signature(s)
     ----------------------


                                        -----------------------------------

                                        -----------------------------------

                                        -----------------------------------

                                        Please sign here exactly as name(s)
                                        appear(s) on this proxy card. When
                                        signing as attorney, executor,
                                        administrator, trustee, guardian, or in
                                        any other fiduciary capacity, give full
                                        title. If more than one person acts as
                                        trustee, all should sign. All joint
                                        owners must sign.

I plan to attend the Special Meeting: ___________

Please mark (on reverse side), sign and date, and mail in the enclosed postage paid envelope.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                NBT BANCORP INC.

                                      AND

                               BSB BANCORP, INC.

                           dated as of April 19, 2000

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
ARTICLE I  THE MERGER ........................................................    2

   SECTION 1.01.  The Merger .................................................    2
   SECTION 1.02.  Effective Time .............................................    2
   SECTION 1.03.  Effect of the Merger .......................................    3
   SECTION 1.04.  Certificate of Incorporation and Bylaws ....................    3
   SECTION 1.05.  Senior Executive Officers ..................................    3
   SECTION 1.06.  Representation on the Board of the Surviving Corporation ...    4
   SECTION 1.07.  Composition of the Board of the Resulting Bank..............    5
   SECTION 1.08.  Conversion of Common Stock .................................    5
   SECTION 1.09.  Exchange of Certificates ...................................    6
   SECTION 1.10.  Treatment of Stock Options .................................    9
   SECTION 1.11.  Stock Transfer Books .......................................   10
   SECTION 1.12.  Anti-Dilution Adjustment ...................................   10
   SECTION 1.13.  Tax Consequences ...........................................   11

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF BSB ............................   11

   SECTION 2.01.  Organization and Qualification of BSB; Subsidiaries ........   11
   SECTION 2.02.  Certificate of Incorporation and Bylaws ....................   12
   SECTION 2.03.  Capitalization .............................................   13
   SECTION 2.04.  Authority; State Takeover Laws; Certificate of Incorporation   13
   SECTION 2.05.  No Conflict; Required Filings and Consents .................   14
   SECTION 2.06.  Compliance .................................................   16
   SECTION 2.07.  Securities and Banking Reports; Financial Statements .......   16
   SECTION 2.08.  Absence of Certain Changes or Events .......................   17
   SECTION 2.09.  Absence of Litigation and Agreements .......................   17
   SECTION 2.10.  Employee Benefit Plans .....................................   18
   SECTION 2.11.  Material Contracts .........................................   21
   SECTION 2.12.  Environmental Matters ......................................   21
   SECTION 2.13.  Taxes ......................................................   22
   SECTION 2.14.  Affiliates .................................................   24
   SECTION 2.15.  Derivative Instruments .....................................   24
   SECTION 2.16.  Regulatory Approvals .......................................   25
   SECTION 2.17.  Brokers ....................................................   25
   SECTION 2.18.  Pooling of Interests and Tax Matters .......................   25
   SECTION 2.19.  Vote Required ..............................................   25
   SECTION 2.20.  Fairness Opinion ...........................................   25
   SECTION 2.21.  Rights Agreement ...........................................   26

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF NBT ...........................   26

   SECTION 3.01.  Organization and Qualification of NBT; Subsidiaries ........   26
   SECTION 3.02.  Certificate of Incorporation and Bylaws ....................   27
   SECTION 3.03.  Capitalization .............................................   27
   SECTION 3.04.  Authority ..................................................   28
   SECTION 3.05.  No Conflict; Required Filings and Consents .................   29
   SECTION 3.06.  Compliance .................................................   30
   SECTION 3.07.  Securities and Banking Reports; Financial Statements .......   31
   SECTION 3.08.  Absence of Certain Changes or Events .......................   32
   SECTION 3.09.  Absence of Litigation and Agreements .......................   32
   SECTION 3.10.  Employee Benefit Plans .....................................   33
   SECTION 3.11.  Material Contracts .........................................   36
   SECTION 3.12.  Environmental Matters ......................................   36
   SECTION 3.13.  Taxes ......................................................   37
   SECTION 3.14.  Affiliates .................................................   38
   SECTION 3.15.  Derivative Instruments .....................................   38
   SECTION 3.16.  Regulatory Approvals .......................................   39
   SECTION 3.17.  Brokers ....................................................   39
   SECTION 3.18.  Pooling of Interest and Tax Matters ........................   39
   SECTION 3.19.  Votes Required .............................................   39
   SECTION 3.20.  Fairness Opinion ...........................................   39
   SECTION 3.21.  Right Agreement ............................................   40

ARTICLE IV  COVENANTS OF BSB AND NBT .........................................   40

   SECTION 4.01.  Affirmative Covenants ......................................   40
   SECTION 4.02.  Negative Covenants .........................................   40

ARTICLE V  ADDITIONAL AGREEMENTS .............................................   43

   SECTION 5.01.  Registration Statement; Joint Proxy Statement ..............   43
   SECTION 5.02.  Meetings of Shareholders ...................................   45
   SECTION 5.03.  Access to Information; Confidentiality .....................   46
   SECTION 5.04.  Appropriate Action; Consents; Filings ......................   46
   SECTION 5.05.  No Solicitation of Transactions ............................   47
   SECTION 5.06.  Indemnification ............................................   49
   SECTION 5.07.  Employee Benefits ..........................................   51
   SECTION 5.08.  Executive Agreements and Employee Severance ................   52
   SECTION 5.09.  Notification of Certain Matters ............................   53
   SECTION 5.10.  Public Announcements .......................................   53
   SECTION 5.11.  Expenses ...................................................   53
   SECTION 5.12.  Delivery of Stockolder List ................................   54
   SECTION 5.13.  Letters of Accountants .....................................   54
   SECTION 5.14.  BSB Reports ................................................   54
   SECTION 5.15.  NBT Reports ................................................   55

   SECTION 5.16.  Pooling ....................................................   55
   SECTION 5.17.  Disclosure Schedules .......................................   55
   SECTION 5.18.  Regulatory Matters .........................................   56

ARTICLE VI  CONDITIONS OF MERGER .............................................   57

   SECTION 6.01.  Conditions to Obligation of Each Party to Effect the Merger    57
   SECTION 6.02.  Additional Conditions to Obligations of NBT ................   58
   SECTION 6.03.  Additional Conditions to Obligations of BSB ................   59

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER ...............................   60

   SECTION 7.01.  Termination ................................................   60
   SECTION 7.02.  Effect of Termination ......................................   61
   SECTION 7.03.  Amendment ..................................................   62
   SECTION 7.04.  Waiver .....................................................   62

ARTICLE VIII  GENERAL PROVISIONS .............................................   62

   SECTION 8.01.  Closing ....................................................   62
   SECTION 8.02.  Non-Survival of Representations, Warranties and
                  Agreements .................................................   62
   SECTION 8.03.  Notices ....................................................   63
   SECTION 8.04.  Additional Definitions .....................................   63
   SECTION 8.05.  Headings ...................................................   64
   SECTION 8.06.  Severability ...............................................   64
   SECTION 8.07.  Entire Agreement ...........................................   65
   SECTION 8.08.  Assignment .................................................   65
   SECTION 8.09.  Parties in Interest ........................................   65
   SECTION 8.10.  Governing Law ..............................................   65
   SECTION 8.11.  Counterparts ...............................................   65

EXHIBITS
--------

A         Bank Plan of Merger
B         BSB Stock Option Agreement
C         NBT Stock Option Agreement
D         Certificate of Merger
E         Senior Executive Officers
F         BSB Stockholder Agreement
G         NBT Stockholder Agreement

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2000 (this "Agreement"), by and between NBT BANCORP INC, a Delaware corporation ("NBT"),
----------                                                             ---
and BSB BANCORP, INC, a Delaware corporation ("BSB") (at times, referred to
                                               ---
herein as the "Party" or the "Parties").
               -----          -------

                              W I T N E S S E T H:

          WHEREAS, NBT is a registered bank holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company
                                          ---
Act of 1956, as amended (the "BHCA"); and
                              ----

          WHEREAS, BSB is a registered bank holding company with the FRB under the BHCA; and

          WHEREAS, the Boards of Directors of NBT and BSB have determined it is advisable and in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which BSB will, subject to the terms and conditions set forth herein, merge with and into NBT, with NBT being the Surviving Corporation (as hereinafter defined) (the "Merger"); and
                           ------

          WHEREAS, prior to consummation of the Merger, NBT and BSB will cause BSB Bank & Trust Company, a New York-chartered commercial bank and trust company headquartered in Binghamton, New York and wholly owned subsidiary of BSB ("BSB
                                                                           ---
Bank"), and NBT Bank, National Association, a national banking association
----
headquartered in Norwich, New York and wholly owned subsidiary of NBT ("NBT
                                                                        ---
Bank"), to enter into a bank plan of merger, in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), providing for the merger of BSB Bank
---------       ---------------------
with and into NBT Bank (the "Bank Merger"), with NBT Bank being the resulting
                             -----------
bank of the Bank Merger (the "Resulting Bank"), and it is intended that the Bank
                              --------------
Merger be consummated immediately after consummation of the Merger; and

          WHEREAS, in order to effect the aforementioned combination, the respective Boards of Directors of NBT and BSB have (i) determined in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") that
                                                            ------------
the Merger, pursuant and subject to the terms and conditions of this Agreement, is advisable and in the best interests of their respective corporations and their stockholders, and (ii) adopted a resolution approving this Agreement and the other transactions contemplated hereby; and

          WHEREAS, the Board of Directors of NBT has resolved to recommend approval of this Agreement and the Merger by the stockholders of NBT; and

          WHEREAS, the Board of Directors of BSB has resolved to recommend approval of this Agreement and the Merger by the stockholders of BSB; and

          WHEREAS, NBT and BSB intend to effect a merger that qualifies for pooling of interests accounting treatment and that qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") with this Agreement representing the plan of reorganization for purposes
 ----
of the Code; and

          WHEREAS, as a condition and inducement to NBT to enter into this Agreement, BSB will enter into a stock option agreement in the form attached hereto as Exhibit B (the "BSB Stock Option Agreement"); and
          ---------       --------------------------

          WHEREAS, as a condition and inducement to BSB to enter into this Agreement, NBT will enter into a stock option agreement in the form attached hereto as Exhibit C (the "NBT Stock Option Agreement"); and
          ---------       --------------------------

          WHEREAS the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                    ARTICLE I


                                   THE MERGER

          SECTION 1.01.  The Merger.
                         ----------

          Subject to the terms and conditions of this Agreement, in accordance with Delaware Law, at the Effective Time (as defined in Section 1.02) BSB shall merge with and into NBT. As a result of the Merger, the separate corporate existence of BSB shall cease and NBT will continue as the surviving corporation of the Merger (the "Surviving Corporation").
                    ---------------------

          SECTION 1.02.  Effective Time.
                         --------------

          The Merger shall become effective on the date and at the time specified in the Certificate of Merger (the "Certificate of Merger") in
                                             ---------------------
substantially the form attached as Exhibit D hereto, as filed with the Secretary
                                   ---------
of State of the State of Delaware (the date and time so specified in the Certificate of Merger is hereinafter referred to as the "Effective Time").
                                                         --------------

          SECTION 1.03.  Effect of the Merger.
                         --------------------

          (a) Legal Effect.  At and after the Effective Time, the Merger shall
              ------------
have the effects set forth in Sections 259 and 261 of Delaware Law.

          (b) Name Changes.  The names of the Surviving Corporation and the
              ------------
Resulting Bank shall be changed at the Effective Time to new names to be determined by mutual agreement of the Parties within 45 days after the execution of this Agreement; provided that neither the Surviving Corporation's new name nor the Resulting Bank's new name shall include "NBT" or "BSB."

          (c) Post-Merger Operations.  Upon the Merger, the Parties intend that
              ----------------------
the headquarters and principal offices of the Surviving Corporation will be in Binghamton, New York. It is further anticipated that the Surviving Corporation and its subsidiaries will, for the foreseeable future, maintain significant operations in Chenango and Oneida Counties, New York and in Lackawanna County, Pennsylvania.

          SECTION 1.04.  Certificate of Incorporation and Bylaws.
                         ---------------------------------------

          (a) At the Effective Time, the Certificate of Incorporation, as amended, of NBT in effect immediately prior to the Effective Time shall be amended in the Merger by (i) amending Article FIRST thereof to reflect the new name of the Surviving Corporation and by (ii) amending Article FOURTH thereof to read as follows:

         "FOURTH:  The total number of shares of all classes of stock which the
          ------
          Corporation shall have the authority to issue is One Hundred Five Million (105,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock having a par value of $.01 per share and Five Million (5,000,000) shares of Preferred Stock having a par value of $.01 per share."

As so amended, the Certificate of Incorporation of NBT shall be the Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Bylaws of NBT in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, except that the Bylaws shall be revised to reflect the new name of the Surviving Corporation.

          (b) At the Effective Time, the Certificate of Organization, Articles of Association and Bylaws of NBT Bank in effect immediately prior to the Effective Time shall become the Certificate of Organization, Articles of Association and Bylaws of the Resulting Bank, except that such organizational documents shall be amended to reflect the new name of the Resulting Bank.

          SECTION 1.05.  Senior Executive Officers..
                         --------------------------

          At the Effective Time, the persons listed in Exhibit E attached hereto
                                                       ---------
shall serve as the senior
executive officers of the Surviving Corporation and the senior executive officers of the Resulting Bank in the capacities noted opposite their respective names.

          SECTION 1.06.  Representation on the Board of the Surviving
                         --------------------------------------------
                         Corporation
                         -----------

          (a) (i) If the proposed acquisition of Pioneer American Holding Company Corp. ("Pioneer") by NBT is consummated prior to the Effective Time, at the Effective Time, the board of directors of the Surviving Corporation shall consist of 15 directors, seven of whom shall be designated by BSB's board of directors and six of whom shall be designated by NBT's board of directors from among the existing membership of their respective boards of directors immediately prior to the Effective Time. In designating these directors, each of BSB and NBT shall allocate those directors to Class 1, Class 2 and Class 3 as equally as possible. In addition, NBT shall designate one director, from among the former members of the board of directors of Lake Ariel Bancorp, Inc. (the "Former Lake Members") who are serving on the board of NBT at the Effective Time. If there are no such Former Lake Members, NBT shall designate another Former Lake Member. NBT shall also designate one director from among the former members of the board of directors of Pioneer (the "Former Pioneer Members") who are serving on the Board of NBT at the Effective Time. If there are no such Former Pioneer Members at the Effective Time, NBT shall designate another Former Pioneer Member. The Former Lake Member and the Former Pioneer Member so designated shall become directors of the Surviving Corporation and shall be allocated to the classes on the board of directors as equally as possible. (ii) If the proposed acquisition of Pioneer is not consummated prior to the Effective Time, the board of directors of the Surviving Corporation shall consist of 13 directors, six of whom shall be designated by BSB's board of directors, six of whom shall be designated by NBT's board of directors and one Former Lake Member designated by NBT who is serving on the Board of NBT at the Effective Time. If there are no such Former Lake Members, NBT shall designate another Former Lake Member. The directors designated by each of BSB and NBT shall be allocated to classes as equally as possible. (iii) The selections to be made pursuant to this
Section 1.06(a) shall be made no later than 20 Business Days following the date of this Agreement and shall be noted on Schedule 1.06(a) to be attached to and deemed a part of this Agreement. It is agreed that if any individual so designated shall be unable or unwilling to serve as a director of the Surviving Corporation at the Effective Time, the party that designated such individual shall designate another individual, who was eligible under this Section 1.06(a) to have been so designated on or before 20 Business Days following the date of this Agreement, to serve in such individual's place. If no other individual is so eligible, then the size of the board of directors of the Surviving Corporation shall be reduced by one. BSB and NBT agree to establish within 20 Business Days following the date of this Agreement transition committees to be comprised of the individuals designated to serve on the Board of Directors of the Surviving Corporation ("Transition Committees") and such Transition Committees shall meet periodically at times to be decided by mutual agreement of BSB and NBT until the Effective Date.

          (b) It is agreed that the composition of the board of directors of the Surviving Corporation outlined in paragraph (a) of this Section 1.06 implements an interim program that will change over time as the board of directors of the Surviving Corporation is expanded to include persons who are not currently directors of NBT, BSB, or Pioneer and whose membership on the board of directors of the Surviving Corporation will afford representation to communities within the present and prospective service area of the Surviving Corporation which are not currently represented on the board of directors of the Surviving Corporation.

          (c) The initial chairmanships of the committees of the Board of Directors of the Surviving Corporation shall be as set forth in Schedule 1.06(c), to be attached and deemed a part of this Agreement.

          SECTION 1.07   Composition of the Board of the Resulting Bank
                         ----------------------------------------------

          At the Effective Time, the board of directors of the Resulting Bank shall consist of the chairman of the board of directors of the Surviving Corporation, who shall serve as the chairman of the board of the Resulting Bank, and eight, ten or twelve other persons, half of whom will be designated by NBT and half of whom will be designated by BSB. The number of such other persons shall be agreed upon by NBT and BSB, and in the absence of timely agreement such number shall be set at ten. The number of directors and the selection of directors to be designated by NBT and BSB under this paragraph shall be determined and made no later than 20 Business Days following the date of this Agreement and shall be noted on Schedule 1.07 to be attached to and deemed a part of this Agreement, provided, that the president of the Resulting Bank shall be one of the directors so designated by NBT.

          SECTION 1.08.  Conversion of Common Stock.
                         --------------------------

          At the Effective Time, by virtue of the Merger and without any action on the part of NBT, BSB, or the holders of any of the following securities:

          (a) Each share of BSB common stock, par value $.01 per share ("BSB
                                                                         ---
Common Stock") (all such shares of BSB Common Stock being hereinafter
------------
collectively referred to as the "Shares") issued and outstanding immediately
                                 ------
prior to the Effective Time (other than any Shares to be cancelled pursuant to
Section 1.8(b)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted, in accordance with Section 1.09, into the right to receive two shares, as may be adjusted as provided elsewhere herein, of NBT common stock, par value $.01 per share ("NBT Common Stock") (the
                                                        ----------------
"Exchange Ratio").  As of the Effective Time, all such Shares shall no longer be
 --------------
outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing shares of NBT Common Stock into which such Shares are convertible. For the purposes of this Agreement, references to BSB Common Stock shall be deemed to include, where appropriate, references to the right to receive shares of BSB Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, dated as of May 24, 1999, as amended between BSB and American Stock Transfer & Trust Company ("AST") (the "BSB Rights Agreement"). Certificates
  ---         --------------------
previously representing Shares shall be exchanged for certificates representing whole shares of NBT Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.09, without interest. No fractional shares of NBT Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section
1.09 hereof.

          (b) Each Share held in the treasury of BSB and each Share owned by NBT or any direct or indirect wholly owned subsidiary of NBT immediately prior to the Effective Time (other than Shares held, directly or indirectly, by NBT, any NBT Subsidiary, BSB or any BSB Subsidiary in trust accounts, managed accounts and the like or otherwise held in a fiduciary or custodial capacity that are beneficially owned by third parties and Shares held by NBT, any NBT Subsidiary, BSB or any BSB Subsidiary in respect of debt previously contracted) shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          SECTION 1.09.  Exchange of Certificates.
                         ------------------------

          (a) Exchange Agent.  As of the Effective Time, NBT shall deposit, or
              --------------
shall cause to be deposited, with American Stock Transfer & Trust Company (the "Exchange Agent"), solely for the benefit of the holders of Shares, for exchange
---------------
in accordance with this Article I through the Exchange Agent, certificates representing the shares of NBT Common Stock (such certificates for shares of NBT Common Stock, and cash in lieu of fractional shares (if any), together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund", issuable pursuant to Section 1.08 in exchange for
        -------------
outstanding Shares.

          (b) Exchange Procedures.  Within two Business Days after the Effective
              -------------------
Time, NBT shall cause the Exchange Agent to mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted into the
                         ------------
right to receive shares of NBT Common Stock pursuant to Section 1.08 and cash in lieu of fractional shares of NBT Common Stock (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as NBT and BSB may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of NBT Common Stock together with any dividends or distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documentation as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of NBT Common Stock, which such holder has the right to receive in respect of the Shares formerly represented by such Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder) and cash in lieu of fractional shares of NBT Common Stock (if any) to which such holder is entitled pursuant to Section 1.09(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of BSB, a certificate representing the proper number of shares of NBT Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.09, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of NBT Common Stock, cash in lieu of any fractional shares of NBT Common Stock to which such holder is entitled pursuant to Section 1.09(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.09(c).

          (c) Distributions with Respect to Unexchanged Shares.  No dividends or
              ------------------------------------------------
other distributions declared or made after the Effective Time with respect to NBT Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of NBT Common Stock represented thereby, and no cash payment in lieu of fractional shares of NBT Common Stock (if any) shall be paid to any such holder pursuant to
Section 1.09(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of NBT Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of NBT Common Stock to which such holder is entitled pursuant to Section 1.09(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NBT Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of NBT Common Stock.

          (d) No Further Rights in the Shares.  All shares of NBT Common Stock
              -------------------------------
issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.09(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares. In accordance with Delaware Law, there shall be no appraisal rights available to holders of BSB Common Stock or NBT Common Stock in connection with the Merger.

          (e) No Fractional Shares.  Notwithstanding anything to the contrary
              --------------------
contained herein, no certificates or scrip representing fractional shares of NBT Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any other rights of a stockholder of NBT. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (determined after taking into account all fractional share interests then held by such holder) would otherwise be entitled to receive pursuant to Section 1.08 hereof multiplied by (ii) the actual market value of NBT Common Stock, which shall be deemed to be the average of the daily closing prices per share of NBT Common Stock for the twenty consecutive trading days on which shares of NBT are actually traded on the Nasdaq National Market ending on the third trading day preceding the date of the Effective Time as reported by the Wall Street Journal.
                                  -------------------

          (f) Termination of Exchange Fund.  Any portion of the Exchange Fund
              ----------------------------
which remains undistributed to the stockholders of BSB for twelve months after the Effective Time shall be delivered to NBT, upon demand, and any stockholders of BSB who have not theretofore complied with this Article I shall thereafter look only to NBT for the shares of NBT Common Stock, any cash in lieu of fractional shares of NBT Common Stock to which they are entitled pursuant to
Section 1.09(e) and any dividends or other distributions with respect to NBT Common Stock to which they are entitled pursuant to Section 1.09(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of NBT free and clear of any claims or interest of any person previously entitled thereto.

          (g) No Liability.  Neither NBT, or BSB shall be liable to any holder
              ------------
of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (h) Withholding Rights.  NBT shall be entitled to deduct and withhold
              ------------------
from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as NBT is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by NBT, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made by NBT.

          (i) Lost, Stolen or Destroyed Certificates.  In the event any
              --------------------------------------
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NBT, the posting by such person of a bond in such amount as NBT may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the NBT will issue or cause to be issued, in exchange for such lost, stolen or destroyed Certificate, the number of whole shares of NBT Common Stock and pay or cause to be paid the amounts deliverable in respect thereof pursuant to Sections 1.09(e) and 1.09(c) of this Agreement.

          SECTION 1.10.  Treatment of Stock Options.
                         --------------------------

          (a) At the Effective Time, each option granted (including any option heretofore assumed) by BSB to purchase Shares which is outstanding and unexercised immediately prior thereto shall be assumed by NBT. Such options shall cease to represent a right to acquire Shares and shall be converted automatically into an option to purchase shares of NBT Common Stock in an amount and at an exercise price determined as provided below:

               (i) the number of shares of NBT Common Stock to be subject to the assumed option shall be equal to the product of the number of shares of BSB Common Stock subject to the option originally granted by BSB, as previously adjusted, and the Exchange Ratio; provided that any fractional shares of
                                       --------
     NBT Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

               (ii) the exercise price per share of NBT Common Stock under the assumed option shall be equal to the exercise price per share of BSB Common Stock under the option originally granted by BSB, as previously adjusted, divided by the Exchange Ratio, provided that such exercise price shall be
                                    --------
     rounded up to the nearest whole cent.

          (b) The assumption of BSB options by NBT, as provided herein, shall comply with the requirements of Section 424(a) of the Code. The duration and other terms of the assumed option shall be the same as the original option except as provided in Sections 1.10(a)(i) and (ii) and except that all references to BSB shall be deemed to be references to NBT. Nothing herein shall be construed as preventing any option holder from exercising an option prior to the Effective Time in accordance with the terms thereof.

          (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, NBT shall assume the BSB 1986 Long-Term Incentive and Capital Accumulation Plan, as amended, the 1996 Long-Term Incentive and Capital Accumulation Plan, as amended, and the Directors Stock Option Plan (the "BSB Stock Plans"), with the result that all obligations of BSB
                  ---------------
under the BSB Stock Plans, including with respect to stock options issued by BSB that are outstanding at the Effective Time under each BSB Stock Plan, shall be obligations of NBT following the Effective Time.

          (d) No later than 45 days after the Effective Time, NBT shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of NBT Common Stock equal to the number of shares subject to the options assumed hereunder. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any assumed options may remain outstanding.

          (e) As soon as practicable after the Effective Time, NBT shall deliver to the holders of options to purchase BSB Common Stock appropriate notices setting forth such holders' rights pursuant to BSB Stock Plans and the agreements pursuant to which such options were issued, and the agreements evidencing the grant of such options shall be assumed by NBT and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.10 after giving effect to the Merger).

          (f) Prior to the Effective Time, NBT and BSB shall take commercially reasonably steps necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of BSB (including derivative securities) or acquisitions of NBT equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of NBT or (b) at the Effective Time, will become a director or officer of NBT, that may qualify for exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to be exempt thereunder.


          SECTION 1.11.  Stock Transfer Books.
                         --------------------

          At the Effective Time, the stock transfer books of BSB shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of BSB. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by any Laws. On or after the Effective Time, any Certificates presented to the Exchange Agent or NBT for any reason shall be treated in accordance with this Article I, any cash in lieu of fractional shares of NBT Common Stock to which the holders thereof are entitled pursuant to
Section 1.09(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.09(c).

          SECTION 1.12.   Anti-Dilution Adjustment-.
                          ------------------------

          If, subsequent to the date hereof and prior to the Effective Time, NBT shall pay a stock dividend or make a distribution on NBT Common Stock or other capital stock of NBT in shares of NBT Common Stock or other capital stock of NBT or any security convertible into NBT Common Stock or other capital stock of NBT or shall combine, subdivide, reclassify or recapitalize its stock, then in each such case, from and after the record date for determining the stockholders entitled to receive such dividend or distribution of the securities from such combination or subdivision, an appropriate adjustment shall be made to the Exchange Ratio, for purposes of determining the number of shares of NBT Common Stock into which BSB Common Stock shall be converted pursuant to Section 1.8 hereof. For purposes hereof, the payment of a dividend in NBT Common Stock, or the distribution on NBT Common Stock of securities convertible into NBT Common Stock, shall be deemed to have effected an increase in the number of outstanding shares of NBT Common Stock equal to the number of shares of NBT Common Stock into which such securities shall be initially convertible without the payment by the holder thereof of any consideration other than the surrender for cancellation of such convertible securities.

          SECTION 1.13  Tax Consequences.
                        ----------------

          It is intended that the Merger and Bank Merger shall each constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code. In the event that the requirements of such section would not be satisfied as a result of the Merger or the Bank Merger, NBT and BSB will use commercially reasonable efforts to restructure the transaction in a manner that would satisfy such requirements.

                                   ARTICLE II


                     REPRESENTATIONS AND WARRANTIES OF BSB

          Except as set forth in the disclosure schedule delivered by BSB to NBT prior to the execution of this Agreement which shall identify exceptions by specific Section references (provided that disclosure in one schedule will be
                             --------
deemed to satisfy disclosure in another schedule) (the "BSB Disclosure
                                                        --------------
Schedule"), BSB hereby represents and warrants to NBT that:

          SECTION 2.01.  Organization and Qualification of BSB; Subsidiaries.
                         ---------------------------------------------------

          (a) BSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BSB is duly registered as a bank holding company with the Board of Governors of the FRB under the BHCA. BSB has the corporate power and authority to own or lease all of its properties and assets and to carry on in its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or the location of any material properties or assets owned or leased by it makes such licensing or qualification necessary.

          (b) BSB Bank is a New York-chartered commercial bank and trust company duly organized and validly existing and in good standing under the laws of the State of New York. The deposit accounts of BSB Bank are insured to the applicable limits by the Federal Deposit Insurance Corporation ("FDIC") through
                                                                 ----
the Bank Insurance Fund ("BIF") to the fullest extent permitted by law, and all
                          ---
premiums and assessments required in connection therewith have been paid by BSB Bank. BSB Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on in its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or the location of any material properties or assets owned or leased by it makes such licensing or qualification necessary.

          (c) Section 2.01(c) of the BSB Disclosure Schedule sets forth a true and complete list of each of BSB's subsidiaries (the "BSB Subsidiaries") and all
                                                      ----------------
outstanding equity securities of each BSB Subsidiary and the percentage owned by BSB of such equity securities. Each BSB Subsidiary is wholly owned, directly or indirectly, by BSB. Except as set forth in Section 2.01(c) of the BSB Disclosure Schedule, all outstanding shares of capital stock of BSB Subsidiaries are validly issued, fully paid and nonassessable and are free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (each, a "Lien") with respect thereto. Each BSB
                                  ----
Subsidiary is a corporation, partnership, savings bank, savings and loan, bank or trust company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

          (d) Each of BSB and each BSB Subsidiary has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("BSB Permits") necessary to own, lease and operate its properties
             -----------
and to carry on its business as is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and BSB Permits would not, either individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.04 hereof) on BSB and the BSB Subsidiaries, taken as a whole. BSB has not received any notice of proceedings relating to the revocation or modification of any BSB Permits, except for any such revocation or modification which would not, either individually or in the aggregate, have a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole. BSB and each BSB Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole.

          (e) Section 2.01(e) of the BSB Disclosure Schedule sets forth a true, complete and correct list of all corporations, partnerships, limited liability companies or other organizations, whether an incorporated or unincorporated organization (each a "Corporate Entity") of which BSB or any BSB Subsidiary
                      ----------------
holds or beneficially owns 5% or more of the outstanding shares of any class of voting securities, a general partnership interest or other controlling interest, more than 24.9% of the outstanding capital stock (whether voting or nonvoting) and subordinated debt or is otherwise deemed to be a subsidiary within the meaning of the BHCA.

          SECTION 2.02.  Certificate of Incorporation and Bylaws.
                         ---------------------------------------

          BSB and the BSB Subsidiaries have heretofore furnished or made available to NBT a complete and correct copy of their respective Certificates of Incorporation and the Bylaws, as amended or restated. Such Certificates of

Incorporation and Bylaws are in full force and effect and none of BSB or the BSB Subsidiaries are in violation of any of the provisions of their respective Certificates of Incorporation or Bylaws.

          SECTION 2.03.  Capitalization.
                         ---------------

          (a) Capitalization of BSB.  The authorized capital stock of BSB as of
              ---------------------
March 31, 2000 consists of (i) 30,000,000 Shares, of which, 10,256,545 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, and all of which have been issued in compliance with applicable securities laws, and (ii) 2,500,000 shares of serial preferred stock, par value $.01 per share ("BSB Preferred Stock"), of which no shares are issued and
                 -------------------
outstanding. Since January 31, 2000 no shares of BSB Common Stock have been issued, except for shares issued upon exercise of options outstanding as of January 31, 2000 under the BSB Stock Plans. As of March 31, 2000, BSB had outstanding 963,730 options issued under the BSB Stock Plans, of which 619,346 were exercisable. No options have been granted since February 28, 2000 to the date of this Agreement under the BSB Stock Plans. As of the date of this Agreement, 1,174,216 shares of BSB Common Stock are held as treasury stock by BSB. Other than pursuant to the BSB Rights Agreement, the BSB Stock Plans and the BSB Stock Option Agreement, there are no options, warrants or other rights, rights of first refusal, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of BSB or obligating BSB to issue or sell any shares of capital stock of, or other equity interests in, BSB. There are no obligations, contingent or otherwise, of BSB to repurchase, redeem or otherwise acquire any shares or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity (including any BSB Subsidiary) other than pursuant to the BSB Rights Agreement.

          (b) Capital Stock of the BSB Subsidiaries.  Except as set forth in
              -------------------------------------
Section 2.03(b) of the BSB Disclosure Schedule, there are no options, warrants or other rights, rights of first refusal, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the BSB Subsidiaries or obligating any BSB Subsidiary to issue or sell any shares of capital stock of, or other equity interests in any BSB Subsidiary. There are no obligations, contingent or otherwise, of any BSB Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of any BSB Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

          SECTION 2.04.  Authority; State Takeover Laws; Certificate of
                         -----------------------------------------------
          Incorporation.
          --------------


          (a) BSB has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BSB and the consummation by BSB of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BSB and no other corporate proceedings on the part of BSB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the holders of a majority of the outstanding BSB Common Stock entitled to vote thereon in accordance with Delaware Law and BSB's Certificate of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by BSB and, assuming the due authorization, execution and delivery by NBT, constitutes the legal, valid and binding obligation of BSB enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and by general principles of equity.

          (b) The Board of Directors of BSB has taken all actions necessary under Delaware Law and BSB's Certificate of Incorporation, including approving the transactions contemplated herein, to insure that the restrictions on business combinations set forth in Delaware Law do not or will not apply to this Agreement, the transactions contemplated herein, the BSB Stock Option Agreement or the transactions contemplated therein or any transaction between NBT or its affiliates, on the one hand, and BSB or its affiliates, on the other hand, following the exercise of the option granted under the BSB Stock Option Agreement.

          SECTION 2.05.  No Conflict; Required Filings and Consents.
                         ------------------------------------------

          (a) Except as set forth in Section 2.05(a) of the BSB Disclosure Schedule, the execution and delivery of this Agreement by BSB does not, and the performance of this Agreement by BSB shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of BSB or any BSB Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment, decision, writ, injunction or decree (collectively, "Laws") applicable to BSB or any BSB
                                     ----
Subsidiary, or by which its respective properties are bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of BSB or any BSB Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BSB or any BSB Subsidiary is a party or by which BSB or any BSB Subsidiary or its respective properties are bound or affected, except (in the case of clauses (ii) and (iii) of this Section 2.05(a)) for any such conflicts, violations, breaches, defaults or other occurrences that would not, either individually or in the aggregate, have a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole.

          (b) The execution and delivery of this Agreement by BSB does not, and the performance of this Agreement by BSB shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, ("Approvals") except
                                                             ---------
(i) the filing of applications, notices and waiver requests, as applicable, as to the Merger and the

Bank Merger with the FRB under the BHCA and the Office of the Comptroller of the Currency ("OCC") under the National Bank Act, 12 USC section 1 et seq.
           ---
("National Bank Act") and the Bank Merger Act, 12 USC 1828(c) (the "Bank Merger
  -----------------                                                 -----------
Act"), and the approval of the foregoing applications, notices and waiver
---
requests; (ii) the filing of any required applications or notices with the OCC as to the subsidiary activities of BSB Bank, and the approval of the foregoing applications and notices; (iii) courtesy notice of the Bank Merger to the New York State Banking Department (the "NYSBD") and, if deemed necessary by the
                                    -----
NYSBD, the filing of an application with the NYSBD for NBT to become a bank holding company under New York law for a moment in time and the approval of such application; (iv) the filing with the SEC of a registration statement on Form S-4 to register the shares of NBT Common Stock to be issued in connection with the Merger (including the shares of NBT Common Stock that may be issued upon the exercise of the options referred to in Section 1.10 hereof), which will include the joint proxy statement/prospectus to be used in soliciting the approval of BSB and NBT stockholders at special meetings to be held in connection with this Agreement and the transactions contemplated hereby (such joint proxy statement as amended or supplemented is referred to herein as the "Joint Proxy
                                                         -----------
Statement"), (v) the approval of this Agreement by the requisite vote of the
---------
stockholders of BSB, (vi) the approval by NBT stockholders of (A) this Agreement and the issuance of NBT Common Stock in the Merger pursuant to this Agreement and (B) the amendments to NBT's Certificate of Incorporation to increase the number of shares of NBT Common Stock that NBT is authorized to issue and to provide a new name for the Surviving Corporation; (vii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the Delaware Law, (viii) the filings required by the National Bank Act and OCC regulations, (ix) the filings required by NASDAQ to list additional shares; (x) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the securities or
                                           -------
antitrust laws of any foreign country, and (xi) such filings, authorizations or approvals as may be set forth in Section 2.05(b) of the BSB Disclosure Schedule. No consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), or with any third party are
                         -------------------
necessary in connection with (1) the execution and delivery by BSB of this Agreement and the BSB Stock Option Agreement, (2) the consummation by BSB of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by BSB Bank of the Bank Merger Agreement, (4) the performance by BSB of its obligations under the BSB Stock Option Agreement; and (5) the consummation by BSB Bank of the Bank Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of BSB to consummate the transactions contemplated hereby.

          (c) BSB hereby represents to NBT that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 2.05 cannot be obtained or granted on a timely basis.

          SECTION 2.06.  Compliance.
                         ----------

          Neither BSB nor any BSB Subsidiary is in conflict with, or in default or violation of (i) any Law applicable to BSB or the BSB Subsidiaries or by which any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BSB or any BSB Subsidiary is a party or by which BSB or any BSB Subsidiary or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, either individually or in the aggregate, have a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole.

          SECTION 2.07.  Securities and Banking Reports; Financial Statements.
                         ----------------------------------------------------

          (a) BSB and the BSB Subsidiaries have filed, except as set for in
Schedule 2.07 of the BSB Disclosure Schedule, all material forms, reports, registrations, statements and documents, together with any amendments required to be made with respect thereto that were required to be filed since January 1, 1995 with (i) the SEC and (ii)(A) any self regulatory organization ("SRO"), (B)
                                                                     ---
any other federal, state or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, "Regulatory Agencies") and
                                                    -------------------
(C) all other reports and statements (the filings made with the entities listed in subclause (ii) (being referred to as "Other Reports") required to be filed by
                                         -------------
BSB and any BSB Subsidiary since January 1, 1995, and paid all fees and assessments due and payable in connection therewith, except, in the case of the Other Reports, where failure to file such form, report, registration, statement or document or pay such fees and assessments would not, either individually or in the aggregate, have a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole (all such forms, reports, registrations, statements and documents are collectively referred to as the "BSB Reports").
                                                              -----------
The BSB Reports, including all BSB Reports filed after the date of this Agreement, (i) were, or will be, prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in any filings with the SEC since January 1, 1995 (the "BSB SEC Reports"), including any BSB SEC Reports filed
                      ---------------
since the date of this Agreement and prior to or at the Effective Time, have been, or will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods
                                           ----
involved (except as may be indicated in the notes thereto) and each fairly presents, or will fairly present, in all material respects, the consolidated financial position of BSB and the BSB Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (c) Except as and to the extent set forth on the consolidated balance sheet of BSB and the BSB Subsidiaries as of December 31, 1999, including all notes thereto (the "BSB Balance Sheet"), neither BSB nor any BSB Subsidiary has
                    -----------------
any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities or obligations incurred in the ordinary course of business since December 31, 1999 and (ii) liabilities or obligations that would not, either individually or in the aggregate, have a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole.

          SECTION 2.08.  Absence of Certain Changes or Events.
                         ------------------------------------

          Except as disclosed in the BSB SEC Reports filed prior to the date of this Agreement, since December 31, 1999, (a) BSB and the BSB Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and (b) there has been no event which has had, or is reasonably likely to result in, either individually or in the aggregate, a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole.

          SECTION 2.09.  Absence of Litigation and Agreements.
                         ------------------------------------

          (a) Except as disclosed in the BSB SEC Reports filed prior to the date of this Agreement or set forth in Section 2.09 of the BSB Disclosure Schedule,
(i) neither BSB nor any BSB Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing investigation by, any federal or state savings and loan or bank regulatory authority or other governmental entity or regulatory authority, or any judgment, order, writ, injunction, decree or award of any governmental entity or regulatory authority or arbitrator, including, without limitation, cease-and-desist or other orders which, either individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole; (ii) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting BSB or the BSB Subsidiaries pending or, to the knowledge of BSB, threatened, except (A) as of the date of this Agreement, for matters which individually seek damages not in excess of $500,000 and (B) as of the Closing (as defined in Section 8.01), for matters which otherwise cannot reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole; and (iii) there are not uncured violations, or violations with respect to which refunds or restitutions may be required, cited in any compliance report to BSB or the BSB Subsidiaries as a result of the examination by any bank regulatory authority, which would have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole.

          (b) Except as set forth on the BSB Disclosure Schedule at Section 2.09, neither BSB nor any of the BSB Subsidiaries is a party to any written agreement or memorandum of understanding with, or party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any governmental entity or agency which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management nor has BSB or any BSB Subsidiary (i) been advised by any governmental entity or agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission or (ii) have knowledge of any pending or threatened regulatory investigation. Neither BSB nor any BSB Subsidiary is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

          SECTION 2.10.  Employee Benefit Plans.
                         ----------------------

          (a) Section 2.10 of the BSB Disclosure Schedule sets forth a true and complete list of all benefit plans, arrangements, commitments and payroll practices (whether or not employee benefit plans ("BSB Plans" or "BSB Plan") as
                                                   ---------      --------
defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, sick leave, vacation pay,
             -----
severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health, including hospitalization, medical and dental, life insurance and scholarship programs maintained as of the date of this Agreement or within the last six years of the date of this Agreement, for the benefit of any present or former employees of BSB, any of the BSB Subsidiaries or any other entity which together with BSB would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c), (m) or (o) ("BSB ERISA Affiliate") or to which BSB or any BSB ERISA
                          -------------------
Affiliate has contributed or is or was within the last six years obligated to make payments.

          (b) With respect to each BSB Plan, BSB has heretofore delivered or made available to NBT true, correct and complete copies of the plan document, trust agreement, if any, all insurance policies, if any, and all material related documents, including, but not limited to, (i) the actuarial report for each BSB Plan that is a defined benefit plan, funded welfare plan or other plan requiring actuarial valuation for each of the last five years, (ii) the most recent determination letter from the Internal Revenue Service ("IRS"), if such
                                                                ---
BSB Plan is intended to be a qualified plan under Section 401(a) of the Code,
(iii) the current summary plan description and each summary of material modification, (iv) each Form 5500 series filed for the preceding five plan years, (v) each agreement with each fiduciary and service provider relating to such BSB Plan, and (vi) all substantive correspondence relating to such BSB Plan addressed to or received from the IRS, the U.S. Department of Labor ("DOL"), the
                                                                      ---

Pension Benefit Guaranty Corporation ("PBGC") or any other governmental agency;
                                       ----
(vii) each bond required by Section 412 of ERISA, each fiduciary liability insurance policy, and each agreement to indemnify any fiduciary, including each amendment to any such document.

          (c) Except as set forth in Section 2.10(c) of the BSB Disclosure
Schedule:

            (i) Each BSB Plan has been operated and administered in all material respects in compliance with the terms of its governing document(s) and instrument(s) and applicable Laws, including, but not limited to, ERISA and the Code, and the funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA");
                                                        -----

            (ii) Each BSB Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is and from its inception has been so qualified, and any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, each such Plan has received from the Internal Revenue Service a favorable determination letter to such effect upon which BSB or a BSB ERISA Affiliate is entitled to rely as to such matters and which is currently applicable, and neither BSB nor any BSB ERISA Affiliate is aware of any circumstance or event which would jeopardize the tax-qualified status of any BSB Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any BSB Plan;

            (iii) With respect to each BSB Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such BSB Plan, based upon the actuarial assumptions used by the PBGC to determine the level of funding required in the event of termination of such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits;

            (iv) No BSB Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of BSB or any BSB ERISA Affiliate beyond their retirement or other termination of employment with BSB or a BSB ERISA Affiliate, other than coverage mandated by applicable Law, death benefits or retirement benefits under a Plan that is an "employee pension plan," as defined by Section 3(2) of ERISA, deferred compensation benefits under a BSB Plan that are accrued as liabilities on the books of BSB or any BSB ERISA Affiliate, or benefits the full cost of which is borne by the current or former employee (or his beneficiary);

            (v) No liability under Title IV of ERISA has been incurred by BSB or any BSB ERISA Affiliate that has not been satisfied in full as of the date of this Agreement, and no condition exists that presents a material risk of BSB or any BSB ERISA Affiliate incurring a material liability thereunder;

          (vi) No BSB Plan is a "multiemployer plan," as such term is defined in
Section 3(37) of ERISA, nor has BSB or any BSB ERISA Affiliate ever had any obligation to contribute to a multiemployer plan or otherwise incurred or assumed any liability for complete or partial withdrawal from such a plan that is a pension plan subject to Title IV of ERISA;

          (vii) All contributions or other amounts payable by BSB or any BSB ERISA Affiliate as of the Effective Time with respect to each BSB Plan and all other liabilities of each such entity with respect to each such BSB Plan, with respect to current or prior plan years, have been paid or accrued in accordance with GAAP and Section 412 of the Code;

          (viii) Neither BSB nor any BSB ERISA Affiliate nor any BSB Plan has engaged in any transaction with respect to which any of the aforementioned entities could be subject to either a civil liability or civil penalty assessed pursuant to Sections 409, 501(i) or 502(l) of ERISA or a tax imposed pursuant to
Section 4975 or 4976 of the Code;

          (ix) There are and, for the past three years there have been, no inquiries, proceedings, claims, suits pending or, to the knowledge of BSB, threatened (other than routine claims for benefits) by any governmental agency or authority or by any participant or beneficiary against any of the BSB Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such BSB Plans with respect to the design or operation of a BSB Plan;

          (x) Each BSB Plan could be terminated as of the Effective Time without material liability to BSB or any BSB ERISA Affiliate in excess of the amount accrued with respect to such Plan on the financial statements of BSB or such BSB ERISA Affiliate;

          (xi) No BSB Plan, either individually or collectively, provides for any payment by BSB or any BSB ERISA Affiliate that would not be deductible under Code Sections 162(a)(1), 162(m) or 404, or that would, after giving effect to the transactions contemplated by this Agreement, constitute an "excess parachute payment" within the meaning of Code Section 280G, nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee;

          (xii) No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(l) of the Code exists with respect to any BSB Plan subject to Section 412 of the Code and
Section 302 of ERISA, and there are no unsatisfied liabilities to participants, the IRS, the DOL, or the PBGC as a result of the termination of any BSB Plan other than any such liabilities that have not become due or that are being contested in good faith;

          (xiii) No BSB Plan has experienced a "reportable event" (as such term is defined in Section 4043(b) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement;

          (xiv) All reports and information required to be filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each BSB Plan have been filed, and all annual reports (including Form 5500 series) of such Plans were certified without qualification by each Plan's accountants and actuaries. Any annual reports which are not yet due but are required to be filed with respect to a plan year which ended on or prior to the Effective Date and any annual reports which are required to be filed with respect to current plan years shall be filed on a timely basis.

          (xv) Any bond required under ERISA with respect to any BSB Plan has been obtained and is in full force and effect and no funds held by or under the control of BSB are plan assets of any BSB Plan.

          SECTION 2.11.  Material Contracts.
                         ------------------

          Except as set forth in Section 2.11 of the BSB Disclosure Schedule, as of the date of this Agreement, neither BSB nor any BSB Subsidiary is a party to or bound by (a) any contract or commitment for capital expenditures in excess of $500,000 for any one project, (b) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement and calling for aggregate future payments of $1,000,000 or more during the term of such contract or commitment,
(c) any contract which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed or incorporated by reference in the BSB SEC Reports, (d) any contract which contains non-compete or exclusivity provisions or restrictions with respect to any business or geographic area or (e) any contract which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 2.11, whether or not set forth in Section 2.11 of the BSB Disclosure Schedule, is referred to herein as a "BSB Contract". Neither BSB
                                                     ------------
nor any BSB Subsidiary knows of, or has received notice of, any violation of any BSB Contract by any of the other parties thereto, except for violations which, individually or in the aggregate, would not result in a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole.

          SECTION 2.12.  Environmental Matters.
                         ---------------------

          (a) Each of BSB and the BSB Subsidiaries is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of BSB, threatened (or, to the knowledge of BSB, past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which BSB or any BSB Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (i) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (ii) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by BSB or any BSB Subsidiary, or to the knowledge of BSB, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by BSB or any BSB Subsidiary.

          (c) During the period of BSB's or any BSB Subsidiary's ownership or operation of any of its properties, there has not been to BSB's knowledge any material release of Hazardous Materials in, on, under or affecting any such property.

          (d) To the knowledge of BSB, neither BSB nor any BSB Subsidiary has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

          (e) For purposes of this Agreement, the term "Hazardous Material"
                                                        ------------------
means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

          SECTION 2.13.  Taxes.
                         -----

          (a) Each of BSB and the BSB Subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision on the financial statements referred to in Sections 2.07 and
5.14 hereof in accordance with GAAP for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Taxing Authorities on or prior to the date hereof other than Taxes (a) which (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 2.13(a) of the BSB Disclosure Schedule and (b) which have not been finally determined. All liability with respect to the Tax

Returns of BSB and the BSB Subsidiaries has been satisfied for all years to and including 1998. The IRS has not notified BSB of, or otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of BSB subsequent to tax year 1995. Except as set forth in Section 2.13 of the BSB Disclosure Schedule, there are no material disputes pending, or claims asserted for Taxes or assessments upon BSB or any BSB Subsidiary, nor has BSB or any BSB Subsidiary been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income Tax Return for any period. In addition, Tax Returns which are accurate and complete in all material respects have been filed by BSB and the BSB Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by BSB in the financial statements referred to in Sections 2.07 hereof and 5.14 hereof. All BSB Tax Returns relating to federal income taxes have been examined by the relevant Taxing Authorities, or closed without audit by applicable statutes of limitations, and all deficiencies proposed as a result of such examinations have been paid or settled, for all periods before and including the taxable year ended 1995. Except as set forth in Section 2.13 of the BSB Disclosure Schedule, neither BSB nor any BSB Subsidiary has consented to any waiver or extension of any statute of limitations with respect to any Tax. Neither BSB nor any BSB Subsidiary has made an election under Section 341(f) of the Code. BSB has provided or made available to NBT complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for each taxable year or other relevant period as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of BSB or any BSB Subsidiary. BSB will not be a "foreign person" as that term is used in (S) 1.1445-2 of the Treasury Regulations promulgated under the Code. BSB Bank is not a "United States real property holding corporation" within meaning of (S) 897 of the Code and was not a "United States real property holding corporation" on any "determination date" (as defined in (S) 1.897-2(c) of such Regulations) that occurred during any relevant period.

               (b)  For purposes of this Agreement:

          "Tax" means any tax (including any income tax, capital gains tax,
           ---
value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

          "Tax Return" means any return (including any information return),
           ----------
report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

          "Taxing Authority" means  any:
           ----------------

                    (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                    (ii) federal, state, local, municipal, foreign, or other government;

                    (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                    (iv) multi-national organization or body; or

                    (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          SECTION 2.14.  Affiliates.
                         ----------

          Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and for purposes of qualifying the Merger for
              --------------
"pooling-of-interests" accounting treatment) of BSB is listed at Section 2.14 of the BSB Disclosure Schedule, and except as indicated thereon, each such person has delivered to NBT concurrently with the execution of this Agreement, a stockholder agreement in the form of Exhibit F hereto (the "BSB Stockholder
                                     ---------              ---------------
Agreement").
---------

          SECTION 2.15.  Derivative Instruments.
                         ----------------------

          All swap, forward, future, option, cap, floor or collar financial contracts, and any other interest rate protection contracts ("Derivative
                                                              ----------
Instruments") to which BSB or any BSB Subsidiary is a party or to which any of
-----------
their properties or assets may be subject were entered into in the ordinary course of business and, to the knowledge of BSB, in accordance with prudent banking practice and applicable rules, regulations, and policies of the regulatory agencies and with counterparties believed to be financially responsible at the time and, to the knowledge of BSB, are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally, and the availability of equitable remedies), and, to the knowledge of BSB, are in full force and effect. BSB and each BSB

Subsidiary has duly performed in all material respects all of its obligations under any such Derivative Instruments, and to the knowledge of BSB, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder except for any such breaches, violations, or defaults or allegations or assertions which would not, individually or in the aggregate, have a Material Adverse Effect on BSB and the BSB Subsidiaries, taken as a whole.

          SECTION 2.16.  Regulatory Approvals.
                         --------------------

          BSB is not aware of any aspect of, or issues relating to, its or the BSB Subsidiaries' operations and business that would prevent the condition of Closing set forth in Section 6.01(c) from being satisfied.

          SECTION 2.17.  Brokers.
                         -------

          Except as contemplated by or referenced in the March 17, 2000 letter agreement between Keefe, Bruyette & Woods, Inc. ("KBW") and BSB, a true and
                                                  ---
complete copy of which BSB has delivered to NBT, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BSB or any BSB Subsidiary.

          SECTION 2.18.  Pooling of Interests and Tax Matters.
                         ------------------------------------

          Neither BSB nor, to the knowledge of BSB, any of its affiliates (as defined in Section 2.14) has through the date of this Agreement taken or agreed to take any action that would prevent NBT from accounting for the business combination to be effected by the Merger and the Bank Merger as a pooling of interests in accordance with GAAP or would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. BSB has no reason to believe that the Merger will not qualify as a pooling of interests or as a reorganization under Section 368(a) of the Code.

          SECTION 2.19.  Vote Required.
                         -------------

          The requisite affirmative vote of the holders of a majority of the outstanding BSB Common Stock entitled to vote with respect to the approval of this Agreement is the only vote of the holders of any class or series of BSB's capital stock required in connection with the Merger.

          SECTION 2.20.  Fairness Opinion.
                         ----------------

          BSB has received an opinion from KBW on or prior to the date of this Agreement to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the stockholders of BSB, from a financial point of view ("BSB
                                                                     ---
Fairness Opinion") and KBW has consented to the inclusion of the BSB Fairness
------------------
Opinion in the Registration Statement.

          SECTION 2.21  Rights Agreement.
                        ----------------

          The Board of Directors of BSB has taken such action as is necessary to render the Series A junior participating preferred stock purchase rights of BSB under the BSB Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE III


                     REPRESENTATIONS AND WARRANTIES OF NBT

          Except as set forth in the disclosure schedule delivered by NBT to BSB prior to the execution of this Agreement (the "NBT Disclosure Schedule") which
                                               -----------------------
shall identify exceptions by specific Section references (provided that
                                                          --------
disclosure in one schedule will be deemed to satisfy disclosure in another schedule), NBT hereby represents and warrants to BSB that:

          SECTION 3.01.  Organization and Qualification of NBT; Subsidiaries.
                         ---------------------------------------------------

          (a) NBT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NBT is duly registered as a bank holding company with the Board of Governors of the FRB under the BHCA. NBT has the corporate power and authority to own or lease all of its properties and assets and to carry on in its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or the location of any material properties or assets owned or leased by it makes such licensing or qualification necessary.

          (b) NBT Bank is a national association organized and validly existing and in good standing under the laws of the United States. The deposit accounts of NBT Bank are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by NBT Bank. NBT Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on in its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or the location of any material properties or assets owned or leased by it makes such licensing or qualification necessary.

          (c) Section 3.01(c) of the NBT Disclosure Schedule sets forth a true and complete list of each of NBT's subsidiaries (the "NBT Subsidiaries"), all
                                                      ----------------
outstanding equity securities of each NBT Subsidiary and the percentages owned by NBT of such equity securities. Except as set forth in Section 3.01(c) of the NBT Disclosure Schedule, each NBT Subsidiary is wholly owned, directly or indirectly, by NBT. Except as set forth in Section 3.01(c) of the NBT Disclosure Schedule, all outstanding shares of capital stock of the NBT Subsidiaries are validly issued, fully paid and nonassessable and are free and clear of any Lien, with respect thereto.

Each NBT Subsidiary is a corporation, partnership, savings bank, savings and loan, bank or trust company duly incorporated or organized validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

          (d) Each of NBT and each NBT Subsidiary has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("NBT Permits") necessary to own, lease and operate its properties
             -----------
and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and NBT Permits would not, either individually or in the aggregate, have a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole. NBT has not received any notice of proceedings relating to the revocation or modification of any NBT Permits, except for any such revocation or modification which would not, either individually or in the aggregate, have a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole. NBT and each NBT Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole.

          (e) Section 3.01(e) of the NBT Disclosure Schedule sets forth a true, complete and correct list of all Corporate Entities of which NBT or any NBT Subsidiary holds or beneficially owns 5% or more of the outstanding shares of any class of voting securities, a general partnership interest or other controlling interest, more than 24.9% of the outstanding capital stock (whether voting or nonvoting) and subordinated debt or is otherwise deemed to be a subsidiary within the meaning of the BHCA.

          SECTION 3.02.  Certificate of Incorporation and Bylaws.
                         ---------------------------------------

          NBT and the NBT Subsidiaries have heretofore furnished or made available to BSB a complete and correct copy of their respective Certificates of Incorporation and Bylaws, as amended or restated. Such Certificates of Incorporation and Bylaws are in full force and effect and none of NBT nor any NBT Subsidiary is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws.

          SECTION 3.03.  Capitalization.
                         --------------

          (a) Capitalization of NBT.  The authorized capital stock of NBT as of
              ---------------------
March 31, 2000 consists of (i) 30,000,000 shares of NBT Common Stock, of which 18,623,435 shares were issued and 18,100,868 were outstanding, all of which are, and the shares of NBT Common Stock to be issued pursuant to the Merger, when so issued will be, validly issued, fully paid and non-assessable, and all of which have been or will be issued in compliance with applicable securities laws, and
(ii) 2,500,000 shares of preferred stock, par value $0.01 per share ("NBT
                                                                      ---
Preferred Stock"), of which no shares are issued and outstanding.  Since
---------------
February 17, 2000, no shares of NBT Common Stock have been issued. As of March 31, 2000, NBT had outstanding 1,172,575 options issued under the NBT Stock Plans (as defined below), of which 560,400 were exercisable. No options have been granted since January 24, 2000 to the date of this Agreement under the NBT Stock Plans. As of the date of this Agreement, 522,567 shares of the NBT Common Stock are held as treasury stock by NBT. Other than pursuant to the NBT Rights Agreement, the NBT Stock Plans, the Agreement and Plan of Merger with Pioneer American Holding Company Corp., dated December 7, 1999, as amended as of March 7, 2000, the Agreement and Plan of Reorganization with M. Griffith Inc., dated March 15, 2000, the NBT Stock Option Agreement, the 1994 Stock Option Plan of Lake Ariel Bancorp, Inc., the 1997 Stock Option Plan of Lake Ariel Bancorp, Inc., employment agreements between NBT and each of Daryl R. Forsythe, Joe C. Minor, Martin A. Dietrich, John R. Bradley, and John G. Martines (the "NBT Stock
                                                                       ---------
Plans"), and dividend reinvestment, employee stock purchase and similar plans of
-----
NBT, there are no options, warrants or other rights, rights of first refusal, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of NBT or obligating NBT to issue or sell any shares of capital stock of, or other equity interests in, NBT. Except as set forth in
Schedule 3.03(b) of the NBT Disclosure Schedule, there are no obligations, contingent or otherwise, of NBT to repurchase, redeem or otherwise acquire any shares of NBT Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity (including any NBT Subsidiary) other than pursuant to the Rights Agreement, dated as of November 15, 1994, by and between NBT Bank and AST ("NBT Rights
                                                                 ----------
Agreement").
---------

          (b) Capital Stock of the NBT Subsidiaries.  Except as set forth in
              -------------------------------------
Section 3.03(b) of the NBT Disclosure Schedule, there are no options, warrants or other rights, rights of first refusal, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the NBT Subsidiaries or obligating any NBT Subsidiary to issue or sell any shares of capital stock of, or other equity interests in any NBT Subsidiary. Except as set forth in Section 3.03(b) of the NBT Disclosure Schedule, there are no obligations, contingent or otherwise, of any NBT Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of any NBT Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

          SECTION 3.04.  Authority.
                         ---------

          (a) NBT has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NBT and the consummation by NBT of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of NBT and no other corporate proceedings on the part of NBT are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval by the holders of a majority of the outstanding shares of NBT Common Stock entitled to vote thereon of (A) this Agreement and the issuance of NBT Common Stock in the Merger pursuant to this Agreement and (B) amendments to NBT's Certificate of Incorporation to increase the number of shares of NBT Common Stock that NBT is authorized to issue and to provide a new name for the Surviving Corporation, in accordance with Delaware Law, the rules of the Nasdaq Stock Market and NBT's Certificate of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by NBT and assuming the due authorization, execution and delivery by BSB, constitutes the legal, valid and binding obligation of NBT enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and by general principles of equity.

          (b) The Board of Directors of NBT has taken all actions necessary under Delaware Law and NBT's Certificate of Incorporation, including approving the transactions contemplated herein, to insure that the restrictions on business combinations set forth in Delaware Law do not or will not apply to this Agreement, the transactions contemplated herein, the NBT Stock Option Agreement or the transactions contemplated therein or any transaction between BSB or its affiliates, on the one hand, and NBT or its affiliates, on the other hand, following the exercise of the option granted under the NBT Stock Option Agreement.

          SECTION 3.05.  No Conflict; Required Filings and Consents.
                         ------------------------------------------

          (a) Except as set forth in Section 3.05(a) of the NBT Disclosure Schedule, the execution and delivery of this Agreement by NBT does not, and the performance of this Agreement by NBT shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of NBT or any NBT Subsidiary, (ii) conflict with or violate any Laws applicable to NBT or any NBT Subsidiary, or by which its respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of NBT or any NBT Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NBT or any NBT Subsidiary is a party or by which NBT or any NBT Subsidiary or its respective properties are bound or affected, except (in the case of clauses (ii) and (iii) of this Section 3.05(a)) for any such conflicts, violations, breaches, defaults or other occurrences that would not, either individually or in the aggregate, have a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole.

          (b) The execution and delivery of this Agreement by NBT does not, and the performance of this Agreement by NBT shall not, require any Approvals, except (i) the filing of applications, notices and waiver requests, as applicable, as to the Merger and the Bank Merger with the FRB under the BHCA and OCC under the National Bank Act and the Bank Merger Act, and the approval of the foregoing applications, notices and waiver requests; (ii) the filing of any required applications or notices with the OCC as to the subsidiary activities of BSB Bank, and the approval of the foregoing applications and notices; (iii) courtesy notice of the Bank Merger to the NYSBD and, if deemed necessary by the NYSBD, the filing of an application with the NYSBD for NBT to become a bank holding company under New York law for a moment in time and the approval of such application; (iv) the filing with the SEC of a registration statement on Form S-4 to register the shares of NBT Common Stock to be issued in connection with the Merger (including the shares of NBT Common Stock that may be issued upon the exercise of the options referred to in Section 1.10 hereof), which will include the Joint Proxy Statement, (v) the approval of this Agreement by the requisite vote of the stockholders of BSB, (vi) the approval by NBT stockholders of (A) this Agreement and the issuance of NBT Common Stock in the Merger pursuant to this Agreement and (B) the amendments to NBT's Certificate of Incorporation to increase the number of shares of NBT Common Stock that NBT is authorized to issue and to provide a new name for the Surviving Corporation; (vii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the Delaware Law, (viii) the filings required by the National Bank Act and OCC Regulations, (ix) the filings required by NASDAQ to list additional shares, (x) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the HSR Act, and the securities or antitrust laws of any foreign country, and (xi) such filings, authorizations or approvals as may be set forth in Section 3.05(b) of the NBT Disclosure Schedule. No consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with
(1) the execution and delivery by NBT of this Agreement and the NBT Stock Option Agreement, (2) the consummation by NBT of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by NBT Bank of the Bank Merger Agreement, (4) the performance by NBT of its obligations under the NBT Stock Option Agreement; and (5) the consummation by NBT Bank of the Bank Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of NBT to consummate the transactions contemplated hereby.

          (c) NBT hereby represents to BSB that it has no knowledge of any reason why approval or effectiveness of any of the applications, notice or filings referred to in Section 3.05 cannot be obtained or granted on a timely basis.

          SECTION 3.06.  Compliance.
                         ----------

          Neither NBT nor any NBT Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to NBT or the NBT Subsidiaries or by which any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NBT or any NBT Subsidiary is a party or by which NBT or any NBT Subsidiary or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, either individually or in the aggregate, have a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole.

          SECTION 3.07.  Securities and Banking Reports; Financial Statements.
                         ----------------------------------------------------

          (a) NBT and the NBT Subsidiaries have filed all material forms, reports, registrations, statements and documents, together with any amendments required to be made with respect thereto that were required to be filed since January 1, 1995 with the Regulatory Agencies and all Other Reports required to be filed by NBT and any NBT Subsidiary since January 1, 1995, and paid all fees and assessments due and payable in connection therewith, except, in the case of the Other Reports, where failure to file such form, report, registration, statement or document or pay such fees and assessments would not, either individually or in the aggregate, have a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole (all such reports, registrations, statements and documents are collectively referred to as the "NBT Reports"). The NBT
                                                   -----------
Reports, including all NBT Reports filed after the date of this Agreement, (i) were, or will be, prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in any filings with the SEC since January 1, 1995 (the "NBT SEC Reports"), including any NBT SEC Reports filed
                       ---------------
since the date of this Agreement and prior to or at the Effective Time, have been, or will be, prepared in accordance with GAAP throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents, or will fairly present, in all material respects, the consolidated financial position of NBT and the NBT Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (c) Except as and to the extent set forth on the consolidated balance sheet of NBT and the NBT Subsidiaries as of December 31, 1999, including all notes thereto (the "NBT Balance Sheet"), neither NBT nor any NBT Subsidiary has
                    -----------------
any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities or obligations incurred in the ordinary course of business since December 31, 1999 or by operation of law in the merger with Lake Ariel Bancorp, Inc. on February 17, 2000 and (ii) liabilities or obligations that would not, either individually or in the aggregate, have a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole.

          SECTION 3.08.  Absence of Certain Changes or Events.
                         ------------------------------------

          Except as disclosed in the NBT SEC Reports filed prior to the date of this Agreement, since December 31, 1999, (a) NBT and the NBT Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and (b) there has been no event which has had, or is reasonably likely to result in, either individually or in the aggregate, a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole.

          SECTION 3.09.  Absence of Litigation and Agreements.
                         ------------------------------------

          (a) Except as disclosed in the NBT SEC Reports filed prior to the date of this Agreement or set forth in Section 3.09 of the NBT Disclosure Schedule,
(i) neither NBT nor any NBT Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing investigation by, any federal or state savings and loan or bank regulatory authority or other governmental entity or regulatory authority, or any judgment, order, writ, injunction, decree or award of any governmental entity or regulatory authority or arbitrator, including, without limitation, cease-and-desist or other orders which, either individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole; (ii) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting NBT or the NBT Subsidiaries pending or, to the knowledge of NBT, threatened, except (A) as of the date of this Agreement, for matters which individually seek damages not in excess of $500,000 and (B) as of the Closing, for matters which otherwise cannot reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole; and (iii) there are not uncured violations, or violations with respect to which refunds or restitutions may be required, cited in any compliance report to NBT or the NBT Subsidiaries as a result of the examination by any bank regulatory authority, which would have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole.

          (b) Except as set forth on the NBT Disclosure Schedule at Section 3.09, neither NBT nor any of the NBT Subsidiaries is a party to any written agreement or memorandum of understanding with, or party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any governmental entity or agency which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management nor has NBT or any NBT Subsidiary (i) been advised by any governmental entity or agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission or (ii) have knowledge of any pending or threatened regulatory investigation. Neither NBT nor any NBT Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

          SECTION 3.10.  Employee Benefit Plans.
                         ----------------------

          (a) Section 3.10 of the NBT Disclosure Schedule sets forth a true and complete list of all benefit plans, arrangements, commitments and payroll practices (whether or not employee benefit plans ("NBT Plans" or "Plan") as
                                                   ---------      ----
defined in Section 3(3) of ERISA, including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health, including hospitalization, medical and dental, life insurance and scholarship programs maintained as of the date of this Agreement, or within the last six years of the date of this Agreement, for the benefit of any present or former employees of NBT, any of the NBT Subsidiaries or any other entity which together with NBT would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Section 414(b), (c), (m) or (o) ("NBT ERISA Affiliate") or to which NBT
                                          -------------------
or any NBT ERISA Affiliate has contributed or is or was within the last six years obligated to make payments.

          (b) With respect to each NBT Plan, NBT has heretofore delivered or made available to BSB true, correct and complete copies of the plan document, trust agreement, if any, all insurance policies, if any, and all material related documents, including, but not limited to, (i) the actuarial report for each NBT Plan that is a defined benefit plan, funded welfare plan or other plan requiring actuarial valuation for each of the last five years, (ii) the most recent determination letter from the IRS, if such NBT Plan is intended to be a qualified plan under Section 401(a) of the Code, (iii) the current summary plan description and each summary of material modification, (iv) each Form 5500 series filed for the preceding five plan years, (v) each agreement with each fiduciary and service provider relating to such NBT Plan, and (vi) all substantive correspondence relating to such NBT Plan addressed to or received from the IRS, the DOL, PBGC or any other governmental agency, (vii) each bond required by Section 412 of ERISA, each fiduciary liability insurance policy, and each agreement to indemnify any fiduciary, including each amendment to any such document.

          (c) Except as set forth in Section 3.10(c) of the NBT Disclosure
Schedule:

               (i) Each NBT Plan has been operated and administered in all material respects in compliance with the terms of its governing document(s) and instrument(s) and applicable Laws, including, but not limited to, ERISA and the Code, and the funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of COBRA;

               (ii) Each NBT Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is and from its inception has been so qualified, and any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, each such Plan has received from the IRS a favorable determination letter to such effect upon which NBT or an NBT ERISA Affiliate is entitled to rely as to such matters and which is currently applicable, and neither NBT nor any NBT ERISA Affiliate is aware of any circumstance or event which would jeopardize the tax-qualified status of any NBT Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any NBT Plan;

               (iii) With respect to each NBT Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such NBT Plan, based upon the actuarial assumptions used by the PBGC to determine the level of funding required in the event of termination of such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits;

               (iv) No NBT Plan provides benefits, including, without limitation, death or medical benefits (whether or nor insured), with respect to current or former employees of NBT or any NBT ERISA Affiliate beyond their retirement or other termination of employment with NBT or an NBT ERISA Affiliate, other than coverage mandated by applicable Law, death benefits or retirement benefits under a Plan that is an "employee pension plan," as defined by Section 3(2) of ERISA, deferred compensation benefits under an NBT Plan that are accrued as liabilities on the books of NBT or any NBT ERISA Affiliate, or benefits the full cost of which is borne by the current or former employee (or his beneficiary);

               (v) No liability under Title IV of ERISA has been incurred by NBT or any NBT ERISA Affiliate that has not been satisfied in full as of the date of this Agreement, and no condition exists that presents a material risk of NBT or any NBT ERISA Affiliate incurring a material liability thereunder;

               (vi) No NBT Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, nor has NBT or any NBT ERISA Affiliate ever had any obligation to contribute to a multiemployer plan or otherwise incurred or assumed any liability for complete or partial withdrawal from such a plan that is a pension plan subject to Title IV of ERISA.

               (vii) All contributions or other amounts payable by NBT or any NBT ERISA Affiliate as of the Effective Time with respect to each NBT Plan, and all other liabilities of each such entity with respect to such NBT Plan, with respect to current or prior plan years, have been paid or accrued in accordance with GAAP and Section 412 of the Code;

               (viii) Neither NBT nor any NBT ERISA Affiliate nor any NBT Plan has engaged in any transaction with respect to which any of the aforementioned entities could be subject to either a civil liability or civil penalty assessed pursuant to

Section 409, 501(i) or 502(1) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code;

               (ix) There are, and for the past three years there have been, no inquiries, proceedings, claims, suits pending or, to the knowledge of NBT, threatened (other than routine claims for benefits) by any governmental agency or authority or by any participant or beneficiary against any of the NBT Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such NBT Plans with respect to the design or operation of an NBT Plan;

               (x) Each NBT Plan could be terminated as of the Effective Time without material liability to NBT or any NBT ERISA Affiliate in excess of the amount accrued with respect to such Plan on the financial statements of NBT or such NBT ERISA Affiliate;

               (xi) No NBT Plan, either individually or collectively, provides for any payments by NBT or any NBT ERISA Affiliate that would not be deductible under Code Sections 162(a)(1), 162(m) or 404, or that would, after giving effect to the transactions contemplated by this Agreement, constitute an "excess parachute payment" within the meaning of Code Section 280G, nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee;

               (xii) No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(1) of the Code exists with respect to any NBT Plan subject to Section 412 of the Code and
Section 302 of ERISA, and there are no unsatisfied liabilities to participants, the IRS, the DOL or the PBGC as a result of the termination of any NBT Plan other than any such liabilities that have not become due or that are being contested in good faith;

               (xiii) No NBT Plan has experienced a "reportable event" (as such term is defined in Section 4043(b) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement;

               (xiv) All reports and information required to be filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each NBT Plan have been filed, and all annual reports (including Form 5500 series) of such Plans were certified without qualification by each Plan's accountants and actuaries. Any annual reports which are not yet due but are required to be filed with respect to a plan year which ended on or prior to the Effective Date and any annual reports which are required to be filed with respect to current plan years shall be filed on a timely basis.

               (xv) Any bond required under ERISA with respect to any NBT Plan has been obtained and is in full force and effect and no funds held by or under the control of NBT are plan assets of any NBT Plan.

          SECTION 3.11.  Material Contracts.
                         ------------------

          Except as set forth in Section 3.11 of the NBT Disclosure Schedule, as of the date of this Agreement, neither NBT nor any NBT Subsidiary is a party to or bound by (a) any contract or commitment for capital expenditures in excess of $500,000 for any one project, (b) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement and calling for aggregate future payments of $1,000,000 or more during the term of such contract or commitment,
(c) any contract which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed or incorporated by reference in the NBT SEC Reports, (d) any contract which contains non-compete or exclusivity provisions or restrictions with respect to any business or geographic area or (e) any contract which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.11, whether or not set forth in Section 3.11 of NBT Disclosure Schedule, is referred to herein as an "NBT Contract". Neither NBT
                                                  ------------
nor any NBT Subsidiary knows of, or has received notice of, any violation of any NBT Contract by any of the other parties thereto, except for violations which, individually or in the aggregate, would not result in a Material Adverse Effect on NBT and NBT Subsidiaries, taken as a whole.

          SECTION 3.12.  Environmental Matters.
                         ---------------------

          (a) Each of NBT and the NBT Subsidiaries is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of NBT, threatened (or, to the knowledge of NBT, past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which NBT or any NBT Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (i) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (ii) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by NBT or any NBT Subsidiary, or to the knowledge of NBT relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by NBT or any NBT Subsidiary.

          (c) During the period of NBT's or any NBT Subsidiary's ownership or operation of any of its properties, there has not been, to NBT's knowledge, any material release of Hazardous Materials in, on, under or affecting any such property.

          (d) To the knowledge of NBT, neither NBT nor any NBT Subsidiary has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

          SECTION 3.13.  Taxes.
                         -----

          Each of NBT and the NBT Subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision on the financial statements referred to in Sections 3.07 and 5.15 hereof in accordance with GAAP for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Taxing Authorities on or prior to the date hereof other than Taxes (a) which (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section
3.13 of the NBT Disclosure Schedule and (b) which have not been finally determined. All liability with respect to the Tax Returns of NBT and the NBT Subsidiaries has been satisfied for all years to and including 1998. The IRS has not notified NBT of, or otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of NBT subsequent to tax year 1995. There are no material disputes pending, or claims asserted for Taxes or assessments upon NBT or any NBT Subsidiary, nor has NBT nor any NBT Subsidiary been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income Tax Return for any period. In addition, Tax Returns which are accurate and complete in all material respects have been filed by NBT and the NBT Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by NBT in the financial statements referred to in Sections 3.07 and 5.15 hereof. All NBT Tax Returns relating to federal income taxes have been examined by the relevant Taxing Authorities, or closed without audit by applicable statutes of limitations, and all deficiencies proposed as a result of such examinations have been paid or settled, for all periods before and including the taxable year ended 1995. Except as set forth in Section 3.13 of the NBT Disclosure Schedule, neither NBT nor any NBT Subsidiary has consented to any waiver or extension of any statute of limitations with respect to any Tax. Neither NBT nor any NBT Subsidiary has made an election under

Section 341(f) of the Code. NBT has provided or made available to BSB complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for each taxable year or other relevant period as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of NBT or any NBT Subsidiary. NBT will not be a "foreign person" as that term is used in (S) 1.1445-2 of the Treasury Regulations promulgated under the Code. NBT Bank is not a "United States real property holding corporation" within meaning of (S) 897 of the Code and was not a "United States real property holding corporation" on any "determination date" (as defined in (S) 1.897-2(c) of such Regulations) that occurred during any relevant period.

          SECTION 3.14.  Affiliates.
                         -----------

          Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act, and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of NBT is listed at Section 3.14 of the NBT Disclosure Schedule, and except as indicated thereon, each such person has delivered to BSB concurrently with the execution of this Agreement, a stockholder agreement in the form of Exhibit G
                                                                    ---------
hereto (the "NBT Stockholder Agreement").
             -------------------------

          SECTION 3.15.  Derivative Instruments.
                         ----------------------

          All Derivative Instruments to which NBT or any NBT Subsidiary is a party or to which any of their properties or assets may be subject were entered into in the ordinary course of business and, to the knowledge of NBT, in accordance with prudent banking practice and applicable rules, regulations, and policies of the regulatory agencies and with counterparties believed to be financially responsible at the time and, to knowledge of NBT, are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally, and the availability of equitable remedies), and, to the knowledge of NBT, are in full force and effect. NBT and each NBT Subsidiary has duly performed in all material respects all of its obligations under any such Derivative Instruments, and to the knowledge of NBT, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder except for any such breaches, violations, or defaults or allegations or assertions which would not, individually or in the aggregate, have a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole.

          SECTION 3.16.  Regulatory Approvals.
                         --------------------

          NBT is not aware of any aspect of, or issues relating to, its or the NBT Subsidiaries' operations and business that would prevent the condition of Closing set forth in Section 6.01(c) from being satisfied.

          SECTION 3.17.  Brokers.
                         -------

          Except as contemplated by or referenced in the April 12, 2000 letter agreement between McConnell, Budd & Downes, Inc. ("MBD") and NBT, a true and
                                                   ---
complete copy of which NBT has delivered to BSB, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NBT or any NBT Subsidiary.

          SECTION 3.18.  Pooling of Interest and Tax Matters.
                         -----------------------------------

          Neither NBT nor, to the knowledge of NBT, any of its affiliates (as defined in Section 2.14) has through the date of this Agreement taken or agreed to take any action that would prevent NBT from accounting for the business combination to be effected by the Merger and the Bank Merger as a pooling of interests in accordance with GAAP or would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. NBT has no reason to believe that the Merger will not qualify as a pooling of interests or as a reorganization under Section 368(a) of the Code.

          SECTION 3.19.  Votes Required.
                         --------------

          The requisite affirmative votes of holders of a majority of the outstanding shares of NBT Common Stock entitled to vote with respect to the approval of this Agreement and the issuance of NBT Common Stock in the Merger pursuant to this Agreement and the amendments to NBT's Certificate of Incorporation to increase the number of shares of NBT Common Stock that NBT is authorized to issue and to provide a new name for the Surviving Corporation are the only votes of the holders of any class or series of NBT's capital stock required in connection with the Merger.

          SECTION 3.20.  Fairness Opinion.
                         -----------------

          NBT has received an opinion of MBD on or prior to the date of this Agreement to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the stockholders of NBT, from a financial point of view ("NBT
                                                                     ---
Fairness Opinion") and MBD has consented to the inclusion of the NBT Fairness
----------------
Opinion in the Registration Statement.

          SECTION 3.21   Rights Agreement.
                         ----------------

          The Board of Directors of NBT has taken such action as is necessary to render the NBT Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.


                                   ARTICLE IV


                            COVENANTS OF BSB AND NBT

          SECTION 4.01.  Affirmative Covenants.
                         ---------------------

          (a) Each of BSB and NBT hereby covenants and agrees with the other that prior to the Effective Time, unless the prior written consent of the other shall have been obtained and except as otherwise contemplated herein, BSB will, and will cause each BSB Subsidiary to, and NBT will, and will cause each NBT Subsidiary to, conduct their respective businesses in the ordinary course of business in a manner consistent with past practice, use their respective reasonable best efforts to preserve intact their respective business organizations, keep available the services of their respective current officers, employees and consultants and to preserve their respective current business relationships.

          (b) Notwithstanding that BSB believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, BSB recognizes that NBT may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, BSB shall establish such additional accruals and reserves as may be necessary to conform the accounting and credit loss reserve practices and methods of BSB to those of NBT, provided, that no such action need be effected until the parties receive all necessary governmental and stockholder approvals and consents to consummate the transactions contemplated hereby.

          SECTION 4.02.  Negative Covenants.
                         ------------------

          Except as set forth in Section 4.02 of the BSB Disclosure Schedule or the NBT Disclosure Schedule, as applicable, and except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, each of BSB and NBT shall not do, and, in the case of BSB, permit the BSB Subsidiaries to do, and, in the case of NBT, permit the NBT Subsidiaries to do, without the prior written consent of NBT or BSB, as applicable, any of the following:

               (a) adjust, split, combine or reclassify any capital stock, declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for quarterly dividends or, in the case of the periodic stock dividends of NBT, annual declarations and payments in accordance with past practice and in per share amounts not in excess of historical per share dividend amounts; provided, however, that after the date of this
                        --------  -------
Agreement, each of NBT and BSB shall coordinate with the other the declaration of any cash dividends in respect of NBT Common Stock and BSB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of NBT Common Stock and BSB Common Stock shall not receive two cash dividends, or fail to receive one cash dividend, for any quarter with respect to their shares of NBT Common Stock and/or BSB Common Stock and any shares of NBT Common Stock any such holder receives in exchange therefor in the Merger;

          (b) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations, (ii) effect any reorganization or recapitalization, (iii) purchase or otherwise acquire any assets or stock of any corporation, bank or other business for consideration which in the aggregate exceeds $10 million, except that such amount shall be $30 million in the case of any such transaction as to which NBT gives BSB advance written notice and the opportunity to confer and that would not delay the transaction contemplated by this Agreement, or (iv) liquidate, sell, dispose of or encumber any assets for consideration which in the aggregate exceeds $25 million (except for bank borrowings and operations in the ordinary course);

          (c) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares;

          (d) propose or adopt any amendments to its certificate of incorporation or bylaws;

          (e) change any of its methods of accounting in effect at December 31, 1999, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1998, except as may be required by law or GAAP;

          (f) other than in the ordinary course of business consistent with past practice, or by operation of law in connection with merger transactions set forth in Section 4.02 of the NBT Disclosure Schedule, incur any indebtedness for borrowed money (other than (x) short-term indebtedness incurred to refinance short-term indebtedness or (y) indebtedness among its corporate affiliates), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (g) except for transactions in the ordinary course of business consistent with past practice, and except for agreements entered into or terminated in connection with merger transactions set forth in Section 4.02 of the NBT Disclosure Schedule (other than any such termination by mutual agreement of the parties), enter into or terminate any material contract or agreement, or make any change in any of its material leases or material contracts, other than renewals of such contracts and leases without material adverse changes of terms;

          (h) increase in any manner the compensation or fringe benefits of any of its employees, except as required by existing plans or agreements or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, adopt, terminate, amend or commit itself to any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than, in each case, in the ordinary course of business consistent with past practice, or except as required by existing plans or agreements, or accelerate the vesting of any deferred compensation, stock options or other stock-based compensation;

          (i) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practices;

          (j) take any action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code: provided, however,
                                                              --------  -------
that nothing contained herein shall limit the ability of NBT or BSB to exercise its rights under the BSB Stock Option Agreement or the NBT Stock Option Agreement, respectively;

          (k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, except, in each case, as may be required by applicable law;

          (l) take any action or fail to take any action which individually or in the aggregate can be reasonably expected to have a Material Adverse Effect on, in the case of BSB, BSB and the BSB Subsidiaries, taken as a whole or, in the case of NBT, NBT and the NBT Subsidiaries, taken as a whole; or

          (m) agree in writing or otherwise to do any of the foregoing.

                                   ARTICLE V


                             ADDITIONAL AGREEMENTS

          SECTION 5.01.  Registration Statement; Joint Proxy Statement.
                         ----------------------------------------------

          (a) As promptly as practicable after the execution of this Agreement,
(i) BSB and NBT shall prepare the Joint Proxy Statement which shall constitute the joint proxy statement of BSB and NBT and the prospectus of NBT relating to the meetings of BSB's and NBT's stockholders to be held to consider approval and adoption of this Agreement and, with respect to NBT, related amendments to its Certificate of Incorporation, and (ii) NBT shall prepare and file with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") which shall include the Joint Proxy Statement, with
-----------------------
respect to the registration of the shares of NBT Common Stock to be issued to the stockholders and option holders of BSB in the Merger. NBT and BSB shall each use its reasonable best efforts to cause the Registration Statement to become effective as soon as reasonably practicable. BSB will furnish to NBT all information concerning BSB and the BSB Subsidiaries required to be set forth in the Registration Statement and NBT will provide BSB and its counsel the opportunity to review such information as set forth in the Registration Statement and Joint Proxy Statement. NBT and BSB will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of NBT and BSB will promptly advise the
              ------------
other if at any time prior to the Effective Time any information provided by it for inclusion in the Registration Statement or the Joint Proxy Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatements or omissions. As promptly as practicable after the Registration Statement shall have become effective, each of BSB and NBT will mail the Joint Proxy Statement to its respective stockholders. NBT shall also take any action required to be taken under any applicable blue sky laws in connection with the issuance of the shares of NBT Common Stock to be issued as set forth in this Agreement and BSB and the BSB Subsidiaries shall furnish all information concerning BSB, the BSB Subsidiaries and the holders of Shares and other assistance as NBT may reasonably request in connection with such action.

          (b) (i) The Joint Proxy Statement shall include the recommendation of the Board of Directors of BSB to the stockholders of BSB in favor of approval and adoption of this Agreement; provided, however, that, in connection with
                                --------  -------
recommending approval of a Superior Competing Transaction (as defined in Section 5.05), the Board of Directors of BSB may, at any time prior to such time as the stockholders of BSB shall have adopted and approved this Agreement in accordance with Delaware Law, withdraw, modify or change any such recommendation to the extent that the Board of Directors of BSB determines in good faith, after consultation with and based upon the advice of independent legal counsel, that the failure to so withdraw, modify or change its recommendation would cause the

Board of Directors of BSB to breach its fiduciary duties to BSB's stockholders under applicable law and, notwithstanding anything to the contrary contained in this Agreement, any such withdrawal, modification or change of recommendation shall not constitute a breach of this Agreement by BSB.

               (ii) The Joint Proxy Statement shall include the recommendation of the Board of Directors of NBT to the stockholders of NBT in favor of approval and adoption of this Agreement and the issuance of NBT Common Stock in the Merger pursuant to the Agreement and the amendment of NBT's Certificate of Incorporation to increase the number of shares of NBT Common Stock that NBT is authorized to issue and to provide for a new name for the Surviving Corporation; provided, however, that, in connection with recommending approval of a Superior
--------  -------
Competing Transaction, the Board of Directors of NBT may, at any time prior to such time as the stockholders of NBT shall have adopted and approved this Agreement in accordance with Delaware Law withdraw, modify, or change any such recommendation to the extent that the Board of Directors of NBT determines in good faith, after consultation with and based upon the advice of independent legal counsel, that the failure to so withdraw, modify or change its recommendation would cause the Board of Directors of NBT to breach its fiduciary duties to NBT's stockholders under applicable law and, notwithstanding anything to the contrary contained in this Agreement, any such withdrawal, modification or change of recommendation shall not constitute a breach of this Agreement by NBT.

          (c) Notwithstanding any withdrawal, modification or change in any approval or recommendation of the Board of Directors of BSB or NBT, as the case may be, each of BSB and NBT agree to hold their respective Stockholders' Meetings in accordance with the time period specified in Section 5.02.

          (d) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by NBT or BSB without the approval of the other party (which will not be unreasonably withheld or delayed). NBT and BSB each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the NBT Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement, or comments thereon and responses thereto or requests by the SEC for additional information.

          (e) NBT shall as promptly as reasonably practicable prepare and submit to the NASDAQ a listing application covering the shares of NBT Common Stock issuable in the Merger and the shares of NBT Common Stock underlying the BSB options outstanding immediately prior to the Effective Time, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such NBT Common Stock, subject to official notice of issuance and BSB shall cooperate with NBT with respect to such listing.

          (f) The information supplied by NBT for inclusion in the Registration Statement or the Joint Proxy Statement (including incorporation by reference) shall not, at (i) the time the Registration Statement is declared effective,
(ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of NBT and BSB, respectively, and
(iii) the time of each of the Stockholders' Meetings, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to NBT or any NBT Subsidiary, or their respective officers or directors, should be discovered by NBT that pursuant to the Securities Act or the Exchange Act should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, NBT shall promptly inform BSB. All documents that NBT is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

          (g) The information supplied by BSB for inclusion in the Registration Statement or the Joint Proxy Statement (including incorporation by reference) shall not, at (i) the time the Registration Statement is declared effective,
(ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of NBT and BSB, respectively, and
(iii) the time of each of the Stockholders' Meetings, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to BSB or any BSB Subsidiary, or their respective officers or directors, should be discovered by BSB that pursuant to the Securities Act or the Exchange Act should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, BSB shall promptly inform NBT. All documents that BSB is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

          SECTION 5.02.  Meetings of Stockholders.
                         ------------------------

          (a) Each of BSB and NBT shall call and hold a meeting of its stockholders (collectively, the "Stockholders' Meetings"), as promptly as
                                 ----------------------
practicable for the purpose of voting upon the adoption of this Agreement, and BSB and NBT shall hold the Stockholders' Meetings as soon as practicable after the date on which the Registration Statement becomes effective and will use reasonable best efforts to hold the Stockholders' Meetings on the same day.
Each of BSB and NBT shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote(s) of its stockholders required by the Delaware Law in each case as applicable to obtain such approvals; provided, however, that BSB or NBT, as
                                        --------  -------
applicable, shall not be obligated to solicit proxies in favor of the adoption of this Agreement at its Stockholders' Meeting to the extent that the Board of Directors of BSB or NBT, as applicable, determines in good faith that such failure to solicit proxies is required in order to comply with its fiduciary duties under applicable Law after receiving advice to such effect from independent legal counsel (who may be such party's regularly engaged outside legal counsel); provided further, however, that notwithstanding anything to the contrary in the foregoing, each of BSB and NBT shall hold its Stockholders' Meeting in accordance with the time periods specified in the first sentence of this Section 5.02.

          SECTION 5.03.  Access to Information; Confidentiality.
                         --------------------------------------

          (a) From the date hereof to the Effective Time, to the extent permitted by applicable Laws and contracts, BSB will provide to NBT (and its officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives, collectively, "Representatives") access to all information and documents which NBT may reasonably request regarding the business, assets, liabilities, employees, contracts and other aspects of BSB.

          (b) From the date hereof to the Effective Time, to the extent permitted by applicable Law and contracts, NBT will provide to BSB and its Representatives access to all information and documents which BSB may reasonably request regarding the business, assets, liabilities, employees, contracts and other aspects of NBT.

          (c) The Parties shall comply with and shall cause their respective Representatives to comply with, all their respective obligations under the Confidentiality Agreements entered into by the parties (the "Confidentiality
                                                             ---------------
Agreements"), it being understood that the Parties hereto shall have the rights
----------
as beneficiaries under such agreements.

          (d) No investigation pursuant to this Section 5.03 shall affect any representation or warranty in this Agreement of any Party hereto or any condition to the obligations of the parties hereto.

          SECTION 5.04.  Appropriate Action; Consents; Filings.
                         -------------------------------------

          BSB and NBT shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable federal or state securities laws; (B) any applicable federal or state banking laws (including, without limitation, filing a notice with the FRB with respect to approval of the Merger under the BHCA and the applicable regulations promulgated thereunder or a request for waiver of the jurisdiction of the FRB under the
BHCA); and (C) any other applicable law (including, without limitation, any applicable state insurance laws). BSB and NBT shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing. BSB and NBT shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action. Anything in this Agreement notwithstanding, neither BSB nor NBT shall be required by virtue of this Agreement to comply with or agree to any regulatory order, condition, demand, or request that seeks the divestiture of deposits, branches, or loans whose divestiture would constitute a Material Adverse Effect with respect to the Surviving Corporation.

          SECTION 5.05.  No Solicitation of Transactions.
                         -------------------------------

          (a) BSB shall immediately cease and cause to be terminated any existing discussions or negotiations relating to a Competing Proposal (as defined below), other than with respect to the Merger, with any parties conducted heretofore. BSB will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of BSB or any of its subsidiaries to take any such action, and BSB shall use its reasonable best efforts to cause the Representatives of BSB and the BSB Subsidiaries not to take any such action, and BSB shall promptly notify NBT if any such inquiries or proposals are made regarding a Competing Proposal, and BSB shall keep NBT informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the
                             --------  -------
stockholders of BSB shall have adopted and approved this Agreement in accordance with Delaware Law, nothing contained in this Section 5.05 shall prohibit the Board of Directors of BSB from (i), in connection with a Superior Competing Transaction (as defined below), furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to acquire BSB pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of BSB, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of BSB to comply with its fiduciary duties to stockholders imposed by Delaware Law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, BSB provides written notice to NBT to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, (C) prior to furnishing such information to such person, BSB receives from such person an executed confidentiality agreement with terms no less favorable to BSB than those contained in the Confidentiality Agreements, and (D) BSB keeps NBT informed, on a current basis, of the status and details of any such discussions or negotiations; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act.

          (b) NBT shall immediately cease and cause to be terminated any existing discussions or negotiations relating to a Competing Proposal, other than with respect to the Merger, with any parties conducted heretofore. NBT will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of NBT or any of its subsidiaries to take any such action, and NBT shall use its reasonable best efforts to cause the Representatives of NBT and the NBT Subsidiaries not to take any such action, and NBT shall promptly notify BSB if any such inquiries or proposals are made regarding a Competing Proposal, and NBT shall keep BSB informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the stockholders of NBT shall have
--------  -------
adopted and approved this Agreement in accordance with Delaware Law, nothing contained in this Section 5.05 shall prohibit the Board of Directors of NBT from
(i) in connection with a Superior Competing Transaction, furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to acquire NBT pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of NBT, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of NBT to comply with its fiduciary duties to stockholders imposed by Delaware Law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, NBT provides written notice to BSB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, (C) prior to furnishing such information to such person, NBT receives from such person an executed confidentiality agreement with terms no less favorable to NBT than those contained in the Confidentiality Agreements, and (D) NBT keeps BSB informed, on a current basis, of the status and details of any such discussions or negotiations; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act.

          (c) For purposes of this Agreement, "Competing Proposal" shall mean
                                               ------------------
any of the following involving BSB or any BSB Subsidiary, on the one hand, or NBT or any NBT Subsidiary, on the other hand: any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase by such person of a business of BSB or NBT, as applicable, that constitutes 15% or more of the net revenues, net income or assets of BSB or NBT, as applicable, and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of BSB or NBT, as applicable, or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of BSB or NBT, as applicable, or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving BSB or NBT, as applicable, or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (d) For purposes of this Agreement "Superior Competing Transaction"
                                              ------------------------------
shall mean any of the following involving BSB or any BSB Subsidiary, on the one hand, or NBT or any NBT Subsidiary, on the other hand: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of BSB Common Stock or NBT Common Stock, as applicable, then outstanding or all or substantially all the assets of BSB and NBT, as applicable, and otherwise on terms which the Board of Directors of BSB or NBT, as applicable, determines in its good faith judgment (based on the opinion of KBW or MBD, as applicable, or another financial advisor of nationally recognized reputation) to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

          SECTION 5.06.  Indemnification.
                         ---------------

          (a) From and after the Effective Time through the sixth anniversary thereof, or until the final disposition of such Claim (as herein defined) with respect to any Claim asserted within the period, NBT and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless the present and former officers, directors and employees of BSB determined as of the Closing Date (collectively, the "Indemnified Parties") against all losses,
                                     -------------------
expenses, claims, damages, liabilities or amounts that are paid in settlement of (with the approval of NBT and the Surviving Corporation, which will not be unreasonably withheld), or in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact
                                -----
that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this

Agreement), in each case to the fullest extent permitted under Delaware Law and the Federal Deposit Insurance Act ("FDIA") and NBT's Certificate of
                                    ----
Incorporation and Bylaws (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law and the FDIA, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances; provided that the person to whom expenses are advanced provides an
          --------
undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification).

          (b) Any Indemnified Party wishing to claim indemnification under this
Section 5.06, upon learning of any such Claim, shall notify NBT and the Surviving Corporation (although the failure so to notify NBT and the Surviving Corporation shall not relieve either thereof from any liability that NBT or the Surviving Corporation may have under this Section 5.06, except to the extent such failure materially prejudices such party). NBT and the Surviving Corporation shall have the right to assume the defense thereof and if such right is exercised NBT and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if NBT and the Surviving Corporation elect not to assume such defense or there is a conflict of interest between NBT and the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and, in such case, NBT and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided,
                                                                  --------
however, that (i) NBT and the Surviving Corporation shall not, in connection
-------
with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties except to the extent that local counsel, in addition to such parties' regular counsel, is necessary or desirable in order to effectively defend against such action or proceeding, (ii) NBT, the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter, or (iii) NBT and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed, and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. No Indemnified Party shall consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to such Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

          (c) NBT shall purchase for the benefit of the persons serving as executive officers and directors of BSB immediately prior to the Effective Time, directors' and officers' liability insurance coverage for three years after the Effective Time, under either BSB's policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than BSB's current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such provided, however, that in no event shall NBT be required to
                 --------  -------
expend pursuant to this Section 5.06(c) more than the amount equal to 150 % of the current annual amount expended by BSB to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, BSB agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

          (d) This Section 5.06 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on NBT and the Surviving Corporation and their respective successors and assigns.

          SECTION 5.07.  Employee Benefits.
                         -----------------

          (a) If any employee of BSB, any BSB Subsidiary, NBT or any NBT Subsidiary becomes a participant in any employee benefit plan, practice, or policy of the Surviving Corporation, the Resulting Bank or any related entity, such employee shall be given credit under such plan, practice, or policy for all service prior to the Effective Time with BSB, such BSB Subsidiary, NBT, or such NBT Subsidiary for purposes of eligibility and vesting, but not for benefit accrual purposes under any such plan, practice, or policy in which such employee was not a participant before the Effective Time (except that, if any such employee benefit plan which is instituted or assumed ("Assumed DB Plan") by the Surviving Corporation, the Resulting Bank or related entity pursuant to Section 5.07(c) is a defined benefit plan with a cash balance feature, each such employee shall receive credit under such Assumed DB Plan for his service with his employer prior to the Effective Time for benefit accrual purposes, except that the benefit accrual under any predecessor defined benefit plan in which such employee participated shall be taken into account under the Assumed DB
Plan), for which such service is taken into account or recognized, and, if necessary, the Surviving Corporation, the Resulting Bank, or related entity as applicable, shall cause any and all pre-existing condition limitations and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents (except to the extent such pre-existing condition limitations are no more onerous than similar limitations, or such waiting periods do not extend any waiting period, applicable to such employee under the plans of BSB or any BSB Subsidiary), provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of BSB, any BSB Subsidiary, NBT or any NBT Subsidiary that are instituted or continued in effect following the Effective Time.

          (b) Each employee of BSB, any BSB Subsidiary, NBT or any NBT Subsidiary (except any employee who is a party to an employment, change of control or other agreement providing for severance with BSB or any BSB Subsidiary) who becomes an employee of the Surviving Corporation, Resulting Bank or any related entity or who, following the Effective Time, remains an employee of BSB, any BSB Subsidiary, NBT or any NBT Subsidiary and is terminated by the Surviving Corporation, the Resulting Bank or any related entity subsequent to December 31, 2000 shall be entitled to severance pay, if any, in accordance with the Surviving Corporation's, Resulting Bank's or related entity's new severance plan developed and instituted pursuant to Section 5.07(c) on or before December 31, 2000. Such employee's service with BSB, such BSB Subsidiary, NBT or such NBT Subsidiary shall be treated as service with the Surviving Corporation, Resulting Bank or related entity for purposes of determining the amount of severance pay, if any, under the new severance plan of the Surviving Corporation, Resulting Bank or related entity. If any employee is terminated after the Effective Time but prior to January 1, 2001, such employee shall be covered by his former employer's severance policy.

          (c) On or before January 1, 2001, the Parties will review their respective Plans, and develop and institute new plans effective January 1, 2001. The overall benefits program so developed and instituted for the Surviving Corporation, Resulting Bank and each related entity, to the extent feasible, shall be comparable to the previous overall benefit programs of BSB, BSB Bank, NBT and NBT Bank. In order to effect the foregoing, the Surviving Corporation, Resulting Bank, and related entities, as applicable, shall, on or before January 1, 2001, adopt any new plan documents, or amend existing Plan documents (including the Assumed DB Plan referred to in Section 5.07(a) above) and shall file any form that may be required to comply with the terms of the resulting Plans, the Code and ERISA. In the event that employees who were employees of BSB or any BSB Subsidiary at the Effective Time become participants in a defined benefit plan of the Surviving Corporation, Resulting Bank or a related entity that has a cash balance feature, the Surviving Corporation will use commercially reasonable efforts to provide such employees with substantially similar elections with respect to participation in such plan as were provided to similarly situated employees of NBT and NBT Bank with respect to such plan. Nothing in this Section 5.07(c) shall be deemed to require any duplication of benefits. Moreover, nothing in this Agreement shall limit the right and authority of the Surviving Corporation, the Resulting Bank or related entities after the Effective Time to adopt, amend, modify or terminate any Plan.

          SECTION 5.08.  Executive Agreements and Employee Severance.
                         -------------------------------------------

          (a) NBT and BSB agree to cause the Surviving Corporation and each relevant BSB Subsidiary or NBT Subsidiary to honor, without modification, and perform its obligations under, the contracts, plans and arrangements listed in
Section 5.08(a) of BSB Disclosure Schedule and the NBT Disclosure Schedule.

          (b) Following the Merger, it is the intent of NBT and the Surviving Corporation that such entities will, and will cause any of their respective direct and indirect subsidiaries to, in connection with reviewing candidates for employment positions, give equal opportunity for such positions to employees of NBT and any NBT Subsidiaries and employees of BSB and any BSB Subsidiaries. In addition, employees of BSB will be accorded equal priority in the hiring process.

          SECTION 5.09.  Notification of Certain Matters.
                         -------------------------------

          BSB shall give prompt notice to NBT, and NBT shall give prompt notice to BSB, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of BSB or NBT, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
           --------  -------
Section 5.09 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

          SECTION 5.10.  Public Announcements.
                         --------------------

          NBT and BSB shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation and with mutual consent of both parties, except as may be required by law or any listing agreement with the Nasdaq Stock Market.

          SECTION 5.11.  Expenses.
                         --------

          (a) All Expenses (as described below) incurred by NBT and BSB shall be borne by the Party which has incurred the same, except that the Parties shall share equally in the cost of filing the Registration Statement with the SEC, printing the Joint Proxy Statement and all other regulatory filing fees incurred in connection with this Agreement. Except as set forth in the next sentence, in the event that this Agreement is terminated by either NBT or BSB by reason of a material breach pursuant to Sections 7.01(c) or (d) hereof or by NBT or BSB pursuant to Sections 7.01(e) and (f) hereof, the other Party shall pay all documented, reasonable costs and expenses up to $350,000 incurred by the terminating Party in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated by NBT or BSB under Section 7.01(e) by reason of stockholders not having given any required approval, the Party not receiving the required approval shall pay all documented, reasonable costs and expenses up to $350,000 incurred by the other Party in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated by NBT or BSB under
Section 7.01(g) or (h) by reason of one of the Parties having agreed to enter into an Superior Competing Transaction other than as contemplated hereby, the Party entering into the Superior Competing Transaction shall pay all documented, reasonable costs and expenses up to $350,000 incurred by the other Party in connection with this Agreement and the transactions contemplated hereby.

          (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, BSB Stock Option Agreement and the NBT Stock Option Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

          SECTION 5.12.  Delivery of Stockholder List.
                         ----------------------------

          BSB shall arrange to have its transfer agent deliver to NBT or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the stockholders of BSB, their holdings of stock as of the latest practicable date, and such other stockholder information as NBT may reasonably request.

          SECTION 5.13.  Letters of Accountants.
                         ----------------------

          (a) BSB shall use its reasonable efforts to cause to be delivered to NBT a "comfort" letter of PricewaterhouseCoopers LLP, BSB's independent public accountants, dated and delivered on the date on which the Registration Statement shall become effective and as the date of the Effective Time, and addressed to NBT, in the form, scope and content contemplated by Statement on Auditing Standards No. 72 issued by the American Institute of Certified Public Accountants, Inc. ("SAS 72"), relating to the financial statements and other
                    ------
financial data with respect to BSB and its consolidated subsidiaries included or incorporated by reference in the Joint Proxy Statement and such other matters as may be reasonably required by NBT, and based upon procedures carried out to a specified date not earlier than five days prior to the date thereof.

          (b) NBT shall use its reasonable efforts to cause to be delivered to BSB a "comfort" letter of KPMG LLP, NBT's independent public accountants, dated and delivered on the date on which the Registration Statement shall become effective and as of the date of the Effective Time, and addressed to BSB, in the form, scope and content contemplated by SAS 72, relating to the financial statements and other financial data with respect to NBT and its consolidated subsidiaries included in or incorporated by reference in the Joint Proxy Statement and such other matters as may be reasonably required by BSB, and based upon procedures carried out to a specified date not earlier than five days prior to the date thereof.

          SECTION 5.14.  BSB Reports.
                         -----------

          (a) BSB shall timely file all required BSB Reports, each of which (i) shall be prepared in all material respects in accordance with, in the case of filings with the SEC, the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and in the case of all other BSB Reports, the requirements of any Regulatory Agency applicable to such BSB Reports and (ii) shall not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in BSB SEC Reports filed after the date of this Agreement and prior to the Effective Time shall be prepared in accordance with the published rules and regulations of the SEC and GAAP throughout the periods indicated and each shall present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of BSB and its consolidated subsidiaries at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected, individually or in the aggregate, to have a Material Adverse Effect upon BSB).

          SECTION 5.15.  NBT Reports.
                         -----------

          (a) NBT shall timely file all required NBT Reports, each of which (i) shall be prepared in all material respects in accordance with, in the case of filings with the SEC, the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and in the case of all other NBT Reports, the requirements of any Regulatory Agency applicable to such NBT Reports and (ii) shall not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the NBT SEC Reports filed after the date of this Agreement and prior to the Effective Time shall be prepared in accordance with the published rules and regulations of the SEC and GAAP throughout the periods indicated and each shall present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of NBT and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected, individually or in the aggregate, to have a Material Adverse Effect upon NBT).

          SECTION 5.16.  Pooling.
                         -------

          NBT and BSB shall take all reasonable actions to insure pooling of interest treatment for the Merger.

          SECTION 5.17   Disclosure Schedules.
                         --------------------

          NBT and BSB shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on NBT or BSB, as the case may be, or to cause or constitute a breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Closing Date, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles II or III hereof, as the case may be, or the compliance by NBT or BSB, as the case may be, with the respective covenants set forth in Article IV hereof.

          SECTION 5.18   Regulatory Matters.
                         ------------------

          (a) As promptly as practicable following the execution and delivery of this Agreement, if applicable, BSB and NBT will prepare and file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the
                                      ---
United States Department of Justice (the "DOJ") Notification and Report Forms
                                          ---
relating to the transactions contemplated herein if and as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed by the parties (the "Antitrust Filings"). The Parties will comply with
                            -----------------
any requests for additional information relating to the Antitrust Filings and will use their reasonable best efforts to secure all required approvals of the Antitrust Filings.

          (b) The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the Antitrust Filings), and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). BSB and NBT shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to BSB and NBT, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and will promptly notify each other of any communication with any Governmental Entity and provide the other with an opportunity to participate in any meetings with a Governmental Entity relating thereto; provided, however, that nothing contained herein shall be deemed to provide either Party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

          (c) BSB and NBT shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

                                   ARTICLE VI


                              CONDITIONS OF MERGER

          SECTION 6.01.  Conditions to Obligation of Each Party to Effect the
                         ----------------------------------------------------
                         Merger.
                         ------

          The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Effectiveness of the Registration Statement.  The Registration
              -------------------------------------------
Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of NBT or BSB, threatened by the SEC. NBT shall have received all other federal or state securities permits and other authorizations necessary to issue NBT Common Stock in exchange for BSB Common Stock and to consummate the Merger.

          (b) Stockholder Approvals.  This Agreement shall have been approved
              ---------------------
and adopted by the requisite vote of the stockholders of BSB. The Agreement and the issuance of shares of NBT Common Stock in the Merger pursuant to this Agreement and the amendments to NBT's Certificate of Incorporation to increase the number of shares of NBT Common Stock that NBT is authorized to issue and to provide a new name for the Surviving Corporation shall have been approved by the requisite vote of the stockholders of NBT.

          (c) Regulatory Approvals.  All requisite approvals of this Agreement
              --------------------
and the transactions contemplated hereby shall have been received from the FRB and any other applicable regulatory authority, and all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

          (d) Nasdaq Listing.  The shares of NBT Common Stock that are to be
              --------------
issued to the stockholders of BSB and holders of BSB options in the Merger shall have been authorized for listing on the Nasdaq Stock Market's National Market, subject to notice of issuance.

          (e) No Order.  No federal or state governmental or regulatory
              --------
authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

          (f) No Challenge.  There shall not be pending any action, proceeding
              ------------
or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by NBT or the NBT Subsidiaries of all or any portion of the business or assets of BSB or any BSB Subsidiary, which in either case has or would have a Material Adverse Effect on NBT and the Surviving Corporation taken as a whole.

          (g) Pooling Opinions. NBT and BSB shall have received an opinion from
              ----------------
KPMG LLP and PriceWaterhouseCoopers LLP, respectively, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

          (h) NBT Tax Opinion.  NBT and BSB shall have received an opinion of
              ---------------
Duane, Morris & Heckscher LLP, special counsel for NBT dated the Closing Date (as defined in Section 8.01), based upon appropriate assumptions and qualifications, to the effect that the Merger and the Bank Merger will each be treated under existing law for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that NBT and BSB will each be a party to that reorganization within the meaning of Section 368(b) of the Code that shall have been delivered and that shall not have been withdrawn or modified. In such opinion, special counsel for NBT shall be entitled to rely upon representations of NBT, BSB and any other party reasonably satisfactory in form and substance to such counsel.

          SECTION 6.02.  Additional Conditions to Obligations of NBT.
                         -------------------------------------------

          The obligation of NBT to effect the Merger is also subject to the following conditions:

          (a) Representation and Warranties.  Each of the representations and
              -----------------------------
warranties of BSB set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties speak only as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date) as though made as of the Closing Date; provided,
                                                                 --------
however, that for purposes of this paragraph, such representations and
-------
warranties shall be deemed true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on BSB. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. NBT shall have received a certificate of the Chief Executive Officer of BSB dated the Closing Date to that effect.

          (b) Agreements and Covenants.  BSB shall have performed or complied in
              ------------------------
all material respects with all obligations required to be performed by it under this Agreement on or prior to the Effective Time. NBT shall have received a certificate of the Chief Executive Officer of BSB dated the Closing Date to that effect.

          (c) Consents Obtained.  All consents, waivers, approvals,
              -----------------
authorizations or orders required to be obtained, and all filings required to be made by BSB for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by BSB, except when the failure to obtain or make the same, individually or in the aggregate, would not have a Material Adverse Effect on BSB and BSB Subsidiaries, taken as a whole, or the NBT and the NBT Subsidiaries, taken as a whole.

          (d) Reserves and Accruals.  The reserves and accruals described
              ---------------------
in Section 4.01(b) shall have been established.

          SECTION 6.03.  Additional Conditions to Obligations of BSB.
                         -------------------------------------------

          The obligation of BSB to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties.   Each of the representations and
              ------------------------------
warranties of NBT set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representation and warranties speak as of an earlier date, in which case such representation and warranties shall be true and correct in all material respects as of such earlier date) as though made as of the Closing Date; provided,
                                                                --------
however, that for purposes of this paragraph, such representations and
-------
warranties shall be deemed true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on NBT. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. BSB shall have received a certificate of the Chief Executive Officer of NBT dated the Closing Date to that effect.

          (b) Agreements and Covenants.  NBT shall have performed or complied in
              ------------------------
all material respects with all obligations required to be performed by it under this Agreement on or prior to the Effective Time. BSB shall have received a certificate of the Chief Executive Officer of NBT dated the Closing Date to that effect.

          (c) Consents Obtained.  All consents, waivers, approvals,
              -----------------
authorizations or orders required to be obtained, and all filings required to be made by NBT for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by NBT, except when the failure to obtain or make the same, individually or in the aggregate, would not have a Material Adverse Effect on BSB and BSB Subsidiaries, taken as a whole, or the NBT and the NBT Subsidiaries, taken as a whole.

                                  ARTICLE VII


                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 7.01.  Termination.
                         -----------

          This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of BSB and NBT of the matters presented in connection with the Merger:

          (a) by mutual written consent duly authorized by the Boards of Directors of each of NBT and BSB;

          (b) by either NBT or BSB if either (i) the Effective Time shall not have occurred on or before November 30, 2000; provided, however, that the right
                                              --------  -------
to terminate this Agreement under this Section 7.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any injunction preventing the consummation of the Merger shall have become final and nonappealable;

          (c) by NBT, if there has been a breach of any material representation, warranty, covenant or agreement on the part of BSB set forth in this Agreement, or if any representation or warranty of BSB shall have become untrue, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied and such breach is not cured within 30 days after written notice thereof to BSB by NBT;

          (d) by BSB, if there has been a breach of any material representation, warranty, covenant or agreement on the part of NBT set forth in this Agreement, or if any representation or warranty of NBT shall have become untrue, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied and such breach is not cured within 30 days after written notice thereof to NBT by BSB;

          (e) by either NBT or BSB if (i) at a duly called and held stockholders' meeting therefor, this Agreement shall fail to receive the requisite vote for approval and adoption by BSB's stockholders, or (ii) at a duly called and held stockholders' meeting therefor, this Agreement and the issuance of shares of NBT Common Stock in connection with the Merger pursuant to this Agreement shall fail to receive the requisite vote for approval and adoption by NBT's stockholders;

          (f) by either NBT or BSB, if at a duly called and held stockholders' meeting therefor, the amendments of NBT's Certificate of Incorporation to increase the number of shares of NBT Common Stock that NBT is authorized to issue and to provide a new name for the Surviving Corporation in connection with the Merger pursuant to this Agreement shall fail to receive the requisite vote for approval by NBT's stockholders;

          (g) by BSB, if (i) the Board of Directors of BSB authorizes BSB, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Competing Transaction and the BSB notifies NBT in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) NBT does not make, within three business days of receipt of BSB's written notification of its intention to enter into a binding agreement for a Superior Competing Transaction, an offer that the Board of Directors of BSB determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of BSB as the Superior Competing Transaction, it being understood that BSB shall not enter into any such binding agreement during such three day period and (iii) BSB prior to such termination pursuant to this
Section 7.01(g) pays to NBT in immediately available funds the fees required to be paid pursuant to Section 5.11. BSB agrees to notify NBT promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

          (h) by NBT, if (i) the Board of Directors of NBT authorizes NBT, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Competing Transaction and NBT notifies BSB in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) BSB does not make, within three business days of receipt of NBT's written notification of its intention to enter into a binding agreement for a Superior Competing Transaction, an offer that the Board of Directors of NBT determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of NBT as the Superior Competing Transaction, it being understood that NBT shall not enter into any such binding agreement during such three day period and (iii) NBT prior to such termination pursuant to this
Section 7.01(h) pays to BSB in immediately available funds the fees required to be paid pursuant to Section 5.11. NBT agrees to notify BSB promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

          SECTION 7.02.  Effect of Termination.
                         ---------------------

          Except as provided in Section 8.02, in the event of termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of NBT or BSB or any of their respective officers or directors and all rights and obligations of each Party hereto shall cease; provided that notwithstanding anything to the contrary in this
             --------
Agreement, none of NBT or BSB shall be released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          SECTION 7.03.  Amendment.
                         ---------

          This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by the
                --------  -------
stockholders of BSB and NBT, no amendment may be made which would (i) alter or change the amount or kind of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of BSB Common Stock or NBT Common Stock. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

          SECTION 7.04.  Waiver.
                         ------

          At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

                                  ARTICLE VIII


                               GENERAL PROVISIONS

          SECTION 8.01.  Closing.
                         -------

          Subject to the terms and conditions of this Agreement, the closing (the "Closing") of the Merger will take place at 10:00 a.m. on a date and place
      -------
specified by the Parties, which shall be no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI unless extended by mutual agreement of the Parties (the "Closing Date").
                  ------------

          SECTION 8.02.  Non-Survival of Representations, Warranties and
                         -----------------------------------------------
                         Agreements.
                         ----------

          The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VII, except that the agreements set forth in Article I shall survive the Effective

Time indefinitely and those set forth in Sections 5.03(c), 5.06, 5.07, 5.08, 5.11, 7.02 and Article VIII hereof shall survive termination indefinitely.

          SECTION 8.03.  Notices.
                         -------

          All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified or overnight mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or such other address for a Party as shall be specified by like changes of address) and shall be effective upon receipt:

          (a)  If to NBT:

               NBT Bancorp Inc.
               52 South Broad Street
               Norwich, New York  13815
               Attention:  Mr. Daryl R. Forsythe

               With a copy (which shall not constitute notice) to:

               Duane, Morris & Heckscher LLP
               1667 K Street, N.W., Suite 700
               Washington, D.C.  20006
               Attention:  Brian D. Alprin, Esq.

          (b)  If to BSB:

               BSB Bancorp, Inc.
               58-68 Exchange Street
               Binghamton, NY  13902
               Attention:  President and Chief Executive Officer

          With a copy (which shall not constitute notice) to:

               Hogan & Hartson, L.L.P.
               555 13th Street, N.W.
               Washington, D.C.  20004
               Attention:  Stuart G. Stein, Esq.

          SECTION 8.04.  Additional Definitions.
                         ----------------------

          For purposes of this Agreement, the term:

          (a) "beneficial owner" with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which person or any of its affiliates or associates (as such term is defined in Rule

12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

          (b) "Business Day" means any day other than a day on which banks in New York are required or authorized to be closed;

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "Material Adverse Effect" means any adverse change, effect, circumstance, event or condition that is or is reasonably likely to be materially adverse to NBT or BSB, as the case may be, and their respective subsidiaries taken as a whole, business, results of operations, properties, financial condition, individually or in the aggregate, or the ability of such Party to consummate the transactions contemplated by this Agreement, except that a Material Adverse Effect shall not be deemed to have occurred as a result of any change, effect, circumstance, event or condition resulting from (i) general changes in economic conditions or the securities markets in general; (ii) general changes in the banking/financial institutions industry; (iii) the Merger or the transactions contemplated thereby (except that the first $10 million of reserves and accruals described in Section 4.01(b) shall be excepted from this definition of "Material Adverse Effect") or the announcement thereof; and (iv) a change in the trading prices of either NBT's or BSB's equity securities between the date of the Agreement and the Effective Time of the Merger.

          (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

          SECTION 8.05.  Headings.
                         --------

          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 8.06.  Severability.
                         ------------

          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 8.07.  Entire Agreement.
                         ----------------

          This Agreement, together with the BSB and NBT Disclosure Schedules and the Exhibits hereto, constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

          SECTION 8.08.  Assignment.
                         ----------

          This Agreement shall not be assigned by operation of law or otherwise.

          SECTION 8.09.  Parties in Interest.
                         -------------------

          This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under of by reason of this Agreement.

          SECTION 8.10.  Governing Law.
                         -------------

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          SECTION 8.11.  Counterparts.
                         ------------

          This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, NBT and BSB have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              NBT BANCORP INC.

                              By: /s/ Daryl R. Forsythe
                                 ---------------------------------------
                              Name:   Daryl R. Forsythe
                              Title:  President and Chief Executive Officer

                              BSB BANCORP, INC.

                              By: /s/ Thomas L. Thorn
                                 ---------------------------------------
                              Name:   Thomas L. Thorn
                              Title:  Acting President and Chief Executive
                                      Officer

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                    -----------------------------------------

     AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of May 17, 2000 (this "Amendment"), by and between NBT BANCORP INC., a Delaware corporation ("NBT"),
                                                                        ---
and BSB BANCORP, INC., a Delaware corporation ("BSB") (at times, referred to
                                                ---
herein as the "Party" or the "Parties").
               -----          -------

                                   BACKGROUND
                                   ----------

     A. The Parties entered into that certain Agreement and Plan of Merger dated as of April 19, 2000 (the "Agreement"), pursuant to which BSB will be
                                 ---------
merged with and into NBT, subject to the terms and conditions thereof (the "Merger").
-------

     B. The Agreement provides that the Parties will cause BSB Bank & Trust Company, a New York-chartered commercial bank and trust company headquartered in Binghamton, New York and wholly owned subsidiary of BSB ("BSB Bank"), and NBT
                                                          --------
Bank, National Association, a national banking association headquartered in Norwich, New York and wholly owned subsidiary of NBT ("NBT Bank"), to enter into
                                                       --------
a bank plan of merger providing for the merger of BSB Bank with and into NBT Bank (the "Bank Merger"), and specifies the Parties' intention that the Bank
           -----------
Merger be consummated immediately after consummation of the Merger.

     C. The Parties now wish to amend the Agreement to specify the Parties' intention that the Bank Merger be consummated simultaneously with the consummation of the Merger and to make certain other changes to the Agreement in connection therewith, and to extend the time for the Parties to determine the number of directors of the Resulting Bank and for the designation of the directors of the Resulting Bank by NBT and BSB to no later than 40 Business Days following the date of the Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

      1.  Amendment.
          ---------

          (a) The fourth recital of the Agreement is amended and restated in its entirety as follows:

            WHEREAS, prior to consummation of the Merger, NBT and BSB will cause BSB Bank & Trust Company, a New York-chartered commercial bank and trust company headquartered in Binghamton, New York and wholly owned subsidiary of BSB ("BSB Bank"), and NBT Bank, National Association, a
                              --------
          national banking association head-quartered in Norwich, New York and wholly owned subsidiary of NBT ("NBT Bank"), to enter into a bank plan
                                           --------
          of merger, in the form attached hereto as Exhibit A (the "Bank Merger
                                                    ---------       -----------
          Agreement"), providing for the merger of BSB Bank with and into NBT
          ---------
          Bank (the "Bank Merger"), with
                     -----------

          NBT Bank being the resulting bank of the Bank Merger (the "Resulting Bank"), and it is intended that the Bank Merger be consummated simultaneously with consummation of the Merger; and

          (b) Exhibit A to the Agreement is amended and restated in its entirety in the form attached hereto as Exhibit A.

          (c) Section 1.07 of the Agreement is amended and restated in its entirety as follows:

            At the Effective Time, the board of directors of the Resulting Bank shall consist of the chairman of the board of directors of the Surviving Corporation, who shall serve as the chairman of the board of the Resulting Bank, and eight, ten or twelve other persons, half of whom will be designated by NBT and half of whom will be designated by BSB. The number of such other persons shall be agreed upon by NBT and BSB, and in the absence of timely agreement such number shall be set at ten. The number of directors and the selection of directors to be designated by NBT and BSB under this paragraph shall be determined and made no later than 40 Business Days following the date of this Agreement and shall be noted on Schedule 1.07 to be attached to and deemed a part of this Agreement, provided, that the president of the Resulting Bank shall be one of the directors so designated by NBT.

          (d) Section 2.05(b)(iii) of the Agreement is amended and restated in its entirety as follows:

            (iii) courtesy notice of the Bank Merger to the New York State Banking Department (the "NYSBD");
                                   -----

          (e) Section 3.05(b)(iii) of the Agreement is amended and restated in its entirety as follows:

            (iii)   courtesy notice of the Bank Merger to the NYSBD;

          (f) Section 8.02 of the Agreement is amended and restated in its entirety as follows:

            The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VII, except that the agreements set forth in Article I and in Sections 5.06, 5.07 and 5.08 shall survive the Effective Time indefinitely and those set forth in Sections 5.03(c), 5.11, 7.02 and Article VIII hereof shall survive termination indefinitely.

     2. Representations and Warranties. Each of the Parties hereby represents
        ------------------------------
and warrants to the others as follows:

          (a) It has the power to execute and deliver this Amendment and has taken all necessary action to authorize the execution and delivery of this Amendment and the performance of the Agreement as amended hereby;

          (b) The execution and delivery of this Amendment and the performance of the Agreement as amended hereby will not violate any provision of any applicable law or regulation or of any writ or decree of any court or governmental instrumentality, or its certificate or articles of incorporation, by-laws, or other similar organizational documents.

     3. Reaffirmation. Except as amended hereby, all of the terms, covenants and
        -------------
conditions of the Agreement are ratified, reaffirmed and confirmed and shall continue in full force and effect as therein written.

     4. Binding Effect. This Amendment shall be binding upon and inure solely to
        --------------
the benefit of each Party hereto, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under of by reason of this Amendment.

     5. Counterparts. This Amendment may be executed in one or more
        ------------
counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     6. Governing Law. This Amendment shall be governed by, and construed in
        -------------
accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     IN WITNESS WHEREOF, NBT and BSB have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                         NBT BANCORP INC.


                         By: /s/ Daryl R. Forsythe
                            ---------------------------------
                         Name: Daryl R. Forsythe
                         Title:  President and Chief Executive Officer

                         BSB BANCORP, INC.


                         By: /s/ Thomas L. Thorn
                            ---------------------------------
                         Name:  Thomas L. Thorn
                         Title:  Acting President and Chief Executive Officer

                                                                       Exhibit A
                                                                       ---------

                               BANK PLAN OF MERGER



          This Bank Plan of Merger (this "Plan of Merger") is made and entered into as of the ____ day of __________, 2000 between NBT BANK, NATIONAL ASSOCIATION, a national banking association located in Norwich, New York ("NBT Bank") and BSB Bank & Trust Company, a New York-chartered commercial bank and trust company located in Binghamton, New York ("BSB Bank").


                                   WITNESSETH


          WHEREAS, NBT Bancorp Inc., a Delaware corporation ("NBT"), and BSB Bancorp, Inc., a Delaware corporation ("BSB"), have entered into an Agreement and Plan of Merger, dated as of April ____, 2000 (the "Agreement");


          WHEREAS, NBT Bank is a wholly owned subsidiary of NBT and BSB Bank is a wholly owned subsidiary of BSB;


          WHEREAS, BSB will merge with and into NBT pursuant to the terms of the Agreement (the "Merger"), and simultaneously therewith BSB Bank will merge with and into NBT Bank pursuant to this Plan of Merger, with NBT Bank surviving as the resulting bank; and


          WHEREAS, NBT Bank has _______ shares of common stock outstanding, $1.00 par value per share, and BSB Bank has 1,000 shares of capital stock outstanding, $1.00 par value per share.


          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:


                                    ARTICLE 1
                                   DEFINITIONS


          Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:


     1.1 "Bank Merger" shall mean the merger of BSB Bank with and into NBT Bank as provided in Section 2.1 of this Plan of Merger.


     1.2 "Effective Time" shall mean the date and time at which the Bank Merger becomes effective as provided in Section 2.2 hereof.

     1.3 "Merging Banks" shall mean, collectively, BSB Bank and NBT Bank.


     1.4 "OCC" shall mean the Office of the Comptroller of the Currency.


     1.5 "Resulting Bank" shall refer to NBT Bank as the surviving bank in the Bank Merger.


                                    ARTICLE 2
                            TERMS OF THE BANK MERGER


     2.1 The Bank Merger

          (a) Subject to the terms and conditions set forth in the Agreement, and in accordance with the National Bank Act and the Federal Bank Merger Act and the regulations of the OCC promulgated thereunder, and the New York Banking Law and the regulations of the New York Banking Board and the New York Superintendent of Banks, at the Effective Time, BSB Bank shall be merged with and into NBT Bank pursuant to and upon the terms set forth in this Plan of Merger. NBT Bank shall continue as the Resulting Bank in the Bank Merger and the separate existence of BSB Bank shall cease.


          (b) As a result of the Bank Merger, (i) each share of capital stock, par value $1.00 per share, of BSB Bank issued and outstanding immediately prior to the Effective Time shall be canceled, and (ii) each share of common stock, par value $1.00 per share, of NBT Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of common stock of the Resulting Bank issued and outstanding immediately after the Effective Time.


          (c) On and after the Effective Time, the Bank Merger shall have the effects set forth in Section 215a(c) of the National Bank Act and Section 602 of the New York Banking Law.


     2.2 Effective Time

          The Bank Merger shall become effective at the same date and time as the Merger becomes effective pursuant to Section 1.02 of the Agreement (the "Effective Time").


     2.3 Name of the Resulting Bank

          The name of the Resulting Bank shall be "________________________."

      2.4 Articles of Association

          On and after the Effective Time, the Articles of Association of NBT Bank shall be the Articles of Association of the Resulting Bank, unless and until amended in accordance with applicable law except that the corporate title shall be changed in accordance with Section 2.3 of this Plan of Merger and the main office shall be changed in accordance with Section 2.8 of this Plan of Merger.


      2.5 Bylaws

          On and after the Effective Time, the bylaws of NBT Bank shall be the bylaws of the Resulting Bank, unless and until amended in accordance with applicable law except that the corporate title shall be changed in accordance with Section 2.3 of this Plan of Merger.


      2.6 Directors and Officers

          The directors and executive officers of the Resulting Bank shall be as set forth in Annex 1 hereto.


      2.7 Corporate Action

          This Plan of Merger and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by at least a majority of the Board of Directors of NBT Bank and BSB Bank, and the sole shareholder of each of the Merging Banks.


      2.8 Offices of the Resulting Bank

          NBT Bank, as the Resulting Bank, shall relocate its main office to Binghamton, New York, and shall establish a branch office at its former main office location and also shall establish as branch offices the principal office and branch offices of BSB Bank (except the facility, if any, of BSB that becomes the main office of the Resulting Bank). The location of the main office and other offices of the Resulting Bank shall be as set forth at Annex 2 hereto.


                                    ARTICLE 3
                                  MISCELLANEOUS


      3.1 Successors

          This Plan of Merger shall be binding on the successors of NBT Bank and BSB Bank.

      3.2 Counterparts

          This Plan of Merger may be executed in two counterparts, each of which shall be deemed an original, but which taken together shall constitute one and the same document.



                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, each of the parties has caused this Plan of Merger to be duly executed on its behalf by an officer thereunto duly authorized, all as of the day and year first above written.


                                               NBT BANK, NATIONAL ASSOCIATION



ATTEST:


By:                                       By:
   -------------------------------------     ----------------------------
   Name:  John D. Roberts                    Name: Daryl R. Forsythe
   Title: Senior Vice President and          Title: Chairman and Chief
          Corporate Secretary                       Executive Officer



                                             BSB BANK & TRUST COMPANY



ATTEST:

By:                                       By:
   -------------------------------------     ----------------------------
   Name:  Larry G. Denniston                 Name: Thomas L. Thorn
   Title: Executive Vice President           Title: Acting President and Chief
          and Secretary                             Executive Officer

                                     Annex 1

         Directors and Officers of Resulting Bank after the Bank Merger
         --------------------------------------------------------------

                                     Annex 2

                 Offices of Resulting Bank after the Bank Merger

          At the Effective Time of the Bank Merger, NBT Bank will have the following offices:


Location of Main Office
-----------------------

Location of Branch Offices
--------------------------

                              [form of opinion]

                                                                      APPENDIX B

                                                             __________ __, 2000

The Board of Directors
NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815


The Board of Directors:

          You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of' NBT Bancorp Inc. ("NBT") of the Exchange Ratio governing the exchange of shares of the common stock of BSB Bancorp, Inc. ("BSB") for shares of common stock of NBT in connection with the proposed merger of NBT and BSB pursuant to an Agreement and Plan of Merger (the "Merger Agreement') dated April 19, 2000 by and between BSB and NBT. Pursuant to the Merger Agreement, BSB will merge with NBT.

          As is more specifically set forth in the Merger Agreement, upon consummation of the merger, each outstanding share of BSB common stock, except for shares held by NBT and its subsidiaries or by BSB and its subsidiaries (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be exchanged into 2.0 shares of NBT Common Stock.

          McConnell, Budd & Downes, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with NBT includes having worked as a financial advisor to NBT since October 20, 1994 on a contractual basis and specifically includes our participation in the process and negotiations leading up to the proposed merger with BSB. In the course of our role as financial advisor to NBT in connection with the merger, we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. While the payment of all or a significant portion of fees related to financial advisory services provided in connection with arm's-length mergers and other business combination transactions upon consummation of such transactions, as is the case with this transaction, might be viewed as giving such financial advisors a financial interest in the successful completion of such transactions, such compensation arrangements are standard and customary for transactions of the size and type of this transaction.

            In arriving at our opinion, we have reviewed the Merger Agreement. We have also reviewed publicly available business, financial and shareholder information relating to NBT and its subsidiaries and certain publicly available financial and shareholder information relating to BSB.

            In connection with the foregoing, we have (i) reviewed BSB's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 1999 and BSB's Quarterly Report on Form 10-Q and related unaudited financial information for 2000; (ii) reviewed NBT's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 1999 and NBT's Quarterly Report on Form 10-Q and related unaudited financial information for 2000; (iii) reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd & Downes, Inc. by BSB and NBT, respectively; (iv) held discussions with members of the senior management and board of NBT concerning the past and current results of operations of NBT, its current financial condition and management's opinion of its future prospects; (v) held discussions with members of senior management of BSB concerning the past and current results of operations of BSB, its current financial condition and management's opinion of its future prospects; (vi) reviewed the historical record of reported prices, trading volume and dividend payments for both NBT and BSB common stock; (vii) considered the current state of and future prospects for the economy of New York generally and the relevant market areas for NBT and BSB in particular; (viii) reviewed specific merger analysis models employed by McConnell, Budd & Downes, Inc. to evaluate potential business combinations of financial institutions; (ix) reviewed the reported financial terms of selected recent business combinations in the banking industry; and (x) performed such other studies and analyses as McConnell, Budd & Downes, Inc. considered appropriate under the circumstances associated with this particular transaction.

          In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future earnings per share results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future earnings per share, the relative capitalization and capital adequacy of each of the parties, the availability of non-interest income to each of the parties, the relative asset quality and apparent adequacy of the reserve for loan losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of BSB and NBT. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the common shares of each of the parties. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by BSB and NBT and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either BSB or NBT, nor have we obtained from any other source, any current appraisals of the assets or liabilities of either BSB or NBT. We have also relied on the management of BSB and NBT as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

          In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the merger, we assume that no conditions will be imposed by any regulatory agency in connection with its approval of the merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of NBT following consummation of the merger.

          Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the exchange ratio is fair to the stockholders of NBT from a financial point of view.

                                             Very truly yours,

                                             McConnell, Budd & Downes, Inc.

                              [form of opinion]

                                                                      APPENDIX C

                                                                  April 19, 2000


BSB Bancorp, Inc.
58-68 Exchange Street
Binghamton, NY 13902-1056

Members of the Board:

            You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of BSB Bancorp, Inc. ("BSB") of the exchange ratio in the proposed merger (the "Merger") of BSB with NBT Bancorp Inc. ("NBT"), pursuant to the Agreement and Plan of Merger dated as of April 19, 2000 between BSB and NBT (the "Agreement"). Under the terms of the Merger, each outstanding share of common stock of BSB will be exchanged for 2.00 shares of common stock of NBT (the "Exchange Ratio"). Keefe, Bruyette & Woods, Inc. ("KBW") was informed by BSB, and assumed for purposes of its opinion, that the Merger (as defined herein) would be accounted for as a pooling-of-interests under generally accepted accounting principles and that the Merger will otherwise be consummated on the terms contemplated by the Agreement.

            KBW as part of its investment banking business is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to BSB and NBT and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of BSB and NBT for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to BSB. We have acted as a financial advisor to the Board of Directors of BSB in rendering this fairness opinion and will receive a fee from BSB for our services.

            In connection with this opinion, we have reviewed, among other things, the Agreement and the related stock option agreement; Annual Reports to Stockholders of BSB and NBT for the three years ended December 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of BSB and NBT, and certain internal financial analyses and adjusted budget forecasts for BSB and NBT prepared by management. We also have held discussions with members of the senior management

BSB Bancorp, Inc.
Board of Directors
Page 2

of BSB and NBT regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have compared certain financial and stock market information for BSB and NBT with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

            In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of BSB and NBT as to the reasonableness and achievability of the adjusted budget forecasts (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts reflect the best currently available estimates and judgments of NBT and BSB and that such forecasts will be realized in the amounts and in the time period currently estimated by such managements. We have also assumed that the aggregate allowances for loan losses for BSB and NBT are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of BSB or NBT nor have we examined any individual credit files.

            We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of BSB and NBT; (ii) the assets and liabilities of BSB and NBT; and
(iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

            Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the common shareholders of BSB.



                                         Very truly yours,


                                         KEEFE, BRUYETTE & WOODS, INC.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     ARTICLE VI.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director of another corporation or of a partnership, joint venture, trust or other enterprise, or as a plan fiduciary with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, or plan fiduciary or in any other capacity while serving as a Director, officer or plan fiduciary, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VI with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     Section 2.  The right to indemnification conferred in Section 1 of this
Article VI shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     Section 3. If a claim under Sections 1 or 2 of this Article VI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 15 or otherwise shall be on the Corporation.

     Section 4. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested Directors or otherwise.

     Section 5. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 6. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation, or any person serving at the request of the Corporation as an officer, employee or agent of another entity, to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.


Item 21. Exhibits and Financial Statements.

(a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

Exhibit No.    Description
----------     -----------

2.1 Agreement and Plan of Merger by and between NBT Bancorp Inc. and BSB Bancorp, Inc., dated as of April 19, 2000, (included as part of Appendix A in the Joint Proxy Statement/Prospectus included in this Registration Statement; Exhibits A, B, C, F and G thereto incorporated by reference to Exhibits A, B, C, F and G of Exhibit
               2.1 of NBT's Form 8-K filed on April 28, 2000)

2.2 Amendment to Agreement and Plan of Merger, dated as of May 17, 2000 (included as part of Appendix A in the Joint Proxy Statement included in this Registration Statement)

3.1            NBT's Form S-4 filed on December 21, 1999 (File No. 333-93197)

4 Description of NBT's Securities and Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Form 8-A12G/A filed on February 24, 2000 and Exhibit 3.1 thereto)

5 Opinion of Duane, Morris & Heckscher LLP as to the validity of securities. *

8 Opinion of Duane, Morris & Heckscher LLP as to certain tax matters. *

10.1 Form of Bank Plan of Merger by and between NBT Bank, National Association and BSB Bank & Trust Company (incorporated by reference to Exhibit A of 2.2 above).

10.2 BSB Bancorp, Inc. Stock Option Agreement, dated as of April 19, 2000, by and between NBT and BSB (incorporated by reference to Exhibit B of Exhibit 2.1 of NBT's Form 8-K on April 28, 2000)

10.3 NBT Bancorp Inc. Stock Option Agreement, dated as of April 19, 2000, by and between NBT and BSB (incorporated by reference to Exhibit C of Exhibit 2.1 of NBT's Form 8-K on April 28, 2000)

10.4 BSB Bancorp, Inc. Stockholder Agreement dated as of April 19, 2000, by and between NBT and BSB (incorporated by reference to Exhibit F of Exhibit 2.1 of NBT's Form 8-K on April 28, 2000)

10.5 NBT Bancorp Inc. Stockholder Agreement, dated as of April 19, 2000, by and between NBT and BSB (incorporated by reference to Exhibit G of Exhibit 2.1 of NBT's Form 8-K on April 28, 2000)

13.1 BSB Bancorp, Inc. 1999 Annual Report (incorporated by reference to Exhibit 13 to BSB Bancorp, Inc.'s Form 10-K for the year ended December 31, 1999, SEC File No. 0-17177)

13.2 BSB Bancorp, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, SEC File No. 0-17177)

23.1           Consent of KPMG LLP

23.2           Consent of PricewaterhouseCoopers LLP

23.3           Consent of Keefe, Bruyette & Woods, Inc.*

23.4           Consent of McConnell, Budd & Downes, Inc.*

23.5           Consents of Duane, Morris & Heckscher LLP (included in Exhibits 5 and 8)

24.1 Power of Attorney (contained on signature pages to this Registration Statement)

99.1 Opinion of McConnell, Budd & Downes, Inc. as to the fairness of the transaction to NBT (attached as Appendix B to the Joint Proxy Statement/ Prospectus included in this Registration Statement)*

99.2 Opinion of Keefe, Bruyette & Woods, Inc. as to the fairness of the transaction to stockholders of BSB (attached as Appendix C to the Joint Proxy Statement/Prospectus included in this Registration Statement)*
----------------
     * Final documents to be filed by amendment; form of such documents filed herewith.

     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.





Item 22. Undertakings.

   The undersigned registrant hereby undertakes as follows:

   (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (3) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (6) to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

   (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (8) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (9) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norwich, New York on this 31st day of July, 2000.

                                    NBT Bancorp Inc.

                                    /s/ Daryl R. Forsythe
                                    ---------------------
                                    By: Daryl R. Forsythe
                                    President and Chief
                                    Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daryl R. Forsythe and Michael J. Chewens, and each of them, such person's true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorneys-in-fact and agents, or either of them, or any substitute of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                   Capacity                                 Date
---------                                                   --------                                 ----
/s/ Daryl R. Forsythe
------------------------------------            President, Chief Executive Officer               July 31, 2000
Daryl R. Forsythe                               and Director (Principal Executive
                                                Officer)

/s/ Michael J. Chewens
------------------------------------            Executive Vice President and                     July 31, 2000
Michael J. Chewens                              Chief Financial Officer
                                                (Principal Financial and Accounting
                                                Officer)

/s/ Everett A. Gilmour
------------------------------------            Chairman of the Board of Directors               July 31, 2000
Everett A. Gilmour

/s/ J. Peter Chaplin
------------------------------------            Director                                         July 31, 2000
J. Peter Chaplin

/s/ Richard Chojnowski
------------------------------------            Director                                         July 31, 2000
Richard Chojnowski

/s/ Gene E. Goldenziel
-----------------------------------             Director                                         July 31, 2000
Gene E. Goldenziel


/s/ Peter B. Gregory
------------------------------------            Director                                      July 31, 2000
Peter B. Gregory


/s/ William C. Gumble
--------------------------------------          Director                                      July 31, 2000
William C. Gumble

/s/ Bruce D. Howe
---------------------------------------         Director                                      July 31, 2000
Bruce D. Howe

/s/ Andrew S. Kowalczyk, Jr.
---------------------------------------         Director                                      July 31, 2000
Andrew S. Kowalczyk, Jr.

/s/ Dan B. Marshman
----------------------------------------        Director                                      July 31, 2000
Dan B. Marshman

/s/ John G. Martines
-----------------------------------------       Director                                      July 31, 2000
John G. Martines

/s/ John C. Mitchell
------------------------------------------      Director                                      July 31, 2000
John C. Mitchell

/s/ Joseph G. Nasser
------------------------------------------      Director                                      July 31, 2000
Joseph G. Nasser

/s/ William L. Owens
------------------------------------------      Director                                      July 31, 2000
William L. Owens

/s/ Paul O. Stillman
-------------------------------------------     Director                                      July 31, 2000
Paul O. Stillman

                                 EXHIBIT INDEX

Exhibit No     Description
----------     -----------


2.1 Agreement and Plan of Merger by and between NBT Bancorp Inc. and BSB Bancorp, Inc., dated as of April 19, 2000, as amended as of May 17, 2000 (included as Appendix A in the Joint Proxy Statement/Prospectus included in this Registration Statement; Exhibits A, B, C, F and G thereto incorporated by reference to Exhibits A, B, C, F and G of Exhibit 2.1 of NBT's Form 8-K filed on April 28, 2000)

2.2 Amendment to Agreement and Plan of Merger, dated as of May 17, 2000 (included as part of Appendix A in the Joint Proxy Statement included in this Registration Statement)

3.1            NBT's By-laws filed on Form S-4 on December 21, 1999 (File No.
               333-93197)

4 Description of NBT's Securities and Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Form 8-A12G/A filed on February 24, 2000 and Exhibit 3.1 thereto)

5 Opinion of Duane, Morris & Heckscher LLP as to the validity of securities.*

8 Opinion of Duane, Morris & Heckscher LLP as to certain tax matters.*

10.1 Form of Bank Plan of Merger by and between NBT Bank, National Association and BSB Bank & Trust Company (incorporated by reference to Exhibit A of 2.2 above)

10.2 BSB Bancorp, Inc. Stock Option Agreement, dated as of April 19, 2000, by and between NBT and BSB (incorporated by reference to Exhibit B of Exhibit 2.1 of NBT's Form 8-K on April 28, 2000)

10.3 NBT Bancorp Inc. Stock Option Agreement, dated as of April 19, 2000, by and between NBT and BSB (incorporated by reference to Exhibit C of Exhibit 2.1 of NBT's Form 8-K on April 28, 2000)

10.4 BSB Bancorp, Inc. Stockholder Agreement, dated as of April 19, 2000, by and between NBT and BSB (incorporated by reference to Exhibit F of Exhibit 2.1 of NBT's Form 8-K on April 28, 2000)

10.5 NBT Bancorp Inc. Stockholder Agreement, dated as of April 19, 2000, by and between NBT and BSB (incorporated by reference to Exhibit G of Exhibit 2.1 of NBT's Form 8-K on April 28, 2000)

13.1 BSB Bancorp, Inc. 1999 Annual Report (incorporated by reference to Exhibit 13 to BSB Bancorp, Inc.'s Form 10-K for the year ended December 31, 1999, SEC File No. 0-17177)

13.2 BSB Bancorp, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, SEC File No. 0-17177)

23.1           Consent of KPMG LLP

23.2           Consent of PricewaterhouseCoopers LLP

23.3           Consent of Keefe, Bruyette & Woods, Inc.*

23.4           Consent of McConnell, Budd & Downes, Inc.*

23.5 Consents of Duane, Morris & Heckscher LLP (included in Exhibits 5 and 8)*

24.1 Power of Attorney (contained on signature pages to this Registration Statement)

99.1 Opinion of McConnell, Budd & Downes, Inc. as to the fairness of the transaction to NBT (attached as Appendix B to the Joint Proxy Statement/ Prospectus included in this Registration Statement)*

99.2 Opinion of Keefe, Bruyette & Woods, Inc. as to the fairness of the transaction to stockholders of BSB (attached as Appendix C to the Joint Proxy Statement/Prospectus included in this Registration Statement)*
--------------------
     *Final documents to be filed by amendment; form of such docments filed herewith.